AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 13, 1998

                                                REGISTRATION NO. 333-45481
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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549
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                       AMENDMENT NO. 1 TO FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                  -----------
                              YURIE SYSTEMS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       DELAWARE                      3669                    52-1778987
   (STATE OR OTHER            (PRIMARY STANDARD           (I.R.S. EMPLOYER
   JURISDICTION OF                INDUSTRIAL            IDENTIFICATION NO.)
   INCORPORATION OR          CLASSIFICATION CODE
    ORGANIZATION)                  NUMBER)


                            8301 PROFESSIONAL PLACE
                            LANDOVER, MD 20785-2237
                                (301) 352-4600
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                               JOHN J. MCDONNELL
                         GENERAL COUNSEL AND SECRETARY
                              YURIE SYSTEMS, INC.
                            8301 PROFESSIONAL PLACE
                            LANDOVER, MD 20785-2237
                                (301) 352-4600
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                  -----------
                                  COPIES TO:

                       RICHARD A. STEINWURTZEL, ESQUIRE
                   FRIED, FRANK, HARRIS, SHRIVER & JACOBSON
                        1001 PENNSYLVANIA AVENUE, N.W.
                                   SUITE 800
                           WASHINGTON, DC 20004-2505
                                (202) 639-7000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
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                        CALCULATION OF REGISTRATION FEE
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                                                        PROPOSED
                                                         MAXIMUM
 TITLE OF EACH CLASS OF     AMOUNT        PROPOSED      AGGREGATE    AMOUNT OF
    SECURITIES TO BE         TO BE     OFFERING PRICE   OFFERING    REGISTRATION
       REGISTERED        REGISTERED(1)  PER UNIT(2)     PRICE(2)        FEE
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Common Stock, $.01 par
 value.................     336,966      $20.65625    $6,960,453.90  $2,109.22

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(1) All of the shares of common stock, par value $0.01 per share ("Common Stock"), offered hereby are being sold by certain stockholders (the "Selling Shareholders") of the Company. The Company will not receive any part of the proceeds from the sale of the shares by the Selling Stockholders.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the high and low sales prices reported on the Nasdaq National Market on January 26, 1998.
                                  -----------

  Pursuant to Rule 429 under the Securities Act of 1933, as amended, ("Rule 429") this Registration Statement contains a combined prospectus that relates to the 336,966 shares of the Company's Common Stock being registered hereunder, and to 1,818,400 of the 2,020,000 shares of the Company's Common Stock registered on Registration Statement No. 333-36413 on Form S-1, as amended, previously filed by the Registrant on November 4, 1997. 201,600 of the shares of Common Stock previously registered on Registration Statement 333-36413, as amended, have been sold. Pursuant to Rule 429, the registration fee covers only the 336,966 shares of Common Stock being registered for the first time. A fee of $16,977.24 covering the previously registered shares was paid by the Registrant upon filing Registration Statement No. 333-36413.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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PROSPECTUS


                               2,155,366 Shares

                     [LOGO OF YURIE SYSTEMS APPEARS HERE]

                                 Common Stock

                                 ------------

  All the 2,155,366 shares of Common Stock, $.01 par value per share (the "Common Stock") offered hereby are being sold by certain stockholders of the Company (the "Selling Stockholders"). The Company has registered these shares, at its own expense, pursuant to certain registration rights held by the Selling Stockholders. Of the 2,155,366 shares of Common Stock offered hereby, 20,000 shares of Common Stock are to be issued from time to time upon the exercise of stock options described herein. The Company will not receive any proceeds from the sale of the shares to be sold by the Selling Stockholders.

  The Company's common stock is traded on the Nasdaq National Market under the trading symbol "YURI." On February 11, 1998, the last reported sale price of the common stock on the Nasdaq National Market was $23.00 per share. See "Price Range of Common Stock."

                                 ------------

   THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
                     FACTORS" COMMENCING ON PAGE 6 HEREOF.

                                 ------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES  AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES  COMMISSION
     PASSED  UPON   THE  ACCURACY   OR   ADEQUACY  OF   THIS   PROSPECTUS.
      ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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                                     PRICE
                                       TO        PROCEEDS TO       PROCEEDS TO
                                     PUBLIC       COMPANY(1)      STOCKHOLDERS
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Per Share......................       $             $0.00             $
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Total..........................       $             $0.00             $

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(1)Expenses, which are estimated at $194,500, are payable by the Company. Of these expenses, $150,000 are attributable to the preparation and filing of Registration Statement No. 333-36413, as amended, filed by the Registrant on November 4, 1997, which covers 1,818,400 of the shares of Common Stock offered herein; 201,600 of the shares of Common Stock previously registered on Registration Statement 333-36413, as amended, have been sold. The remaining $44,500 of expenses were incurred by the Registrant for the preparation and filing of a separate Registration Statement on Form S-1, filed February , 1998 covering the remaining 336,966 of Common Stock offered herein.

             THE DATE OF THIS PROSPECTUS IS FEBRUARY 13, 1998

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and the Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus.

                                  THE COMPANY

  Yurie Systems, Inc. ("Yurie" or the "Company") designs, manufactures, markets and services asynchronous transfer mode ("ATM") access products for telecommunications service providers, Internet service providers, corporate end users and government end users. ATM is a standard for packaging and switching digital information that facilitates high speed information transmission with a high degree of efficiency. End users of telecommunications services have traditionally maintained separate wide area networks ("WANs") for transmitting voice, data, video and other electronic information among geographically dispersed locations. ATM technology is conducive to consolidating these networks. The network consolidation brought about by employing ATM access products can provide savings in WAN communication costs and simplify network management.

  Yurie is a leading supplier of ATM access products. The Company's LDR100, introduced in February 1995, was one of the first commercially available ATM access products. The LDR200, designed primarily for telecommunications carriers and Internet service providers, was released in September 1996. The LDR50, designed for mid-sized to large corporate offices, was released in March 1997. The Company designed its ATM access products to be flexible and scaleable, so that customers can realize the benefits of ATM while preserving their investments in existing equipment. The LDR products adhere to industry-wide technical standards, allowing users to integrate the products into current networks operating with other standards-compliant products. Yurie's proprietary adaptive queue management algorithm ("AQueMan") allows the LDR products to reduce network congestion while maintaining quality of service. The Company's Limitless ATM Network Protocol ("LANET") is capable of transporting ATM traffic over circuits of varying speed and quality, including poor quality circuits. The Company's ATM access products incorporate a variety of value-added features, including compact size, scaleability, reliability, and a broad variety of access interfaces.

  The Company's strategy centers on maintaining its technological leadership, developing the telecommunications service provider, private label partner and corporate end user markets while continuing to pursue government end user markets, developing international markets and building strategic relationships. To enhance its distribution efforts and pursue the telecommunications service provider and corporate end user markets, the Company has established a nationwide direct sales force which currently consists of 23 sales personnel.

  In pursuit of this strategy, Yurie has entered into private-label partner agreements with Bay Networks, and Lucent Technologies, Inc. These agreements permit each of Bay and Lucent to market and sell the Company's LDR products under non-exclusive licenses into commercial and government markets for three years, subject to renewal. None of these agreements have minimum purchase guarantees. Previously, Yurie and AT&T entered an agreement (the "AT&T Agreement"), under which AT&T had exclusive license to sell Yurie's products to government customers and, with Yurie's consent, to certain non-governmental customers. Pursuant to a recent amendment to the AT&T Agreement, AT&T no longer has minimum purchase guarantees nor holds an exclusive license to sell Yurie products in government markets. See "Business-- Strategic Relationships."

  The Company has a significant customer relationship with Splitrock Services, Inc., a Texas corporation that provides communications services specifically configured to meet the needs of large network users ("Splitrock'). Splitrock purchased the underlying network assets of Prodigy Services Corporation, an Internet service provider (the "Prodigy Network") in 1997. During the first nine months of 1997, Splitrock purchased $11.5 million of LDR products from the Company. Yurie and Splitrock have an agreement (the "Splitrock Agreement") that requires Splitrock to purchase a minimum of $20.0 million of LDR products in the period from July 1997 to December 1998. Through September 30, 1997,

Splitrock had purchased $6.6 million of LDR products under this agreement. Under the Splitrock Agreement, Yurie provides services to support deployment and implementation of Yurie's products in Splitrock's network on a time and materials basis. Kwok L. Li, the Chief Technology Officer and Vice Chairman of the Board of Yurie, is the majority shareholder and Chairman of the Board of Directors of Splitrock.

  The Company was founded in February 1992 by Dr. Jeong H. Kim, the Company's Chief Executive Officer and Chairman of the Board of Directors. The Company began developing ATM products in 1994 and began product shipments in February 1995. Prior to 1994, the Company's business operations consisted primarily of telecommunications consulting and related service activities. In January 1997, the Company won Data Communications' Hot Product Award for WAN gear and in May 1997, Business Week magazine named the Company America's #1 Hot Growth Company.

  Yurie's executive offices are located at 8301 Professional Place, Landover, Maryland 20785-2237, its telephone number is (301) 352-4600, its e-mail address is info@yurie.com and its World Wide Web site address is http://www.yurie.com.

RECENT DEVELOPMENTS

  On December 1, 1997, Yurie acquired Data Labs, Inc., a privately-held Delaware corporation ("Data Labs"), in a stock-for-stock merger (the "Data Labs Merger"). Yurie issued 358,414 shares of its common stock in the Data Labs Merger in exchange for all of the outstanding capital stock of Data Labs and the Data Labs common stock underlying all of the vested stock options and one-half of the unvested stock options held by Data Labs directors, officers and employees. The Data Labs Merger was treated as a pooling-of-interests for financial reporting purposes. Accordingly, supplemental consolidated financial statements referencing such a transaction are included in this Prospectus.

  On February 2, 1998, Yurie announced the signing of a three-year private-label partner agreement with Ericsson, Inc. ("Ericsson"), the U.S. subsidiary of Telefonaktiebolaget LM Ericsson. Under this agreement, Yurie granted Ericsson a non-exclusive license to resell Yurie's LDR products worldwide under the Ericsson name. Ericsson anticipates that it will provide systems integration and equipment management services related to Yurie's products to the Internet service providers to whom Ericsson will sell Yurie's equipment. There are no minimum purchase guarantees under this agreement.



  On February 5, 1998, Yurie announced that the Company's sales to Splitrock in the fourth quarter of 1997 totaled approximately $5.9 million, including product that Splitrock is expected to purchase or lease from Ericsson. Splitrock's purchases and/or leases from Ericsson will be credited against its minimum purchase guarantee in the Splitrock Agreement. On February 2, 1998, the Company announced that Ericsson and Splitrock had signed a letter of intent in which Ericsson agreed to provide Splitrock with certain services as well as LDR products that Ericsson has purchased or will purchase from Yurie.

                                  RISK FACTORS

  An investment in the Common Stock offered hereby involves a high degree of risk. See "Risk Factors."

                                  THE OFFERING

Common Stock offered by the
 Selling Stockholders.........  2,155,366 shares

Common Stock outstanding
 after the offering...........  25,336,468 shares(1)

Use of proceeds...............  This offering is made by certain Selling
                                Stockholders and the Company will not receive any of the proceeds of such sales. See "Use of Proceeds" and "Principal and Selling Stockholders".

Nasdaq National Market
 symbol.......................  "YURI"
--------

(1) Assumes the exercise by Oneline Management, Inc. ("Oneline") of an option to purchase 20,000 shares of common stock of the Company for an aggregate exercise price of $240,000 (the "Oneline Option"). Excludes 5,622,229 shares of common stock issuable upon the exercise of stock options outstanding as of December 31, 1997 at a weighted average exercise price of approximately $7.69 per share. Also excludes 1,377,771 shares of common stock reserved for future issuance under the Company's 1996 Non Statutory Stock Option Plan (the "Stock Option Plan") and the Data Labs 1996 Stock Option Plan (the "Data Labs Plan"), 186,233 shares of common stock reserved for future issuance under the Company's Employee Stock Purchase Plan (the "Stock Purchase Plan") and 194,479 shares of common stock reserved for future issuance under the Company's 401(k) Savings Plan (the "401(k) Plan"). See "Management--Stock Option Plan," "--Data Labs Plan," "--Stock Purchase Plan" and "--401(k) Plan."

  The following table presents summary audited and unaudited financial data which has been derived from and should be read in conjunction with the Company's Audited and Unaudited Balance Sheets and Statements of Operations and related notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

                            SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          YEAR ENDED DECEMBER 31,                        NINE MONTHS ENDED SEPTEMBER 30,
                    -------------------------------------------------------------------- -------------------------------
                     1993     1994      1994      1995      1995      1996      1996      1996    1997    1996    1997
                    -------  ------- ----------- ------- ----------- ------- ----------- ------- ------- ------- -------
                                         AS                  AS                  AS
                    ACTUAL   ACTUAL  ADJUSTED(1) ACTUAL  ADJUSTED(1) ACTUAL  ADJUSTED(1)     ACTUAL      AS ADJUSTED(1)
STATEMENT OF
OPERATIONS DATA:
Total revenue.....  $   194  $ 1,144   $1,297    $ 5,971   $6,622    $21,611   $21,657   $15,038 $33,351 $15,076 $33,446
Gross profit......       52      420      557      3,460    3,963     13,192    13,185     9,407  20,175   9,426  20,304
Income (loss) from
operations........      (17)     161      172      1,444    1,525      5,099     3,897     4,503   7,027   3,847   5,032
Net income
(loss)............      (23)     121      130        897               3,152     2,424     2,739   4,981   2,342   3,781
Net income per
common share......  $  0.00  $  0.01   $ 0.01    $  0.04   $ 0.04    $  0.14   $  0.11   $  0.13 $  0.19 $  0.11 $  0.14
Weighted average
common and common
equivalent shares
outstanding.......   17,542   17,542   17,879     21,710   22,047     21,811   $22,158    21,751  26,347  22,100  26,719

                                       YEAR ENDED DECEMBER 31,
                         -----------------------------------------------------
                          1993   1994    1995     1995      1996      1996     SEPTEMBER 30, 1997
                         ------ ------  ------ ----------- ------- ----------- -------------------
                                                   AS                  AS                  AS
                         ACTUAL ACTUAL  ACTUAL ADJUSTED(1) ACTUAL  ADJUSTED(1) ACTUAL  ADJUSTED(1)
BALANCE SHEET DATA:
Cash and cash
equivalents.............  $  5  $ 230   $3,780   $3,803    $ 3,229   $5,245    $22,767   $23,085
Working capital.........   (82)  (130)     552      618      7,001    9,344     54,299    55,427
Total assets............    97    627    6,192    6,328     14,216   16,907     68,294    70,374
Total stockholders'
equity (deficit)........   (77)    44    1,103    1,216      9,055   11,571     59,799    61,116

(1) Adjusted to show the pro forma effect of the Data Labs Merger.

                                 RISK FACTORS

  An investment in the shares of Common Stock offered hereby involves a high degree of risk. Prospective investors should consider carefully the following risk factors, in addition to the other information contained in this Prospectus, in evaluating an investment in the shares of Common Stock offered hereby.

  The Private Securities Litigation Reform Act (the "PLSRA") provides a "safe harbor" for "forward- looking" statements. Certain statements included in this Prospectus are "forward-looking" within the meaning of the PLSRA such as statements regarding the anticipated growth in demand for ATM access products, the anticipated growth in the Company's revenues from the development, manufacture and sale of ATM access products, the expectation that such revenue growth will result largely, from sales of ATM access products to telecommunications service providers and corporate end users and statements relating to the Company's international activities. Such forward-looking statements, in addition to information contained in Management's Discussion and Analysis of Financial Condition and Results of Operations and elsewhere in this Prospectus, are based on the Company's current expectations and are subject to a number of risks and uncertainties that could cause actual results in the future to differ significantly from results expressed or implied in any forward-looking statements made by, or on behalf of, the Company. These and other risks are detailed below. The Company assumes no obligation to update any forward-looking statements contained herein, or that may be made from time to time by, or on behalf of the Company.

  Limited Operating History and Operating Results. The Company was founded in 1992, began developing ATM access products in 1994 and commenced shipping ATM access products in February 1995. Accordingly, there is only a limited operating history upon which to base an evaluation of the Company and its prospects. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets. To address these risks, the Company must, among other things, respond to competitive developments, develop its technologies, commercialize products incorporating these technologies, and attract, retain and motivate qualified employees. There can be no assurance that the Company will be successful in addressing these risks. The Company expects that its operating expenses will increase in the future, and there can be no assurance that its revenues will increase sufficiently to allow it to maintain profitability, either on an annual or quarterly basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Dependence on ATM; Product Concentration. Although ATM is an industry standard, the ATM access market is still emerging and only a limited number of telecommunications service providers have installed ATM networks. All of the Company's product revenue to date has been derived from the sale of ATM access products, and the Company expects that the sale of ATM access products and related services will continue to account for substantially all of its revenues for the foreseeable future. The Company's success will depend on the market acceptance of ATM technology as a preferred networking solution relative to other existing or newly developed solutions. The failure of ATM-based networking products to achieve widespread market acceptance would have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Industry Background."

  Sales of the Company's LDR access products have accounted for substantially all of its revenue to date, and these products and related enhancements are expected to continue to account for a majority of the Company's revenue for the foreseeable future. The Company's success depends in large part on continued sales of the LDR product line. A decline in either demand for or the average sales prices of the Company's LDR products, whether as a result of new product introductions by competitors, price competition, technological change, inability to provide enhancements on a timely basis or otherwise, could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--The LDR Product Family and Supporting Services."

  Dependence on Strategic Relationships. A major component of the Company's strategy involves the establishment of strategic relationships with telecommunications equipment providers and telecommunications service providers to leverage these entities' distribution networks. The failure of the Company to establish these relationships would have a material adverse effect on the Company's growth prospects. Yurie has entered into private-label partner agreements with Bay Networks, Lucent Technologies and Ericsson. These agreements permit each of Bay, Lucent and Ericsson to market and sell the Company's LDR products into commercial and government markets for three years, subject to renewal. None of these agreements have minimum purchase guarantees. Previously, under the AT&T Agreement, AT&T held an exclusive license to sell Yurie products in government markets, and had agreed to certain minimum purchase guarantees. In response to the interest expressed by other parties to sell Yurie products in both commercial and government markets, Yurie and AT&T amended the AT&T Agreement on November 3, 1997; under this amendment, AT&T no longer has an exclusive license to sell Yurie's products in government markets, nor is it required to make minimum annual purchases. Sales to AT&T represented 52.4%, 71.8% and 87.0% of the Company's revenue during 1994, 1995 and 1996, respectively. For the nine months ended September 30, 1997, sales to AT&T represented 25.8% of the Company's revenue. If the Company fails to replace the sales that would have been made to AT&T under its minimum purchase requirements with sales to other customers, there could be a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Strategic Relationships."

  Dependence on Related Party Sales. During 1997, the Company has made substantial product sales to Splitrock. Kwok L. Li, the Chief Technology Officer and Vice Chairman of the Board of Yurie, is the majority shareholder and Chairman of the Board of Splitrock. During the first nine months of 1997, Splitrock purchased $11.5 million of LDR products from the Company, and sales to Splitrock accounted for approximately 34.5% of the Company's gross revenue during that period. The Splitrock Agreement requires Splitrock to purchase a minimum of $20.0 million of LDR products from the Company in the period from July 1997 to December 1998. Through September 30, 1997 Splitrock had purchased $6.6 million of LDR equipment under this agreement. The failure of the Company or Splitrock to fulfill any of its material obligations under the Splitrock Agreement would have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Splitrock Relationship" and "Certain Transactions."

  Rapid Technological Development; New Products; Product Errors. The market for the Company's products is generally characterized by rapidly changing technology, evolving industry standards and frequent new product introductions that can render existing products obsolete or unmarketable. The Company's success will depend to a substantial degree upon its ability to develop and introduce in a timely fashion, enhancements to its existing products and new products that meet changing customer requirements and emerging industry standards. The failure of the Company to introduce new products and respond to industry changes on a timely basis could have a material adverse effect on the Company's business, results of operations and financial condition.

  The development of new, technologically advanced products is a complex and uncertain process requiring high levels of innovation, as well as the accurate anticipation of technological and market trends. Furthermore, the introduction and marketing of new or enhanced products require the Company to manage the transition from existing products in order to minimize disruption in customer purchasing patterns. There can be no assurance that the Company will be successful in developing and marketing, on a timely basis, new products or product enhancements, that its new products will adequately address the changing needs of the marketplace, or that it will successfully manage the transition from existing products. Nor can there be any assurance that the Company will be able to identify, develop, manufacture or support new products successfully, that such new products will gain market acceptance or that the Company will be able to respond effectively to technological changes, emerging industry standards or product announcements by competitors. In addition, the Company has on occasion experienced delays in the introduction of product enhancements and new products. There can be no assurance that in the future the Company will be able to introduce product enhancements or new products on a timely basis. Products as complex as those offered by the Company may contain undetected errors or failures when first introduced or as new versions are released, and such errors have occurred in the Company's products in the past. There can be no assurance that, despite testing by the Company and by current and potential customers, errors will not be found in new products after commencement of commercial shipments. The occurrence of such errors could result in the loss or delay in market acceptance of the Company's products, diversion of development resources, damage to the Company's reputation or increased service or warranty costs, any of which could have a material adverse effect upon the Company's business, financial condition and results of operations. See "Business--The LDR Product Family and Supporting Services" and "--Research and Development."

  Furthermore, from time to time, the Company may announce new products, capabilities or technologies that have the potential to replace or shorten the life cycle of the Company's existing product offerings. There can be no assurance that announcements of product enhancements or new product offerings will not cause customers to defer purchasing existing Company products or cause resellers to return products to the Company. Failure to introduce new products or product enhancements effectively and on a timely basis, customer delays in purchasing products in anticipation of new product introductions and any inability of the Company to respond effectively to technological changes, emerging industry standards or product announcements by competitors, could have a material adverse effect on the Company's business, operating results and financial condition. See "Business-- The LDR Product Family and Supporting Services" and "--Research and Development."

  Highly Competitive and Consolidating Market. Although the market for ATM access products is still evolving, the Company anticipates that it will become intensely competitive. The Company's direct competitors include ADC Kentrox and 3Com. Each of these companies has already produced ATM access products that are directly competitive with the Company's products. In addition, Ascend Communications has developed an ATM access product that will be directly competitive with the Company's products. Other companies, including Cisco Systems/StrataCom, Nortel, General DataComm, Digital Link, Fore Systems and Newbridge Networks have developed networking equipment that may be competitive with the Company's products. The Company expects that some or all of these companies and other networking and computer systems companies may in the future announce plans to develop ATM access products that are directly competitive with the Company's products. In addition, companies with interests in other segments of the ATM market, such as central office equipment vendors, cable television operators and long-distance telephone carriers, may seek to apply their expertise to the ATM markets served by the Company.

  The entrance of new competitors would be likely to intensify competition in the ATM access market. Some of the Company's current and possible future competitors have greater financial, technical, marketing and other resources than the Company, and some have well established relationships with current and potential customers of the Company. It is also possible that alliances among competitors may emerge and rapidly acquire significant market share or that competition will increase as a result of networking industry consolidation. Increased competition may result in price reductions, reduced profitability and loss of market share, any of which would have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Competition."

  In addition, there has recently been an increase in acquisitions by large, well-established networking companies of smaller networking companies that possess technology that will allow the larger companies to offer a more complete product line. Among the companies that have announced or completed acquisitions are Cisco Systems, Bay Networks, Cabletron Systems, Fore Systems, Ascend Communications and 3Com. Consolidation within the industry could lead to even greater competition than currently exists. In addition, the ability of these larger companies to offer customers total networking solutions from one vendor in the future may have a material adverse effect on the Company's sales.

  Fluctuations in Quarterly and Annual Operating Results. The Company may experience significant fluctuations in future quarterly and annual operating results. Fluctuations may be caused by many factors, including the timing of new product introductions or technological advances by the Company or its competitors; market acceptance of enhanced or new versions of the Company's products, including the LDR200 and the LDR50; the size and timing of individual orders of the Company's products; price reductions by the Company or its competitors; changes in the distribution channels through which the Company's products are sold; the addition or loss of significant customers; the mix of the products sold by the Company; the ability of the Company to obtain sufficient supplies of sole or limited source components for the Company's products; and general economic conditions. Quarterly fluctuations in purchase orders by Splitrock, and the Company's private label partners, such as Lucent and Bay, or inventory buildups by such customers, also will cause fluctuations in the Company's operating results. In addition, changes in the mix of the products sold by the Company or the distribution channels through which the Company's products are sold may cause fluctuations in the Company's gross and operating margins. Also, the Company's anticipated operating expense levels are based, in part, on its expectations as to future revenue and, as a result, net income may be disproportionately affected by a reduction in revenue.

  The Company has recently experienced a period of revenue growth and a substantial increase in orders, customers and employees. This growth, however, is not necessarily indicative of future results. In addition, in view of the significant growth of the Company's operations in the past three years, the Company believes that period-to-period comparisons of its financial results should not be relied upon as an indication of future performance. The Company has not experienced seasonal trends to date, but the Company's business, operating results and financial condition may be affected by such trends in the future. Fluctuations in operating results may result in volatility in the price of the Company's Common stock. See "Risk Factors--Potential Volatility of Stock Price" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Management of Growth. The Company's growth has placed, and will continue to place, strains on its management, operations and systems. To manage its growth, the Company must continuously evaluate the adequacy of its existing systems and procedures, including its financial and internal control systems and management structure. There can be no assurance that the Company's management will adequately anticipate all of the changing demands that growth will impose on the Company's systems, procedures and structure. Any failure by the Company's management to anticipate effectively, implement and manage the changes required to sustain the Company's growth would have a material adverse effect on the Company.

  Data Labs Merger. Although Yurie expects that the Data Labs Merger will result in beneficial synergies in the operations and technologies of Yurie and Data Labs, achieving the anticipated effects of the Data Labs Merger will depend in part upon whether the integration of the two companies' businesses, technologies and key personnel is accomplished in an effective and efficient manner, an outcome which cannot be assured. Achieving these anticipated synergies will also depend on a number of other factors, including, without limitation, industry-specific economic factors and Yurie's ability to market and sell Data Labs' product to new customers. Yurie was Data Labs' largest customer for the year ended December 31, 1997. There can be no assurance that the anticipated beneficial synergies will be achieved or that sales of the LDR5 will be significant to the Company's operations. Yurie also expects that the Data Labs Merger will be dilutive to earnings by approximately $.01 per share for the quarter ending December 31, 1997, before any one time charges related to transaction costs and expenses. There can be no assurance, however, that the dilutive effect of the Data Labs Merger will not be greater or less than the short-term dilution anticipated by Yurie.

  Dependence on Proprietary Technology. The Company's ability to compete successfully will depend, in part, on its ability to protect the proprietary technology contained in its products. The Company currently relies upon a combination of trade secret, copyright, patent and trademark laws, as well as contractual restrictions, to establish and protect its proprietary rights. The Company also seeks to enter into non-competition, proprietary information and assignment of invention agreements with its employees and non-disclosure agreements with certain of its suppliers, distributors and customers that are designed to limit access to and disclosure of its proprietary information. There can be no assurance that these statutory and contractual arrangements can effectively deter misappropriation of the Company's technology or independent third-party development of competing technologies.

  The Company has one issued patent for its LANET protocol. The Company intends to make the technology covered by the LANET patent available in unmodified form, at no cost to the public, in the belief that this release will create demand for and facilitate widespread use of LANET and increase name recognition for Yurie as the developer of LANET. Two additional patent applications have been filed for (i) the AQueMan algorithm developed by the Company to regulate and prioritize the flow of traffic in ATM access products and (ii) error-tolerant addressing to enhance the ability to transport ATM cells over noisy links (e.g., wireless circuits). The Company intends to file another patent application for a method to simplify authentication and key exchange in the establishment of secure data links. There can be no assurance that the applications will result in issued patents or that the Company's existing patent or future patents will be upheld as valid or prevent the development of competing products. The failure of the Company to obtain a patent for AQueMan, or to be granted patents for any of its other Company-developed technologies, could have a material adverse effect on the Company's business. Defense of patents can be very costly and unsuccessful patent litigation could have a material adverse effect on the Company's competitive position. In addition, there can be no assurance that third parties will not accuse the Company of patent infringement with respect to current or future products. Any such claims could require the Company to spend significant sums in litigation, pay damages, develop non-infringing technology or acquire technology licenses. Also, effective copyright and trade secret protection may not be available in every foreign country in which the Company's products are or may be deployed. See "Business--Intellectual Property, Proprietary Information and Technical Know How."

  Dependence on Manufacturers and Suppliers. Yurie relies on three manufacturers, Sanmina Corporation, Teledyne Electronic Technologies and Kuchera Industries, Inc., to manufacture the majority of its common equipment circuit packs, backplanes, chassis and printed circuit board assemblies used in the Company's products. Yurie does not have a contract with these or any other manufacturer, and all of the Company's products are manufactured pursuant to individual purchase orders. The Company believes that its orders do not represent a significant portion of these subcontract manufacturers' total business. In the past, Yurie has also used several other manufacturers as supplemental sources for backplanes, chassis and printed circuit boards, and may use these manufacturers in the future as necessary. The Company believes that its strategy of using subcontract manufacturers has increased its flexibility and responsiveness to changes, as it is in a better position to reduce product costs, acquire additional capacity and reduce its capital investment. It is, however, currently relying on a limited number of manufacturers, and if one or more of these manufacturers should experience quality or other problems, such problems could result in delays in product shipments by the Company. To the extent the Company would be required to find replacements for its manufacturers, a change in manufacturers could result in short term cost increases and time delays in deliveries of finished assemblies, which would have a material adverse effect on the Company's business and operating results and possibly on its relationships with customers. While Yurie maintains some level of safety stock on critical components and some level of reserve inventory, these levels would not be sufficient to meet increases in demand occurring simultaneously with delayed deliveries from manufacturers. See "Business--Manufacturing and Suppliers."

  Certain components used in the Company's products, including microprocessors and communications chips that are manufactured by PMC-Sierra, Inc., Hewlett-Packard Company, Integrated Device Technology, Inc., Xilinx, Inc., Texas Instruments, Analog Devices and Altera Corporation, are currently available from only one supplier. In the past, the Company has experienced shortages of certain of these components because of vendor production problems and the inability of suppliers to increase delivery rates to meet the Company's requirements. In addition, the Company has experienced shortages of certain other key components. These component shortages and delays have resulted in delays in the shipment of the Company's products, and the component shortages have also resulted in higher component costs. When these components are in short supply, Yurie must compete for them with larger companies that often have longer established relationships with these vendors. Certain components used in the Company's products require an order lead time of up to 16 weeks. Other components that currently are readily available may become difficult to obtain in the future. Failure of the Company to predict accurately its required quantities of these long lead time components could result in either shortages or excess inventory of such components, which could have a material adverse effect on the Company's business and operating results.

  Any extended delay in deliveries of components or of finished printed circuit board assemblies would have a material adverse effect on the Company's business and operating results and possibly on its relationships with customers. Although Yurie typically maintains some reserve inventory of components, this inventory would not cover a significant delay in the delivery of such components. See "Business--Manufacturing and Suppliers."

  Dependence on Key Personnel. The Company's success depends to a significant extent upon a number of key technical and management employees, including Jeong H. Kim, the Company's Chief Executive Officer and Chairman of the Board of Directors, Kwok L. Li, the Company's Vice Chairman of the Board and Chief Technical Officer, Harry J. Carr, the Company's President, Chief Operating Officer and a Director, and Barton Y. Shigemura, the Company's Senior Vice President of Sales and Marketing and a Director. Mr. Li is the majority shareholder and Chairman of the Board of Splitrock and, as such, devotes a significant amount of time to Splitrock. The loss of the services of any of the Company's key employees could have a material adverse effect on the Company. Mr. Carr has served in his position only since June 1997. As a result, key members of the Company's management team have worked together for only a short time. In addition, the Company believes that its future success will depend in large part upon its ability to attract and retain additional highly-skilled technical, managerial, sales and marketing personnel. Competition for such personnel, especially engineers, is intense and competitors often employ aggressive tactics to recruit key employees. There can be no assurance that the Company will be successful in attracting, hiring, integrating and retaining the personnel that it requires. See "Management-- Directors Executive Officers and Key Employees."

  Compliance with Regulations and Evolving Industry Standards. The Company's products must meet a significant number of voice and data communications regulations and standards, some of which are evolving as new technologies are deployed. In the U.S., the Company's products must comply with various regulations defined by the Federal Communications Commission and Underwriters Laboratories, as well as standards established by Bell Communications Research ("Bellcore"). Internationally, the Company's products must comply with standards established by telecommunications authorities in various countries, as well as with recommendations of the International Telecommunications Union ("ITU"). In addition, telecommunications service providers require that equipment connected to their networks comply with their own standards, which may vary from industry standards. A delay in obtaining, or the failure to obtain, certification of its products domestically or in countries outside of the U.S. could delay or preclude the Company's sales and marketing efforts, which could have a material adverse effect on the Company's business and operating results.

  Industry standards for ATM technology are still evolving. One of the bodies setting industry standards is the ATM Forum, a group of industry participants including equipment manufacturers, telecommunications service providers and end users. As these standards evolve, the Company will be required to modify its products or develop and support new versions of its products. The failure of the Company's products to comply, or delays in achieving compliance, with the various existing and evolving industry standards could delay introduction of the Company's products, which could have a material adverse effect on the Company's business and operating results.

  Government regulatory policies are likely to continue to have a major impact on the pricing of both existing and new public network services and therefore are expected to affect demand for such services and the telecommunications products that support such services. Tariff rates, whether determined autonomously by telecommunications service providers or in response to regulatory directives, may affect the cost effectiveness of deploying public network services. Tariff policies are under continuous review and are subject to change. User uncertainty regarding future policies may also affect demand for telecommunications products, including the Company's products.

  Risks Associated With International Sales and Currency Exchanges. Less than 1% of the Company's revenue in each of the years ended December 31, 1994, December 31, 1995 and December 31, 1996, was derived from orders from international customers. In the nine months ended September 30, 1997, 11.0% of the Company's revenue was derived from orders from international customers. The Company intends to continue its sales and marketing efforts outside of the U.S. and may enter into international markets which will require significant management attention and financial resources. Currently, Yurie maintains offices in Korea and the U.K.

  Conducting business outside of the U.S. is subject to certain risks, including longer payment cycles, unexpected changes in regulatory requirements and tariffs, difficulties in staffing and managing foreign operations, greater difficulty in accounts receivable collection and potentially adverse tax consequences. Moreover, gains and losses on the conversion to U.S. dollars of accounts receivable not denominated in U.S. dollars and accounts payable arising from international operations may in the future contribute to fluctuations in the Company's business and operating results. The Company currently has no sales or purchase obligations that are denominated in foreign currencies. Should the Company have a material amount of such sales or purchase obligations in the future, the Company may engage in currency hedging activities or derivative arrangements. Fluctuations in exchange rates could affect demand for the Company's products. For instance, the recent devaluations of certain currencies in Asia, including the Korean won, could adversely effect the Company's ability to sell LDR products in that region. The imposition of exchange or price controls or other restrictions on foreign currencies could have a material adverse effect on the Company's business and operating results. If the Company increases its international sales, its revenue may also be affected to a greater extent by seasonal fluctuations resulting from lower sales that typically occur during the summer months in Europe and other parts of the world. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Potential Stock Price Volatility. The market price of the Company's common stock may be volatile. Factors such as fluctuations in the Company's operating results, announcements of technological innovations or new products by the Company or its competitors, developments with respect to patents or proprietary rights, and general market conditions may have a significant effect on the market price of the common stock. Further, the stock market has experienced volatility that has particularly affected the market prices of equity securities of many high technology companies and that often has been unrelated or disproportionate to the operating performance of such companies.

  General Economic Conditions. Demand for the Company's products depends in large part on the overall demand for communications and networking products, which has in the past and may in the future fluctuate significantly based on numerous factors, including capital spending levels and general economic conditions. There can be no assurance that the Company will not experience a decline in demand for its products due to general economic conditions. Any such decline would have a material adverse effect on the Company's business, operating results and financial condition.

  Control by Current Stockholders. Directors and executive officers of the Company and their affiliates currently own beneficially approximately 69.0% of the outstanding common stock. As a result, these stockholders are able to elect a majority of the Company's Board of Directors and approve all matters requiring stockholder approval, and will have significant control over the Company and the conduct of its business. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company.

  Shares Eligible for Future Sale. Sales of substantial amounts of the common stock of the Company in the public market, or the prospect of such sales, could have a material adverse affect on the market price of the common stock. As of December 31, 1997, there were 25,316,468 shares of common stock outstanding, and upon the exercise of the Oneline Option, there will be 25,336,468 shares of common stock outstanding. Of these shares, approximately 17,471,382 shares are held by "affiliates" (as that term is defined in Rule 144 under the Securities Act) and are eligible for sale in accordance with the volume and manner of sale restrictions under Rule 144.

  The Company has registered on Form S-8 under the Securities Act 7,000,000 shares of common stock issued or reserved for issuance under the Stock Option Plan and the Data Labs Plan, 200,000 shares of common stock issued or reserved for issuance under the Stock Purchase Plan and 200,000 shares of common stock issued or reserved for issuance under the 401(k) Plan. As of December 31, 1997, there were 5,622,229 outstanding options for the purchase of shares under the Stock Option Plan and 27,233 outstanding options for the purchase of shares under the Data Labs Plan. See "Management--Stock Option Plan" and "-- Data Labs Plan." Shares registered and issued pursuant to the Form S-8 registration statement will be freely tradable except to the extent that the holders thereof are deemed to be affiliates of the Company, in which case the transferability of such shares will be subject to the volume limitations set forth in Rule 144 under the Securities Act. See "Description of Capital Stock" and "Shares Eligible for Future Sale."

  Absence of Dividends. The Company has never paid a cash dividend on its common stock. The payment of cash dividends on the common stock is unlikely for the foreseeable future. See "Dividend Policy."

  Antitakeover Effects of Certain Charter, Bylaws and Other
Provisions. Certain provisions of the Company's Certificate of Incorporation ("Certificate") and Bylaws and Delaware law could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's common stock. Certain of such provisions allow the Company to issue preferred stock with rights senior to those of the common stock and impose various procedural and other requirements which could make it more difficult for stockholders to effect certain corporate actions. In addition, the Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("DGCL"). See "Description of Capital Stock."

                                USE OF PROCEEDS

  This Prospectus relates to shares of Common Stock that may be offered from time to time by the Selling Stockholders. See "Plan of Distribution" and "Principal and Selling Stockholders." The Company will receive none of the proceeds from the sale of the Common Stock offered hereby by the Selling Stockholders.

  The Company may, however, receive cash proceeds to the extent the Oneline Option is exercised. If the Oneline Option is exercised in full, as to which there can be no assurance, the net proceeds to the Company would be approximately $240,000. The Company would use these proceeds, if any, for general corporate purposes including working capital. See "Principal and Selling Stockholders."

                          PRICE RANGE OF COMMON STOCK

  The Company's common stock has been quoted on the Nasdaq National Market under the symbol YURI since February 4, 1997 following its initial public offering. The following table sets forth the high and low prices, as reported by Nasdaq, for the periods indicated:

                                                                  HIGH    LOW
                                                                 ------- ------
   YEAR ENDED DECEMBER 31, 1997:
     First Quarter (from February 4)............................ $16.750 $9.500
     Second Quarter.............................................  19.125  9.375
     Third Quarter..............................................  37.250 15.750
     Fourth Quarter.............................................  39.875 17.250

  On January 30, 1998, the last reported sale price of the Company's common stock as reported by the Nasdaq National Market was $19.875. There were approximately 3,300 holders of the Company's common stock as of December 1997.

                                DIVIDEND POLICY

  The Company has never paid cash dividends on its common stock. The Company currently intends to retain earnings to finance the growth and development of its business and does not anticipate paying cash dividends in the foreseeable future. The declaration and payment by the Company of any future dividends and the amounts thereof will depend upon the Company's results of operations, financial condition, cash requirements, future prospects, limitations imposed by any credit agreements or senior securities and other factors deemed relevant by the Board of Directors.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of September 30, 1997. This table should be read in conjunction with the Company's Financial Statements and the Notes thereto appearing elsewhere in this Prospectus.

                                                                 AS OF
                                                           SEPTEMBER 30, 1997
                                                         ----------------------
                                                             (IN THOUSANDS)
                                                         ACTUAL  AS ADJUSTED(2)
                                                         ------- --------------
   Stockholders' equity
     Preferred Stock, $.01 par value, 10,000,000 shares
      authorized, none issued and outstanding..........  $    --    $    --
     Common Stock, $.01 par value, 50,000,000 shares
      authorized, 24,909,976 shares issued and
      outstanding(1)...................................      249        253
   Additional paid-in capital..........................   51,097     54,229
   Retained earnings...................................    8,914      7,096
                                                         -------    -------
       Total stockholders' equity......................   59,799     61,116
                                                         -------    -------
       Total capitalization............................  $59,799     61,116
                                                         =======    =======

--------
(1) Excludes 20,000 shares issuable upon the exercise of the Oneline Option for an aggregate exercise price of $240,000. Also excludes 5,033,168 shares of common stock issuable upon exercise of outstanding stock options as of September 30, 1997 at a weighted average exercise price of approximately $5.98 per share, and 1,675,165 shares of common stock reserved for future issuance under the Stock Option Plan, 190,777 shares of common stock reserved for future issuance under the Stock Purchase Plan and 196,147 shares of common stock reserved for future issuance under the 401(k) Plan. See "Management--Stock Option Plan," "--Stock Purchase Plan" and "--401(k) Plan."
(2) Adjusted to reflect the pro forma effects of the Data Labs Merger.

                            SELECTED FINANCIAL DATA

  The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of the Company and the notes thereto included elsewhere in this Prospectus. The statements of operations data and the balance sheet data for the years ended December 31, 1994, 1995 and 1996 have been derived from previously audited financial statements of the Company. The statement of operations data and the balance sheet data for the year ended December 31, 1993 have been derived from previously issued financial statements which have been audited by Deloitte & Touche LLP, independent auditors. The statement of operations data and the balance sheet data for the nine months ended September 30, 1996 and September 30, 1997 have been derived from the Company's unaudited financial statements, and in the case of the adjusted figures for that same period, Data Labs' unaudited financial statements, which, in the opinion of management, include all significant, normal and recurring adjustments necessary for a fair presentation of the financial position and results of operations for such unaudited period.

                              YEAR ENDED DECEMBER 31,      NINE MONTHS ENDED SEPTEMBER 30,
                          -------------------------------- ------------------------------- -------
                           1993     1994    1995    1996    1996    1997    1996    1997
                          -------  ------- ------- ------- ------- ------- ------- -------
                                                               ACTUAL      AS ADJUSTED(2)
                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Revenue:
  Product revenue.......  $   --   $   --  $ 2,870 $18,728 $13,023 $30,437 $13,024 $30,532
  Service revenue.......      194    1,144   1,993   2,491   1,623   2,914   1,660   2,914
  Other revenue.........      --       --    1,108     392     392     --      392     --
                          -------  ------- ------- ------- ------- ------- ------- -------
   Total revenue........      194    1,144   5,971  21,611  15,038  33,351  15,076  33,446
Cost of revenue:
  Cost of product
   revenue..............      --       --    1,327   6,784   4,536  11,023   4,536  10,990
  Cost of service
   revenue..............      143      723   1,184   1,635   1,095   2,153   1,114   2,152
                          -------  ------- ------- ------- ------- ------- ------- -------
   Total cost of
    revenue.............      143      723   2,511   8,419   5,631  13,176   5,650  13,142
                          -------  ------- ------- ------- ------- ------- ------- -------
Gross profit............       52      420   3,460  13,192   9,407  20,175   9,426  20,304
Operating expenses:
  Research and
   development..........        8       40     428   3,846   2,380   5,340   2,704   6,107
  Sales and marketing...      --       --      --    1,547     790   3,686     920   4,437
  General and
   administrative.......       61      219   1,588   2,700   1,733   4,122   1,955   4,728
                          -------  ------- ------- ------- ------- ------- ------- -------
   Total operating
    expenses............       69      259   2,016   8,093   4,903  13,148   5,579  15,272
                          -------  ------- ------- ------- ------- ------- ------- -------
Income (loss) from
 operations.............      (17)     161   1,444   5,099   4,503   7,027   3,847   5,032
Other income (expense)..       (6)       2      13      83      62   1,130      67   1,159
                          -------  ------- ------- ------- ------- ------- ------- -------
Income (loss) before
 income taxes...........      (23)     162   1,458   5,182   4,565   8,158   3,914   6,191
Income taxes............      --        42     561   2,030   1,826   3,177   1,572   2,410
                          -------  ------- ------- ------- ------- ------- ------- -------
Net income (loss).......  $   (23) $   121 $   897 $ 3,152 $ 2,739 $ 4,981 $ 2,342 $ 3,781
                          =======  ======= ======= ======= ======= ======= ======= =======
Net income (loss) per
 common share...........  $ (0.00) $  0.01 $  0.04 $  0.14 $  0.13 $  0.19 $  0.11 $  0.14
                          =======  ======= ======= ======= ======= ======= ======= =======
Weighted average common
 and common equivalent
 shares outstanding(1)..   17,542   17,542  21,710  21,811  21,751  26,347  22,100  26,719
                          =======  ======= ======= ======= ======= ======= ======= =======

                                AS OF DECEMBER 31,
                            ----------------------------         AS OF
                            1993   1994    1995   1996     SEPTEMBER 30, 1997
                            ----  ------  ------ ------- ----------------------
                                                         ACTUAL  AS ADJUSTED(2)
BALANCE SHEET DATA (AT END
 OF PERIOD):
Cash and cash
 equivalents..............  $  5  $  230  $3,780 $ 3,229 $22,767    $23,085
Working capital...........   (82)   (130)    552   7,001  54,299     55,427
Total assets..............    97     627   6,192  14,216  68,294     70,374
Stockholders' equity
 (deficit)................   (77)     44   1,103   9,055  59,799     61,116

-------
(1) Computed on the basis described in Note 1 of Notes to Financial
    Statements.
(2) Adjusted to show the pro forma effect of the Data Labs Merger.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  Yurie, founded in 1992, designs, manufactures, markets and services ATM access products for telecommunications service providers, corporate end users and government end users. The Company began developing ATM access products in 1994 and began product shipments in February 1995. Prior to 1995, the Company's revenue was derived primarily from telecommunications consulting and related services.

  Today, the Company generates revenue primarily from the sale of the LDR200, an ATM access product released in September 1996, and the LDR50, a related ATM access product which was first shipped in March 1997. Yurie continues to generate revenue from providing telecommunications and networking applications consulting services, though these services generate an increasingly smaller portion of total revenue. Since the release of the LDR100 in 1995, revenue generated from the sale of the LDR products continues to represent an increasingly larger portion of the Company's total revenue, and the Company expects this trend to continue.

  Yurie has entered into private-label partner agreements with Bay Networks and Lucent Technologies. These agreements permit each of Bay and Lucent to market and sell the Company's LDR products into commercial and government markets for three years, subject to renewal. None of these agreements have minimum purchase guarantees. Previously, under the AT&T Agreement, AT&T held an exclusive license to sell Yurie's products in government markets, and was required to make minimum purchases of $10 million for each of 1997 and 1998. In response to the interest expressed by other parties to sell Yurie products in both commercial and government markets, Yurie and AT&T amended the AT&T Agreement on November 3, 1997; under this amendment, AT&T no longer has an exclusive license to sell Yurie's products in government markets, nor is AT&T required to make minimum annual purchases. In 1994, 1995 and 1996 and the nine months ended September 30, 1997, sales to AT&T represented 52.4%, 71.8%, 87.0% and 25.8%, respectively, of the Company's revenue. For the year ended December 31, 1996, the Company shipped a total of $8.3 million of LDR200s to AT&T, $1.8 million in excess of AT&T's 1996 purchase order guarantee for this product of $6.5 million. During the nine months ended September 30, 1997, the Company shipped to AT&T $7.4 million of LDR200s and LDR50s, a product with features and functionalities similar to the LDR200. See "Business--Strategic Relationships." In early 1998, the Company entered into a private-label agreement with another telecommunications company. See "--Recent Developments."

  The Company has a significant customer relationship with Splitrock. Splitrock purchased the Prodigy Network in 1997. During the first nine months of 1997, Splitrock purchased $11.5 million of LDR products from the Company. The Splitrock Agreement requires Splitrock to purchase a minimum of $20.0 million of LDR products from the Company in the period from July 1997 to December 1998. Through September 30, 1997, Splitrock had purchased $6.6 million of LDR equipment pursuant to the agreement. Under the Splitrock Agreement, Yurie provides services to support deployment and implementation of Yurie's products in Splitrock's network on a time and materials basis. Kwok L. Li, the Chief Technology Officer and Vice Chairman of the Board of Yurie, is the majority shareholder and Chairman of the Board of Splitrock. See "Business--Splitrock Relationship."

  In 1995 and 1996, the Company generated non-recurring other revenue from one-time fees earned under the technology evaluation portion of the AT&T Agreement, which called for a total of $1.5 million to be earned over six months beginning in August 1995. All product revenue arising from sales to AT&T is presented net of the applicable discount. See "Business--Strategic Relationships."

  Revenue from the sale of Yurie's LDR product line is recognized upon shipment or upon acceptance of the product depending on the terms of sale. Revenue from the provision of telecommunications and networking applications consulting services is recognized as the services are performed. Payments received in advance of product delivery or the performance of services are recorded as unearned revenue and recognized upon shipment of product or performance of services by the Company. The LDR200 and LDR50 purchase price includes a standard warranty on parts and service, which provides that the product will be free from defects for a period of one year from the date of shipment. The Company does not generate revenue from extended service contracts at this time. The Company is currently considering whether to provide extended service for the Company's products through a third party or in-house.

  Cost of product revenue consists primarily of the direct material, direct labor and subcontract expenses associated with manufacturing and shipping the Company's LDR products. This cost also includes a reserve for warranty expenses. Cost of service revenue consists primarily of direct labor expenses associated with providing the Company's telecommunications and networking applications consulting services. The Company's other revenue has no associated direct costs.

  The Company's operating expenses are composed of research and development, sales and marketing and general and administrative expenses. Research and development expenses consist primarily of personnel costs, as well as the cost of materials, tools and other items associated with product development and prototyping. All software development costs are included in research and development expenses and have been expensed as incurred. Sales and marketing expenses consist primarily of personnel costs, including commissions paid to Company sales personnel, promotional costs and related operating expenses. General and administrative expenses consist primarily of personnel costs associated with general management, finance, information technology and administration, as well as occupancy, accounting, legal and other general operating expenses.

  In view of the Company's rapid revenue growth, the Company believes that period-to-period comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. In addition, the Company's results of operations may fluctuate from period to period in the future.

THREE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO THE THREE MONTHS ENDED SEPTEMBER 30, 1996

  Revenue. Total revenue for the third quarter of 1997 was $14.1 million, compared with $6.2 million for the third quarter of 1996. This 125.8% increase resulted primarily from an increase in sales of the Company's LDR products, and particularly from increased product sales to the commercial marketplace. Product revenue was $13.0 million during the 1997 period compared with $5.6 million during the 1996 period. Of this $13.0 million in product revenue, 99.6%, resulted from sales to commercial customers. There were no sales to commercial customers in the third quarter of 1996. Of the $13.0 million in product sales during the quarter ended September 30, 1997, $6.6 million were made to SplitRock Services, Inc. An additional $2.4 million in revenue resulted from product sales to Bay Networks under an OEM agreement. Service revenue was $1.0 million in the third quarter of 1997 compared with $601,000 in the comparable quarter in 1996. During the third quarter of 1997, SplitRock purchased $527,000 of services from the Company.

  Gross Profit. Gross profit increased to $8.7 million in the third quarter of 1997 from $3.7 million in the comparable 1996 period. Gross margins were 61.6% and 59.2% during the 1997 and 1996 quarters, respectively. The increase in gross margin was due largely to a decrease in product cost of goods sold, to 35.5% of product revenue in the 1997 quarter from 38.7% of product revenue in the 1996 quarter. This reflects the spread of the fixed portion of direct costs over a larger number of units, an increase in shipments of product to commercial customers, and an increase in the number of higher margin software features sold. Cost of service increased to 75.7% of service revenue in the 1997 quarter from 60.9% in the comparable 1996 period.

  Research and Development. Research and development expenses were $2.0 million in the third quarter of 1997, compared with $1.0 million in the third quarter of 1996. This increase was due primarily to the hiring of additional engineering personnel and increased prototyping expenses related to the development of the Company's LDR products. As a percentage of total revenue, research and development expenses were 14.3% and 16.6% in the third quarters of 1997 and 1996 respectively.

  Sales and Marketing. Sales and marketing expenses were $1.4 million in the third quarter of 1997, compared with $504,000 in the third quarter of 1996. This increase resulted primarily from the hiring of sales and marketing personnel to support generally, the Company's entry into the commercial marketplace, and specifically, the release of the Company's LDR200 product. As a percentage of total revenue, sales and marketing expenses were 9.9% and 8.1% in the third quarters of 1997 and 1996 respectively.

  General and Administrative. General and administrative expenses were $1.8 million in the third quarter of 1997 compared with $897,000 in the third quarter of 1996. This increase was due primarily to higher personnel expenses related to increased staffing in finance, information technology and administration undertaken in support of the Company's growth. Also, in June 1996 and again in June 1997, the Company relocated its operations to larger, leased facilities, resulting in higher occupancy costs in the 1997 period. As a percentage of total revenue, general and administrative expenses were 12.7% and 14.4% in the third quarters of 1997 and 1996, respectively.

  Provision for Income Taxes. The provision for income taxes in the third quarter of 1997 was $1.5 million, resulting in an effective tax rate of 38.9%. In the third quarter of 1996, the provision for income taxes was $504,000, resulting in an effective tax rate of 40.0%.

NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1996

  Revenue. Total revenue for the first nine months of 1997 was $33.4 million, compared with $15.0 million for the first nine months of 1996. This 121.8% increase resulted primarily from an increase in sales of the Company's LDR products, and particularly from increased product sales to the commercial marketplace. Product revenue was $30.4 million during the 1997 period compared with $13.0 million during the 1996 period. Of this $30.4 million in product revenue, $23.3 million, or 76.7%, resulted from sales to commercial customers. There were no sales to commercial customers in the first nine months of 1996. Of the $30.4 million in product sales in the 1997 period, $11.5 million were made to SplitRock Services, Inc. An additional $6.0 million in product revenue resulted from sales to AT&T under the AT&T Agreement. In the first nine months of 1996, 96.9% of product revenue resulted from sales to AT&T under the AT&T Agreement.

  Service revenue was $2.9 million in the first nine months of 1997 compared with $1.6 million in the first nine months of 1996. This 79.6% increase was attributable to growth in both the number and size of contracts with U.S. government customers and government contractors. In addition, the Company had service revenue totaling $527,000 during the first nine months of 1997 to SplitRock. Other revenue in the first nine months of 1996 totaled $392,000, coming from fees earned under the AT&T Agreement, which called for a total of $1.5 million to be earned over the six months beginning in August 1995.

  Gross Profit. Gross profit increased to $20.2 million in the first nine months of 1997 from $9.4 million in the comparable 1996 period. Gross margins were 60.5% and 62.6% during the 1997 and 1996 periods, respectively. The decline in gross margin was due to an increase in product cost of goods sold to 36.2% of product revenue in the 1997 period from 34.8% of product revenue in the 1996 period. This reflects the migration of the Company's cost structure to a commercially sustainable model, both for commercial and government market sales. The higher gross margin in the 1996 period was also due to the inclusion of $392,000 in fees earned under an agreement with AT&T which had no associated direct cost. Cost of service revenue increased to 73.9% of service revenue in the 1997 period, from 67.5% in the comparable 1996 period.

  Research and Development. Research and development expenses were $5.3 million, or 16.0% of total revenue, in the first nine months of 1997, compared with $2.4 million, or 15.8% of total revenue in the first nine months of 1996. This increase was due primarily to the hiring of additional engineering personnel and increased prototyping expenses related to the development of the Company's LDR products.

  Sales and Marketing. Sales and marketing expenses were $3.7 million, or 11.1% of total revenue, in the first nine months of 1997, compared with $790,000, or 5.3% of total revenue, in the first nine months of 1996. This increase resulted primarily from the hiring of sales and marketing personnel to support generally, the Company's entry into the commercial marketplace, and specifically, the release of the Company's LDR200 product.

  General and Administrative. General and administrative expenses were $4.1 million or 12.4% of total revenue in the first nine months of 1997 compared with $1.7 million or 11.5% of total revenue in the first nine months of 1996. This increase was due primarily to higher personnel expenses related to increased staffing in finance, information technology and administration undertaken in support of the Company's growth. Also, in June 1996 and again in June 1997, the Company relocated its operations to larger, leased facilities, resulting in higher occupancy costs in the 1997 period.

  Provision for Income Taxes. The provision for income taxes in the first nine months of 1997 was $3.2 million, resulting in an effective tax rate of 38.9%. In the first nine months of 1996, the provision for income taxes was $1.8 million, resulting in an effective tax rate of 40.0%.

 YEAR ENDED DECEMBER 31, 1996 COMPARED WITH YEAR ENDED DECEMBER 31, 1995

  Revenue. Total revenue for 1996 was $21.6 million, compared with $6.0 million for 1995. This increase resulted primarily from an increase in sales of the Company's LDR products. Product revenue was $18.7 million during 1996 compared with $2.9 million during 1995. The Company also experienced a 25.0% increase in service revenue in 1996 compared to 1995, attributable to growth in both the number and size of contracts with U.S. government customers and government contractors. Other revenue in both periods came from fees earned under the AT&T Agreement, which called for a total of $1.5 million to be earned over the six months beginning in August 1995.

  During 1996 and 1995, product sales to and service contracts with U.S. government customers and government contractors comprised 96.3% and 100.0% of total revenue, respectively. Sales to or through AT&T represented $17.4 million, or 92.9% of product revenue during 1996 compared with $1.6 million, or 57.3% of product revenue during 1995. Sales to or through AT&T represented 87.0% and 71.8% of total revenue during 1996 and 1995, respectively.

  Gross Profit. Gross profit increased to $13.2 million in 1996 from $3.5 million in 1995. Gross margins were 61.0% and 57.9% during 1996 and 1995, respectively. The improvement in gross margins was due primarily to the more rapid growth in product revenue, which has a higher gross margin than the Company's service revenue. During 1996, product gross margin was 63.8% compared with service gross margin of 34.4%. During 1995, product gross margin was 53.8% compared with service gross margin of 40.6%.

  Research and Development. Research and development expenses were $3.8 million, or 17.8% of total revenue, in 1996, compared with $428,000 or 7.2% of total revenue, in 1995. This increase was due primarily to the hiring of additional engineering personnel and increased prototyping expenses related to the development of the Company's LDR products.

  Sales and Marketing. Sales and marketing expenses were $1.5 million, or 7.2% of total revenue, in 1996. The Company incurred no sales and marketing expenses in 1995. The expenses incurred during 1996 resulted from the hiring of sales and marketing personnel to support the release of the Company's

LDR200 product, and the Company's entry into the telecommunications service provider and corporate end user markets.

  General and Administrative. General and administrative expenses increased to $2.7 million in 1996 from $1.6 million in 1995. This increase was due primarily to higher personnel expenses, related to increased staffing in finance, information technology and administration undertaken in support of the Company's growth. Also, on June 1, 1996, the Company began a phased relocation of its operations to a larger, leased facility, resulting in higher occupancy costs. As a percentage of total revenue, general and administrative expenses were 12.5% and 26.6% in 1996 and 1995, respectively. The decrease as a percent of total revenue between the two years was due to the Company's significant increase in total revenue.

  Provision for Income Taxes. The provision for income taxes in 1996 was $2.0 million, resulting in an effective tax rate of 39.2%. In 1995, the provision was $561,000, resulting in an effective tax rate of 38.5%.

 YEAR ENDED DECEMBER 31, 1995 COMPARED WITH YEAR ENDED DECEMBER 31, 1994

  Revenue. Total revenue in 1995 was $6.0 million, compared with $1.1 million in 1994. This increase was due primarily to three factors. The Company had $2.9 million in revenue from product sales in 1995 compared with none in 1994. Service revenue increased to $2.0 million in 1995 from $1.1 million in 1994 as a result of growth in both the number and size of contracts with U.S. government customers and government contractors. Also, the Company had $1.1 million of other revenue in 1995 from fees earned under the AT&T Agreement compared with none in 1994.

  During both 1995 and 1994, U.S. government customers and government contractors comprised 100.0% of total revenue. Sales to or through AT&T represented 57.3% of product revenue in 1995 and 71.8% and 52.4% of total 1995 and 1994 revenues, respectively.

  Gross Profit. Gross profit increased to $3.5 million in 1995 from $420,000 in 1994. Gross margins were 57.9% and 36.7% for 1995 and 1994, respectively. The improvement in 1995 was due primarily to the commencement of product sales, which have higher gross margins than the Company's service revenue. In 1995, product gross margin was 53.8% compared with service gross margin of 40.6%. In 1994, service gross margin was 36.7%.

  Research and Development. Research and development expenses were $428,000, or 7.2% of total revenue in 1995, compared with $40,000, or 3.5% of total revenue, in 1994. The increase was due primarily to the hiring of additional engineering personnel related to development of the Company's LDR product line.

  Sales and Marketing. The Company incurred no sales and marketing expenses for either 1995 or 1994.

  General and Administrative. General and administrative expenses were $1.6 million, or 26.6% of total revenue in 1995, compared with $219,000, or 19.2% of total revenue, in 1994. Both the dollar amount and percent of total revenue increases were due primarily to 1995 bonus payments totaling $1.1 million. These bonuses were paid primarily to senior executives of the Company. The Company also increased its personnel-related and general operating expenses in support of its sales growth.

  Provision for Income Taxes. The provision for income taxes in 1995 was $561,000, resulting in an effective tax rate of 38.5%. In 1994, the provision was $42,000, resulting in an effective tax rate of 25.6%. The lower effective tax rate in 1994 was due primarily to the Company being in a lower tax bracket and a net operating loss carryforward.

QUARTERLY INFORMATION--UNAUDITED

  The following table presents unaudited statement of operations data for each of the eleven quarters through the period ended September 30, 1997. This information has been prepared by the Company on a basis consistent with the Company's audited financial statements and includes all adjustments (consisting only of normal recurring adjustments) that management considers necessary for a fair presentation of the data. These quarterly results are not necessarily indicative of future results of operations and may fluctuate, depending on the timing of new product introductions, market acceptance of enhanced or new versions of Yurie's products, the size and timing of individual orders of the Company's products, price reductions by the Company, changes in the Company's distribution channels, the addition or loss of significant customers, the Company's ability to obtain components for its products and general economic conditions. This information should be read in conjunction with the Company's Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                QUARTER ENDED
                   --------------------------------------------------------------------------------------------------------
                   MARCH 31, JUNE 30, SEPT. 30, DEC. 31, MARCH 31, JUNE 30, SEPT. 30, DEC. 31, MARCH 31, JUNE 30, SEPT. 30,
                     1995      1995     1995      1995     1996      1996     1996      1996     1997      1997     1997
                   --------- -------- --------- -------- --------- -------- --------- -------- --------- -------- ---------
                                                           (IN THOUSANDS)
Revenue:
 Product
  revenue........    $695     $  830   $1,140    $  204   $2,804    $4,588   $5,632    $5,705   $7,433   $ 9,967   $13,038
 Service
  revenue........     156        354      534       949      591       430      601       868      923       956     1,035
 Other revenue...     --         --       250       858      392       --       --        --       --        --        --
                     ----     ------   ------    ------   ------    ------   ------    ------   ------   -------   -------
 Total revenue...     851      1,184    1,924     2,011    3,787     5,018    6,233     6,573    8,356    10,923    14,073
Cost of revenue:
 Cost of product
  revenue........     318        375      526       107      735     1,623    2,179     2,247    2,807     3,589     4,626
 Cost of service
  revenue........      86        235      375       488      413       316      366       541      623       747       784
                     ----     ------   ------    ------   ------    ------   ------    ------   ------   -------   -------
 Total cost of
  revenue........     404        610      901       595    1,148     1,939    2,545     2,788    3,430     4,336     5,410
                     ----     ------   ------    ------   ------    ------   ------    ------   ------   -------   -------
Gross profit.....     447        574    1,023     1,416    2,639     3,079    3,688     3,785    4,926     6,586     8,663
Operating
 expenses:
 Research and
  development....      20         30       36       342      402       944    1,034     1,467    1,570     1,759     2,010
 Sales and
  marketing......     --         --       --        --        49       237      504       757    1,115     1,181     1,390
 General and
  administrative..    374        192      719       303      471       365      897       966    1,001     1,328     1,793
                     ----     ------   ------    ------   ------    ------   ------    ------   ------   -------   -------
 Total operating
  Expenses.......     394        222      755       645      922     1,546    2,435     3,190    3,686     4,268     5,193
                     ----     ------   ------    ------   ------    ------   ------    ------   ------   -------   -------
Income from
 operations......      53        352      268       771    1,717     1,533    1,253       595    1,240     2,318     3,470
Other income.....     --         --         3        10       39        15        8        21      264       465       401
                     ----     ------   ------    ------   ------    ------   ------    ------   ------   -------   -------
Income before
 income taxes....      53        352      271       781    1,756     1,548    1,261       616    1,504     2,783     3,871
Income taxes.....      20        135      104       300      702       619      504       203      589     1,084     1,505
                     ----     ------   ------    ------   ------    ------   ------    ------   ------   -------   -------
Net income.......    $ 33     $  217   $  167    $  481   $1,054    $  929   $  757    $  413   $  915   $ 1,699   $ 2,336
                     ====     ======   ======    ======   ======    ======   ======    ======   ======   =======   =======
Net income per
 share...........    $--      $  .01   $  .01    $  .04   $  .05    $  .04   $  .03    $  .02   $  .04   $   .06   $   .09
                     ====     ======   ======    ======   ======    ======   ======    ======   ======   =======   =======

-------
(1) The results reported in this table have not been adjusted to reflect the pro forma effects of the Data Labs Merger.

LIQUIDITY AND CAPITAL RESOURCES
  The Company finances its working capital and capital expenditure requirements primarily from the proceeds from its February 1997 initial public offering. At September 30, 1997, the Company had cash and cash equivalents of $22.8 million, short term investments of $21.9 million and working capital of $54.3 million. This compares to cash and cash equivalents of $3.2 million, no short term investments and working capital of $7.0 million at December 31, 1996. The Company had no long term debt at either date. Interest receivable increased by $302,000 reflecting the investment of proceeds from the Company's February 1997 initial public offering. The Company provided collateral of $1.0 million for a letter of credit relating to its new headquarters facility which will be reduced periodically until it terminates in December 1998. Accounts payable and income taxes payable increased by $541,000 and $1.9 million, respectively, from December 31, 1996. Accrued expenses increased by $2.1 million. The significant components of this increase were a $653,000 decrease in deferred offering costs, a $1.3 million increase in warranty accrual, and a $917,000 increase in accrued salaries and employee benefits. The Company anticipates that the warranty accrual portion of accrued liabilities may fluctuate significantly from period to period due to the timing of customer upgrades and other warranty work.

  Cash used in investing activities was $26.7 million for first nine months of 1997. Short term investments increased by $21.9 million from December 31, 1996 to September 30, 1997, resulting from the investment of certain proceeds of the Company's initial public offering. An additional $4.8 million was used for the purchase of property and equipment, primarily computer hardware and software and assembly and test equipment.

  Financing activities generated cash of $44.7 million in the first nine months of 1997, reflecting primarily the receipt of proceeds, net of offering costs, from the Company's February 1997 initial public offering, as well as the exercise of certain employee stock options. The Company sold 4.0 million shares of common stock at $12.00 per share in its February 1997 initial public offering.

  During the second quarter of 1997, Yurie entered into a lease to occupy, and relocated its headquarters facility to, a 137,000 square foot facility located at 8301 Professional Place, Landover, Maryland. This lease commenced on June 1, 1997 and expires on November 30, 2004, with an optional 5-year extension.

RECENT DEVELOPMENTS
  On December 1, 1997, Yurie acquired Data Labs in stock-for-stock merger. Yurie issued 358,414 shares of its common stock in the Data Labs Merger in exchange for all of the outstanding capital stock of Data Labs and the Data Labs common stock underlying all of the vested stock options and one-half of the unvested stock options held by Data Labs directors, officers and employees. The Data Labs Merger was treated as a pooling-of-interests for financial reporting purposes.

  On February 2, 1998, Yurie announced the signing of a three-year private-label partner agreement with Ericsson. Under this agreement, Yurie granted Ericsson a non-exclusive license to resell Yurie's LDR products worldwide under the Ericsson name. Ericsson anticipates that it will provide systems integration and equipment management services related to Yurie's products to the Internet service providers to whom Ericsson will sell Yurie's equipment. There are no minimum purchase guarantees under this agreement.

  On February 5, 1998, the Company announced that its pro forma revenue, excluding the impact of the Data Labs Merger, for the fourth quarter of 1997 was $17.6 million, representing a 168% increase over the $6.6 million reported in the fourth quarter of 1996 and a 25% sequential increase over the $14.1 million reported in third quarter of 1997. For the full year 1997, the Company's pro forma revenue totaled $51.0 million, a 136% increase over the $21.6 million reported for 1996. Pro forma net income, excluding the impact of the Data Labs Merger and the one time acquisition related charge of $0.02 per share for the fourth quarter of 1997, was $3.3 million, or $0.12 per share diluted ($0.13 per share basic), a 696% increase over the $413,000 in net income, or $0.02 per share (diluted and basic), reported in the fourth quarter of 1996, and a 39% sequential increase over the $2.4 million in net income, or $0.09 per share diluted ($0.10 per share basic), reported in the third quarter of 1997. For the year 1997, net income was $8.3 million or $0.31 per share diluted ($0.34 per share basic), a 162% increase over the $3.2 million in net income, or $0.14 per share diluted ($0.16 per share basic), reported for 1996.

  On February 5, 1998, the Company announced that its consolidated revenue, including the consolidation of Data Labs, was $17.6 million for the fourth quarter of 1997, representing a 168% increase over $6.6 million for the fourth quarter of 1996 and a 25% sequential increase over $14.1 million for the third quarter of 1997. For the year 1997, the Company's consolidated revenue totaled $51.1 million, a 136% increase over $21.7 million for the year 1996. Net income on a consolidated basis for the fourth quarter of 1997 was $2.4 million, or $0.09 per share (diluted and basic), compared to $82,000 in net income for the fourth quarter of 1996, and a 33% sequential increase over the $1.8 million in net income, or $0.06 per share diluted ($0.07 per share basic) for the third quarter of 1997. For the year 1997, net income on a consolidated basis was $6.1 million, or $0.23 per share diluted ($0.25 per share basic), a 153% increase over $2.4 million in net income, or $0.11 per share diluted ($0.12 per share basic), reported for the year 1996. Consolidated results for both the fourth quarter of 1997 and the full year 1997 include a one-time pre-tax charge of $1.0 million or $0.02 per share after tax for expenses related to the acquisition of Data Labs.

  On February 5, 1998, Yurie announced that its sales to Splitrock in the fourth quarter of 1997 totaled approximately $5.9 million, including product that Splitrock is expected to purchase or lease from Ericsson. Splitrock's purchases and/or leases from Ericsson will be credited against its minimum purchase guarantee in the Splitrock Agreement. On February 2, 1998, the Company announced that Ericsson and Splitrock had signed a letter of intent in which Ericsson agreed to provide Splitrock with certain services as well as LDR products that Ericsson has purchased or will purchase from Yurie.

RESULTS OF OPERATIONS--YURIE SUPPLEMENTAL
  The following discussion of Results of Operations for Yurie is based on financial data restated to give retroactive affect to the Data Labs Merger on December 1, 1997, which was accounted for as a pooling of interest as if it has occured at the beginning of Fiscal Year 1994.

THREE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO THE THREE MONTHS ENDED SEPTEMBER 30, 1996
  Revenue. Total revenue for the third quarter of 1997 was $14.1 million, compared with $6.2 million for the third quarter of 1996. This 125.8% increase resulted primarily from an increase in sales of the Company's LDR products, and particularly from increased product sales to the commercial marketplace. Product revenue was $13.1 million during the 1997 period compared with $5.6 million during the 1996 period. Of this $13.1 million in product revenue, 99.6%, resulted from sales to commercial customers. There were no sales to commercial customers in the third quarter of 1996. Of the $13.1 million in product sales during the quarter ended September 30, 1997, $6.6 million were made to SplitRock Services, Inc. An additional $2.4 million in revenue resulted from product sales to Bay Networks under an OEM agreement. Service revenue was $1.0 million in the third quarter of 1997 compared with $614,000 in the comparable quarter in 1996. During the third quarter of 1997, SplitRock purchased $527,000 of services from the Company.

  Gross Profit. Gross profit increased to $8.7 million in the third quarter of 1997 from $3.7 million in the comparable 1996 period. Gross margins were 61.5% and 59.2% during the 1997 and 1996 quarters, respectively. The increase in gross margin was due largely to a decrease in product cost of goods sold, to 35.5% of product revenue in the 1997 quarter from 38.7% of product revenue in the 1996 quarter. This reflects the spread of the fixed portion of direct costs over a larger number of units, an increase in shipments of product to commercial customers, and an increase in the number of higher margin software features sold. Cost of service increased to 75.7% of service revenue in the 1997 quarter from 60.6% in the comparable 1996 period.

  Research and Development. Research and development expenses were $2.3 million in the third quarter of 1997, compared with $1.1 million in the third quarter of 1996. This increase was due primarily to the hiring of additional engineering personnel and increased prototyping expenses related to the development of the Company's LDR products. As a percentage of total revenue, research and development expenses were 16.4% and 18.3% in the third quarters of 1997 and 1996 respectively.

  Sales and Marketing. Sales and marketing expenses were $1.7 million in the third quarter of 1997, compared with $548,000 in the third quarter of 1996. This increase resulted primarily from the hiring of sales and marketing personnel to support generally, the Company's entry into the commercial marketplace, and specifically, the release of the Company's LDR200 product. As a percentage of total revenue, sales and marketing expenses were 12.1% and 8.8% in the third quarters of 1997 and 1996 respectively.

  General and Administrative. General and administrative expenses were $2.1 million in the third quarter of 1997 compared with $971,000 in the third quarter of 1996. This increase was due primarily to higher personnel expenses related to increased staffing in finance, information technology and administration undertaken in support of the Company's growth. Also, in June 1996 and again in June 1997, the Company relocated part of its operations to larger, leased facilities, resulting in higher occupancy costs in the 1997 period. As a percentage of total revenue, general and administrative expenses were 15.1% and 15.5% in the third quarters of 1997 and 1996, respectively.

  Provision for Income Taxes. The provision for income taxes in the third quarter of 1997 was $1.1 million, resulting in an effective tax rate of 38.8%. In the third quarter of 1996, the provision for income taxes was $420,000, resulting in an effective tax rate of 40.2%.

NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1996

  Revenue. Total revenue for the first nine months of 1997 was $33.4 million, compared with $15.1 million for the first nine months of 1996. This 121.9% increase resulted primarily from an increase in sales of the Company's LDR products, and particularly from increased product sales to the commercial marketplace. Product revenue was $30.5 million during the 1997 period compared with $13.0 million during the 1996 period. Of this $30.5 million in product revenue, $23.3 million, or 76.7%, resulted from sales to commercial customers. There were no sales to commercial customers in the first nine months of 1996. Of the $30.5 million in product sales in the 1997 period, $11.5 million were made to SplitRock Services, Inc. An additional $6.0 million in product revenue resulted from sales to AT&T under the AT&T Agreement. In the first nine months of 1996, 96.9% of product revenue resulted from sales to AT&T.

  Service revenue was $2.9 million in the first nine months of 1997 compared with $1.7 million in the first nine months of 1996. This 75.6% increase was attributable to growth in both the number and size of contracts with U.S. government customers and government contractors. In addition, the Company had service revenue totaling $527,000 during the first nine months of 1997 to SplitRock. Other revenue in the first nine months of 1996 totaled $392,000, coming from fees earned under the AT&T Agreement, which called for a total of $1.5 million to be earned over the six months beginning in August 1995.

  Gross Profit. Gross profit increased to $20.3 million in the first nine months of 1997 from $9.4 million in the comparable 1996 period. Gross margins were 60.7% and 62.5% during the 1997 and 1996 periods, respectively. The decline in gross margin was due to an increase in product cost of goods sold to 36.0% of product revenue in the 1997 period from 34.8% of product revenue in the 1996 period. This reflects the migration of the Company's cost structure to a commercially sustainable model, both for commercial and government market sales. The higher gross margin in the 1996 period was also due to the inclusion of $392,000 in fees earned under an agreement with AT&T which had no associated direct cost. Cost of service revenue increased to 73.9% of service revenue in the 1997 period, from 67.1% in the comparable 1996 period.

  Research and Development. Research and development expenses were $6.1 million, or 18.3% of total revenue, in the first nine months of 1997, compared with $2.7 million, or 17.9% of total revenue in the first nine months of 1996. This increase was due primarily to the hiring of additional engineering personnel and increased prototyping expenses related to the development of the Company's LDR products.

  Sales and Marketing. Sales and marketing expenses were $4.4 million, or 13.3% of total revenue, in the first nine months of 1997, compared with $920,000, or 6.1% of total revenue, in the first nine months of 1996. This increase resulted primarily from the hiring of sales and marketing personnel to support generally, the Company's entry into the commercial marketplace, and specifically, the release of the Company's LDR200 product.

  General and Administrative. General and administrative expenses were $4.7 million or 14.1% of total revenue in the first nine months of 1997 compared with $2.0 million or 13.0% of total revenue in the first nine months of 1996. This increase was due primarily to higher personnel expenses related to increased staffing in finance, information technology and administration undertaken in support of the Company's growth. Also, in June 1996 and again in June 1997, the Company relocated part of its operations to larger, leased facilities, resulting in higher occupancy costs in the 1997 period.

  Provision for Income Taxes. The provision for income taxes in the first nine months of 1997 was $2.4 million, resulting in an effective tax rate of 38.9%. In the first nine months of 1996, the provision for income taxes was $1.6 million, resulting in an effective tax rate of 40.2%.

 YEAR ENDED DECEMBER 31, 1996 COMPARED WITH YEAR ENDED DECEMBER 31, 1995
  Revenue. Total revenue for 1996 was $21.7 million, compared with $6.6 million for 1995. This increase resulted primarily from an increase in sales of the Company's LDR products. Product revenue was $18.7 million during 1996 compared with $2.9 million during 1995. Service revenues were relatively flat when comparing 1995 to 1996. Other revenue in both periods came from fees earned under the AT&T Agreement, which called for a total of $1.5 million to be earned over the six months beginning in August 1995.

  Gross Profit. Gross profit increased to $13.2 million in 1996 from $4.0 million in 1995. Gross margins were 60.9% and 59.8% during 1996 and 1995, respectively. The improvement in gross margins was due primarily to the more rapid growth in product revenue, which has a higher gross margin than the Company's service revenue. During 1996, product gross margin was 63.7% compared with service gross margin of 34.1%. During 1995, product gross margin was 53.9% compared with service gross margin of 49.5%.

  Research and Development. Research and development expenses were $4.4 million, or 20.4% of total revenue, in 1996, compared with $563,000 or 8.5% of total revenue, in 1995. This increase was due primarily to the hiring of additional engineering personnel and increased prototyping expenses related to the development of the Company's LDR products.

  Sales and Marketing. Sales and marketing expenses were $1.9 million, or 8.7% of total revenue, in 1996. The Company incurred virtually no sales and marketing expenses in 1995. The expenses incurred during 1996 resulted from the hiring of sales and marketing personnel to support the release of the Company's LDR200 product, and the Company's entry into the telecommunications service provider and corporate end user markets.

  General and Administrative. General and administrative expenses increased to $3.0 million in 1996 from $1.9 million in 1995. This increase was due primarily to higher personnel expenses, related to increased staffing in finance, information technology and administration undertaken in support of the Company's growth. Also, on June 1, 1996, the Company began a phased relocation of part of its operations to a larger, leased facility, resulting in higher occupancy costs. As a percentage of total revenue, general and administrative expenses were 13.8% and 28.8% in 1996 and 1995, respectively. The decrease as a percent of total revenue between the two years was due to the Company's significant increase in total revenue.

  Provision for Income Taxes. The provision for income taxes in 1996 was $1.6 million, resulting in an effective tax rate of 39.2%. In 1995, the provision was $575,000, resulting in an effective tax rate of 37.7%.

 YEAR ENDED DECEMBER 31, 1995 COMPARED WITH YEAR ENDED DECEMBER 31, 1994

  Revenue. Total revenue in 1995 was $6.6 million, compared with $1.3 million in 1994. This increase was due primarily to three factors. The Company had $2.9 million in revenue from product sales in 1995 compared with virtually none in 1994. Service revenue increased to $2.6 million in 1995 from $1.3 million in 1994 as a result of growth in both the number and size of contracts with U.S. government customers and government contractors. Also, the Company had $1.1 million of other revenue in 1995 from fees earned under the AT&T Agreement compared with none in 1994.

  Gross Profit. Gross profit increased to $4.0 million in 1995 from $557,000 in 1994. Gross margins were 59.8% and 43.0% for 1995 and 1994, respectively. The improvement in 1995 was due primarily to the commencement of product sales, which have higher gross margins than the Company's service revenue. In 1995, product gross margin was 53.9% compared with service gross margin of 43.8%. In 1994, service gross margin was 43.0%.

  Research and Development. Research and development expenses were $562,000, or 8.5% of total revenue in 1995, compared with $50,000, or 3.8% of total revenue, in 1994. The increase was due primarily to the hiring of additional engineering personnel related to development of the Company's LDR product line.

  Sales and Marketing. The Company incurred sales and marketing expenses of $4,700 for 1995 and $22,300 for 1994.

  General and Administrative. General and administrative expenses were $1.9 million, or 28.2% of total revenue in 1995, compared with $314,000, or 24.2% of total revenue, in 1994. Both the dollar amount and percent of total revenue increases were due primarily to 1995 bonus payments totaling $1.1 million. These bonuses were paid primarily to senior executives of the Company. The Company also increased its personnel-related and general operating expenses in support of its sales growth.

  Provision for Income Taxes. The provision for income taxes in 1995 was $575,000, resulting in an effective tax rate of 37.7%. In 1994, the provision was $43,000, resulting in an effective tax rate of 24.9%. The lower effective tax rate in 1994 was due primarily to the Company being in a lower tax bracket and a net operating loss carryforward.

                                   BUSINESS

  Yurie designs, manufactures, markets and services ATM access equipment for telecommunications service providers, Internet service providers corporate end users and government end users. ATM is a standard for packaging and switching digital information that facilitates high speed information transmission with a high degree of efficiency. End users of telecommunications services have traditionally maintained separate WANs for transmitting voice, data, video and other electronic information among geographically dispersed locations. ATM technology is conducive to consolidating these networks. The network consolidation brought about by employing ATM access platforms can provide savings in WAN communications costs and simplify network management.

  Yurie is a leading supplier of ATM access products. The Company's LDR100, introduced in February 1995, was one of the first commercially available ATM access products. The LDR200, designed primarily for telecommunications carriers and Internet service providers, was released in September 1996. The LDR50, designed for mid-size to large corporate offices, was released in March 1997. The Company designed its ATM access products to be flexible and scaleable, so that customers can realize the benefits of ATM while preserving their investments in existing equipment. The LDR products adhere to industry-wide technical standards, allowing users to integrate the products into current networks operating with other standards-compliant products. Yurie's proprietary AQueMan algorithm allows the LDR products to reduce network congestion while maintaining quality of service. The Company's LANET framing protocol is capable of transporting ATM traffic over circuits of varying speed and quality, including poor quality circuits. The Company's ATM access products incorporate a variety of value-added features, including compact size, scaleability, reliability and a broad variety of access interfaces.

  The Company's strategy centers on maintaining its technological leadership, developing the telecommunications service provider, private label partner and corporate end user markets while continuing to pursue government end users, developing international markets and building strategic relationships. To enhance its distribution efforts and pursue the telecommunications service provider, private label partners and corporate end user markets, the Company has established a nationwide direct sales force which currently consists of 23 sales personnel.

  To further this strategy, Yurie has entered into private-label partner agreements with Bay Networks, Lucent Technologies and Ericsson. These agreements permit each of Bay, Lucent and Ericsson to market and sell the Company's LDR products into commercial and government markets for three years, subject to renewal. None of these agreements have minimum purchase guarantees. In 1995, Yurie and AT&T entered the AT&T Agreement pursuant to which Yurie granted AT&T an exclusive license to sell Yurie products in government markets, and with Yurie's consent, to certain commercial end users. AT&T also agreed to certain minimum purchase guarantees. In response to the interest expressed by other parties to sell Yurie products in both commercial and government markets, Yurie and AT&T amended the AT&T Agreement on November 3, 1997; under this amendment, AT&T no longer has the exclusive right to market and sell Yurie products in government markets. In addition, AT&T will no longer be required to make its remaining minimum purchases of LDR products in 1997 and 1998 totaling approximately $14.0 million.

  The Company has a significant customer relationship with Splitrock. Splitrock purchased the Prodigy Network in 1997. The Splitrock Agreement requires Splitrock to purchase a minimum of $20.0 million of LDR products from the Company in the period from July 1997 to December 1998. Through
September 30, 1997, Splitrock had purchased $6.6 million of LDR products from Yurie under the Splitrock Agreement. The Company's sales to Splitrock in the fourth quarter of 1997 totaled approximately $5.9 million, including product that Splitrock is expected to purchase or lease from Ericsson. Splitrock's purchases and/or leases from Ericsson will be credited against its minimum purchase guarantee in the Splitrock Agreement. On February 2, 1998, the Company announced that Ericsson and Splitrock had signed a letter of intent in which Ericsson agreed to provide Splitrock with certain services as well as LDR products that Ericsson has purchased or will purchase from Yurie. Under the Splitrock Agreement, Yurie provides services to support deployment and implementation of Yurie's products in Splitrock's network on a time and materials basis. Kwok L. Li, the Chief Technology Officer and Vice Chairman of the Board of Yurie, is the majority shareholder and Chairman of the Board of Splitrock. See "Certain Transactions."

  AT&T and Splitrock have also entered into agreements pursuant to which AT&T network services will be provided to Splitrock. In conjunction therewith, AT&T Credit Corporation will lease to Splitrock Yurie products, including Yurie products previously sold to AT&T.

INDUSTRY BACKGROUND

  Deregulation of the U.S. telecommunications industry, which began with the breakup of AT&T in 1984, has triggered significant competition for the provision of both long distance and local telecommunications services. The Telecommunications Act of 1996 is likely to create even more competition over the next few years. The international market has also experienced increased deregulation, liberalization, privatization and the emergence of new wireline and wireless alternatives to traditional carrier services. In this intensely competitive environment, telecommunications service providers throughout the world are seeking to differentiate themselves, in part, by offering enhanced services based on new and emerging technologies.

  Industry surveys show that both voice and data traffic are continuing to expand. Businesses have increasingly deployed communications technology to link remote sales offices, home offices, mobile offices and geographically dispersed customers and suppliers. These businesses use increasingly powerful computer technologies that enable new multimedia applications integrating data, voice and video. The volume of network traffic has also grown dramatically due to traffic on the Internet, a rapidly growing global web of networks that permits users to communicate, share information and conduct business throughout the world. Businesses demand telecommunications services that provide significantly higher transmission capacity or bandwidth, the flexibility to choose among services with varying bandwidths and the ability to access communications services from remote locations.

  Driven by this combination of increased demand and competition, WAN technology has made significant advances. Current WAN technology permits users in geographically dispersed locations to communicate. However, most existing networks have had difficulty keeping pace with the increase in WAN traffic, resulting in network congestion and related performance inefficiencies.

 Today's Networking Technologies

  Time division multiplexing ("TDM") and frame relay are the networking technologies currently most widely deployed in WANs. TDM, which was one of the first technologies developed to send traffic through circuits across a WAN, operates by dedicating a circuit--or fixed amount of bandwidth--to each end device. TDM's use of dedicated circuits provides high quality service for all network traffic, whether data, voice or video. Since information is not continuously transmitted, however, the dedicated circuits are often idle. This results in inefficient use of expensive bandwidth and high cost to TDM network users.

  Frame relay was introduced in 1990 as a method of connecting local area networks ("LANs") over WANs by using flexible bandwidth allocation to lower the cost of transmission. Frame relay uses "packets" or "frames" to transmit traffic, thereby allowing the same bandwidth to be shared by many users, each using the bandwidth only for the time required to transmit a packet. Designed primarily for data transmission, frame relay cannot guarantee the high quality transmission of voice and video. Currently, frame relay is widely used to transmit data over WANs, including the Internet. Due to the substantial increase in data traffic over WANs, however, today's frame relay networks are being used to transmit more traffic than they were designed to support, resulting in network congestion.

  To increase a frame relay network's switching capacity to meet increased data demands and alleviate congestion, sophisticated software is required. To run this software, the network must be upgraded with powerful, intelligent processors. The costs of these high-end processors required to switch frame relay traffic at the speeds needed in today's data network backbones are very high. Therefore, as data traffic increases, upgrading the frame relay network becomes more costly and inefficient and ultimately impractical.

 The Emergence of ATM as a Standard

  Faced with the limitations of frame relay, telecommunications service providers are installing ATM switches in the "backbones" of their existing networks. ATM segments data, voice and video traffic into small, uniform-sized "cells," rather than the larger, variable-size "packets" or "frames" used in frame relay. The addition of ATM backbone switches upgrades a network's performance by increasing switching capabilities at the network's core. ATM's cell-based architecture increases bandwidth utilization and seeks to provide consistent quality of service and predictability for all traffic types. ATM is also an enabling technology, making possible new network applications such as video distribution, medical imaging and collaborative computing, all of which would be impractical with conventional network technologies.

  ATM is the first standard protocol to permit reliable service for all traffic types, allowing the consolidation of TDM and frame relay networks into a single ATM network for data, voice and video. A single ATM network offers the potential for economies of scale and streamlining of network operations. ATM technology has been approved by both the ATM Forum, a group of equipment manufacturers, telecommunications service providers and end users, and the ITU as a standard in both the computer and telecommunications industries. The standardization of ATM has allowed for compatibility of ATM equipment and interoperability of ATM among a wide variety of interfaces and vendors, which the Company believes will result in the widespread adoption of ATM.

 Current Status of ATM

  The U.S. government was among the first to deploy ATM technology. Its initial decision to use ATM was motivated by its desire to consolidate many discrete networks onto a single network, thus significantly reducing cost. The U.S. government was able to deploy ATM across geographic boundaries because ATM was quickly accepted as an international standard, and the government soon discovered the effectiveness and efficiency of ATM as a global networking technology.

  Several telecommunications service providers began offering trial ATM services in the early 1990s. These services were available only for high speed traffic and at high prices and, therefore, made ATM attractive only to "bandwidth hungry" users and limited ATM deployment within the providers' networks. Driven by increasing competition and the rapid growth of data traffic on frame relay systems, a number of telecommunications service providers began deploying ATM for use in their network backbones to manage heavy loads of user traffic and thereby relieve network congestion. Until recently, providers have continued to install ATM primarily in their network backbones and typically have not offered ATM service directly to end users. End users have generally continued to use a costly mix of frame relay and TDM, along with leased communications lines, to meet their data, voice and video transport needs.

  The major telecommunications service providers have announced plans to begin offering ATM services directly to end users at prices competitive with similar frame relay and TDM access services To utilize these direct ATM services, an end user needs ATM access products either located at the local office of a telecommunications service provider (in close proximity to the end user) or deployed by the end user in its private network. Access products provide the end user with network access through multiple network interfaces, traffic concentration and data protocol translation.

  ATM access products are well suited to provide efficient connectivity to ATM networks, facilitate transmission of a variety of traffic types at varying speeds and accommodate a mix of end user applications on a single network. In addition, ATM access products have the potential to lower the cost to end users of transmitting data, voice and video communications. For these reasons, the Company believes that ATM access products, over time, will supplant TDM and frame relay access products in WANs.

THE CHALLENGES OF WIDESPREAD ATM ACCESS

  Before telecommunications service providers and end users can fully deploy ATM, several problems relating to the ATM access layer must be solved.

 Quality of Service and Network Congestion

  The architects of early ATM products focused almost exclusively on data applications and did not fully implement ATM's traffic management capabilities for voice and video. However, today's mixed-services environment demands sophisticated traffic management to provide the level of bandwidth utilization that makes a single ATM network more cost effective than separate voice and data networks. An ATM network must be capable of delivering high quality service for all traffic types, notwithstanding high levels of utilization.

 Support for Limited Circuit Types

  ATM was originally conceived for use only on high quality fiber optic circuits (e.g., T3/E3, OC-3c and STM-1). At the access layer, however, circuits come in all varieties, including wireless, copper and satellite. On these circuits, quality may be affected by atmospheric conditions, interfering transmissions or defects in the circuits themselves. Transmission on lower quality or "noisy" circuits frequently results in uncorrectable errors and corruption in the network. The inability of early ATM products to transmit reliably over lower-quality circuits has limited the use of ATM to high quality circuits, thereby limiting widespread ATM access.

 Need for Additional Product Features

  Early ATM access products did not meet the requirements of telecommunications service providers and end users because they lacked important features:

    Size and Scaleability. Telecommunications service providers, who often house thousands of pieces of equipment in their central offices, and end users, who incur costs for each square foot of office space, place a premium on space. To be attractive to telecommunications service providers and end users, an ATM access product must offer the required functionality in a compact package. At the same time, an access product must be scaleable to permit telecommunications service providers and end users to upgrade performance and capacity through minimal additions to existing equipment. Early ATM access products were physically large relative to their capacities.

    Reliability. Service interruptions can be disastrous to telecommunications service providers and end users, who need reliable products designed for continuous utilization. Redundant features are essential to the reliability of an access product. Early ATM access products provided little redundancy, typically limited to power supply. Products deployed to deliver public services or to carry mission-critical traffic across a private network must offer multiple levels of redundancy for a broad variety of features, including central processing unit, clock, backplane and interface cards.

    Access Interfaces. Early ATM access products generally did not interface with a wide range of standard communications equipment, such as private branch exchanges, video decoders, LAN routers, hubs and switches and IBM SNA-based equipment. This limited the utility of these products because users frequently employ a variety of non-ATM equipment.

THE YURIE SOLUTION

  Yurie has developed ATM access products that are designed to meet the challenges of widespread ATM deployment. These products are capable of furnishing telecommunications service providers, corporate end users and government end users with flexible, cost-effective and reliable access to present and future ATM-based services. The Company's product family includes the LDR100, released in February 1995; the LDR200, released in September 1996; the LDR50, released in March 1997 and the LDR5 originally released by Data Labs. The LDR100, the LDR200 and the LDR50 have been engineered with a set of Company-developed technologies designed to solve the current problems of ATM access. These technologies include AQueMan, a proprietary queuing algorithm designed to maximize bandwidth utilization while preserving quality of service, and LANET, a robust framing protocol that facilitates ATM deployment over low quality circuits. In addition, the LDR products offer value-added features, such as compact size, scaleability and reliability. The LDR200 and the LDR50 are both compatible with a wide range of interfaces.

 Quality of Service and Reduced Network Congestion

  Yurie developed AQueMan to reduce network congestion while preserving quality of service. AQueMan is a queuing algorithm that establishes separate queues for time-sensitive traffic (typically voice) and loss-sensitive traffic (typically data) and prioritizes traffic within these separate queues. This technique reduces cell loss for loss-sensitive traffic and cell delay for time-sensitive traffic, thereby allowing higher quality of service and more optimal use of bandwidth. Time-sensitive cells are transmitted ahead of loss-sensitive cells, but have a higher probability of being selectively deleted during network congestion than loss-sensitive cells. In addition, when comparing cells of the same traffic type (e.g., voice-to-voice or data-to-data), AQueMan is able to ensure that more important time-sensitive traffic will experience less delay and more important loss-sensitive traffic will have a lower probability of being selectively deleted. With AQueMan, the LDR products can meet the ATM Forum's quality of service standards for constant bit rate, variable bit rate and unspecified bit rate traffic management even during periods of network congestion. Through the use of AQueMan, Yurie's LDR products substantially reduce the expense of sending information over a WAN by achieving higher levels of bandwidth utilization.

 Support for Many Circuit Types

  Yurie developed LANET, a robust framing protocol that enables the transport of ATM cells on any transmission medium, including low-speed and/or low-quality circuits. LANET is particularly beneficial in wireless environments (e.g., satellite, cellular and microwave), which often suffer from high bit error rates and blocks of errors due to interfering transmissions or adverse conditions such as inclement weather. LANET provides a framing structure that allows ATM cells to be "multiplexed" into serial bit streams for transmission over a single channel. This framing structure, which is scaleable to conform to the transmission speed of the circuit, provides an embedded network synchronization capability required for serving isochronous applications such as voice and real-time video. LANET's simple framing structure makes the required communication link synchronization relatively easy even in a noisy environment. The Company's LDR products include a combination of LANET, Reed Solomon forward error correction and error-tolerant addressing, which enable the products to significantly increase the reliability of transmission of ATM cells over noisy circuits.

 Other Value-Added Product Features

  Yurie's products incorporate a wide variety of value-added features, including the following:

    Size and Scaleability. The LDR products are compact and can be easily upgraded. A single LDR200 platform occupies significantly less space than early ATM access products and can be upgraded with minimal additional space and at minimal cost. Also, because the LDR50 and the LDR200 support the same I/O and server modules, customers whose configurations outgrow the LDR50's four user slots can upgrade to the LDR200 (which has 11 or 15 user slots, depending on chassis size) with minimal expense.

    Reliability. Yurie's LDR200 satisfies a telecommunications service providers' need for reliability, offering uninterrupted service through comprehensive redundancy options, including power, central processing unit, clock, backplane and interface cards.

    Wide Variety of Access Interfaces. Yurie's ATM access products are built to interface with a wide variety of standard communications equipment including private branch exchanges, video decoders, LAN routers, hubs and switches and IBM SNA-based equipment. In addition, the LDR product line is designed to allow for the easy addition of new interfaces as they emerge.

STRATEGY

  Yurie's objective is to remain a leading provider of ATM access equipment to both telecommunications service providers and end users. The key elements of Yurie's strategy are as follows:

    Maintain Technology Leadership. Yurie is a leader in developing new technology for the ATM access market. The Company's LANET framing protocol was among the first technologies to facilitate ATM access at low speeds and across noisy circuits. Yurie's AQueMan queuing algorithm was one of the first to establish separate queues for voice and data and prioritize traffic types within each queue to improve quality and maximize bandwidth utilization. Yurie intends to continue to develop additional product features and network interfaces while reducing production costs. Yurie plans to continue to commit substantial resources to its active research and development program so it can remain in the forefront of ATM product development and maintain its position as a technology leader in the emerging ATM access market.

    Focus on ATM Access Solutions. Most ATM equipment suppliers have focused on designing and marketing products that can be used as backbone switches at major switching centers. Yurie, by contrast, has concentrated on developing ATM access products which act as gateways for non-ATM equipment and concentrators for lower speed ATM circuits. Yurie believes that by continuing to focus on this market segment and developing cost effective products designed specifically to provide ATM access, it can strengthen its current market position.

    Develop the Telecommunications Service Provider, Private Label Partner and Corporate End User Markets. The Company has successfully marketed its ATM access products to government end users and believes that the government's demand for these products will increase. Yurie intends to continue to market its products to the government through its strategic relationship with AT&T. The Company believes, however, that the market for ATM access products among telecommunications service providers, private label partners and corporate end users has greater potential than the government end user market. These customers should benefit greatly from an ATM access platform that can combine voice, video and data on a single ATM network. Yurie's LDR products are specifically designed to be attractive to these customers because they can connect to a variety of standard central office and customer premises equipment.

    Yurie has implemented a sales and pricing strategy that targets both the telecommunications service provider, private label partner and corporate end user markets. The Company has signed three-year agreements with each of Lucent Technologies, Bay Networks and Ericsson under which each of Lucent, Bay and Ericsson may sell Yurie's LDR products under their respective brands. The Company is also pursuing other private label agreements to extend its coverage of the access market. In addition, the Company is expanding its direct sales force, particularly in the geographic areas where the telecommunications service provider, private label partner and corporate end user markets are concentrated. This direct sales force is currently comprised of 23 direct sales personnel who have all had prior experience in commercial sales of networking and/or telecommunications products.

    Develop International Markets. Since ATM is an international standard, Yurie believes that the potential market for its ATM access products is global in scope. Yurie has begun to establish a sales and support organization in Europe and Asia, and to develop the product features and obtain the certifications required to pursue international markets. Yurie believes that international sales may provide an increasing portion of its revenues in the future.

    Build and Leverage Strategic Relationships. Yurie has entered into private-label agreements with each of Lucent Technologies, Bay Networks and Ericsson under which each of Lucent, Bay and Ericsson may sell Yurie's LDR products under their respective brands. The Company also has an agreement with Splitrock. Under the Splitrock Agreement, Yurie has agreed to provide the ATM equipment for Splitrock's network which was purchased for Prodigy. The Company is actively seeking to establish similar relationships for other markets with other telecommunications industry participants, including equipment suppliers and telecommunications service providers. As such relationships are established, Yurie intends to leverage its position in the marketplace by using the marketing expertise, distribution network, support capabilities and technologies of its strategic allies.

THE LDR PRODUCT FAMILY AND SUPPORTING SERVICES

  Yurie's LDR family of ATM access products includes the LDR200, the LDR50, the LDR5 and the LDR100. All of Yurie's LDR products are based on an ATM "cell" architecture that allows flexible transmission of all traffic types.

  The following table provides an overview of the Company's current LDR products:

                                   NUMBER OF     BUS
     PLATFORM                      USER SLOTS BANDWIDTH        DIMENSIONS
     --------                      ---------- ----------       ----------
     LDR200 (15" or 73")..........  11 or 15    1.2 Gbps 7H X 10.5D X 19W or 23W
     LDR50........................     4        600 Mbps  5.25 H X 10.25D X 19W
     LDR5.........................     2      1.544 Mbps    3.5H X 10D X 19W

 The LDR200

  Yurie's second generation product, the LDR200, was first shipped in September 1996. The LDR200 is designed to be easily deployed by telecommunications service providers, corporate end users and government end users. The LDR200 incorporates AQueMan and LANET, along with Reed Solomon forward error correction, an industry standard method of detecting and correcting transmission errors, and an error-tolerant addressing scheme that ensures highly reliable communication over circuits of varying speeds and quality. In addition, the LDR200 expands the capabilities of the Company's first generation LDR product by offering higher throughput, greater port density, a greater variety of interface types, enhanced scaleability and higher speed.

  The LDR200, which comes in a 19^ or 23^ chassis, has a bus bandwidth of 1.2 gigabits per second and is scaleable up to 11 or 15 interface module slots, depending on chassis size. It also provides enhanced reliability, offering redundancy for the power, central processing unit, clock, backplane and interface cards. The LDR200 conforms to carrier equipment installation requirements, such as Bellcore's Network Equipment Building Standards (NEBS). Additionally, the LDR200 complies with the ATM Forum's User Network Interface standard and the IISP 1.0 network/network interface standards, providing connectivity and interoperability with ATM backbone switches.

  Currently, the LDR200 supports high-speed WAN connections via DS3 and OC3c for the North American marketplace and via E3 and STM-1 for the International Marketplace. It uses DSI and E1 cards to support structured and unstructured service in compliance with ATM forum's circuit emulation specification as well as ATM cell-bearing and frame relay capabilities. The system also offers OC3-c, High Speed, Ethernet, TAXI, and analog voice interfaces and a DPSI server card, which provides voice compression, echo cancellation, and silence suppression capabilities. The Company plans to introduce other interface and server cards in the future.

  The current version of the LDR200 contains most of the features included in the earlier LDR100, and the Company is in the process of developing the LDR200 to include all of the LDR100's attributes, along with additional value-added features. The Company intends to phase out the LDR100 when the LDR200 development is completed but will continue to provide service support for the LDR100 product.

 The LDR50

  Yurie's LDR50, which started shipping in March 1997, was designed to provide access to ATM services for mid-sized to large corporate offices. Like the LDR200, the LDR50 incorporates AQueMan and LANET, and contains most of the features included in the LDR100.

  The LDR50 has a bus bandwidth of 600 megabits per second and is scaleable up to 4 interface module slots supporting up to 32 ports, depending on configuration. The LDR50 provides PVC support for ATM Forum UNI 3.0 and UNI
3.1 standard signaling and thus can interoperate with ATM equipment from other manufacturers. Because the LDR50 supports the same I/O and server modules as the LDR200, sites that outgrow the smaller system can easily upgrade to the LDR200. The LDR50 currently supports all the standard network and user interfaces supported on the LDR200.

  The LDR50's 19^ x 10.25^ x 5.25^ chassis can be wall mounted, secured in a standard 19 telco rack, or fitted for table-top use.

 The LDR5

  The LDR5 is an ATM access device that features full "CSU/DSU" capabilities, thereby allowing frame relay and TDM equipment to interface with an ATM network. The LDR5 offers low-cost ATM access for standard customer premises equipment. It is designed for use in branch offices and other settings that do not require the more sophisticated LDR200 or the LDR50 access products. The LDR5 enables the Company to offer a full range of ATM access products.

 The LDR100

  Yurie's first access product, the LDR100, was originally built as a prototype to demonstrate the AQueMan queuing algorithm and the LANET framing protocol. The LDR100 was designed to meet the needs of highly technical users. Beginning in 1995, the LDR100 was delivered, through AT&T, to a variety of U.S. government agencies and their support contractors for deployment in mission-critical environments, including the U.S. military operations in Haiti and Bosnia. In addition to ships, aircraft and ground vehicles, the LDR100 has been deployed in centralized locations, such as telecommunications equipment closets and desktops.

  The LDR100, with a bus bandwidth of 64 megabits per second, aggregates high speed ATM LAN traffic and non-ATM voice and data traffic onto a low-speed ATM WAN. Where bandwidth utilization is especially critical, the LDR100 compresses voice prior to transmission over the WAN. To further ensure quality over a wide variety of circuit types, the LDR100 employs Reed Solomon forward error correction, and a simple error-tolerant addressing scheme. The Company has shipped more than 150 LDR100 access concentrators since February 1995.

 Product Management Protocol; Pricing

  Each of the Company's LDR products can be managed using any software package supported by the Simple Network Management Protocol ("SNMP"), such as HP OpenView and SunNet Manager. The LDR200 and LDR50 can also be managed using a simple "dumb" terminal interface.

  The LDR200 product sells for prices ranging from $35,000 to $135,000, the LDR50 from $20,000 to $40,000 and the LDR5's price ranges from $5,000 to $10,000. Actual price depends on the configuration of the product selected.

 Product Support

  The Company offers comprehensive customer support for its LDR product line. The Company's service organization offers installation, preventative maintenance, multi-vendor services, repair, training and a variety of other advanced services designed to enhance the reliability of a customer's telecommunications network. The LDR200 and the LDR50 are sold with a standard one-year warranty. The Company's customer support representatives are located in Landover, Maryland and currently are available from 8:00 a.m. to 8:00 p.m. Eastern time, Monday through Friday. At other times, the Company's customer support representatives can page an on-call technical support person to respond to technical support requests. In the future, the Company expects to offer extended service for the Company's products that will be available 24 hours a day, seven days a week. The Company is currently considering whether this service will be provided by a third party or in-house.

STRATEGIC RELATIONSHIPS

  Yurie has entered into private-label partner agreements with Bay Networks, Lucent Technologies and Ericsson. These agreements permit each of Bay, Lucent and Ericsson to market and sell the Company's LDR products into commercial and government markets for three years. subject to renewal. None of these agreements have minimum purchase guarantees. In 1995, Yurie and AT&T entered the AT&T Agreement pursuant to which Yurie granted AT&T the exclusive right to market and sell the LDR100 and the LDR200, including future designs, upgrades features and functionalities, in U.S. federal, state and local government markets, as well as certain foreign government markets, through December 1998. AT&T also agreed to certain minimum purchase guarantees at that time. In response to the interest expressed by other parties to sell Yurie products, Yurie and AT&T amended the AT&T Agreement on November 3, 1997. As a result of these amendments, AT&T no longer has an exclusive license to market and sell Yurie products in government markets. In addition, AT&T will no longer be required to make its remaining minimum purchases of LDR products in 1997 and 1998 totaling approximately $14.0 million.


SPLITROCK RELATIONSHIP

  The Company has a significant customer relationship with Splitrock, a Texas corporation that provides communications services specifically configured to meet the needs of large network users. Splitrock purchased the Prodigy Network in 1997. The Splitrock Agreement between Yurie and Splitrock requires Splitrock to purchase a minimum of $20.0 million of LDR products from the Company in the period from July 1997 to December 1998. Through September 30, 1997, Splitrock had purchased $6.6 million of LDR products from Yurie under this agreement. The Company's sales to Splitrock in the fourth quarter of 1997 totaled approximately $5.9 million, including product that Splitrock is expected to purchase or lease from Ericsson. Splitrock's purchases and/or leases from Ericsson will be credited against its minimum purchase guarantee in the Splitrock Agreement. Under the Splitrock Agreement, Yurie provides services to support deployment and implementation of Yurie's products in Splitrock's network on a time and materials basis. Kwok L. Li, the Chief Technology Officer and Vice Chairman of the Board of Yurie, is the majority shareholder and Chairman of the Board of Splitrock. See "Certain Transactions."

  AT&T and Splitrock have also entered into agreements pursuant to which AT&T network services will be provided to Splitrock. In conjunction therewith, AT&T Credit Corporation will lease to Splitrock Yurie products, including Yurie products previously sold to AT&T.

CUSTOMERS AND END USERS

  The Company markets and sells its products to telecommunication service providers, Internet service providers, corporate end users and government end users. The principal end users of Yurie's ATM access products have historically been U.S. government agencies and their support contractors. The Company has recently begun to obtain purchase orders from commercial customers. In the quarter ended December 31, 1996, 14.0% of the Company's product sales were to commercial customers. In the quarter ended September 30, 1997, 99.6% of the Company's product revenue resulted from sales to commercial customers. Among the more than 30 government organizations and commercial customers that have purchased or used or have agreed to purchase the Company's products are:

Advanced Research Project Agency/Defense
 Information                              Mitre Corporation
Systems Agency Joint Program Office       Booz-Allen & Hamilton, Inc.
U.S. Army Communications Electronics
 Command                                  Applied Innovation, Inc.
Defense Aerospace Reconnaissance
 Organization                             Oneline Management, Inc.
North Atlantic Treaty Organization        Lunex Group, LLC
Naval Research Laboratory                 K-NET Ltd.
Los Angeles Department of Water & Power   Government of Canada, Communications
Lucent Technologies                       Research Center
Splitrock Services, Inc.                  Ericsson, Inc.
Bay Networks, Inc.                        Kyung-In

  Although there are more than 30 end users of Yurie's products, the Company's customer base is highly concentrated and a small number of customers has accounted for a significant portion of the Company's total revenue in recent years. Sales to AT&T, either for its own use or for resale to government agencies or their support contractors, accounted for 52.4%, 71.8%, 87.0% and 25.8% of the Company's total revenues in 1994, 1995, 1996 and the nine months ended September 30, 1997. Sales to Splitrock accounted for approximately 34.5% of the Company's total revenues in the nine months ended September 30, 1997. See "Certain Transactions." The Company continues to expand its sales and marketing efforts to telecommunications service providers and corporate end users.

RESEARCH AND DEVELOPMENT

  The Company's objective is to be a leader in developing new technology for the ATM access market. The Company has established an active research and development program that is focused on the development of new and enhanced products using ATM technology. In particular, the Company's research and development team is seeking to expand the capabilities of the LDR200's and LDR50's interface modules, develop new server modules (such as primary rate ISDN and voice compression), expand network management capabilities and enhance service interworking capabilities. The Company actively solicits product development ideas from telecommunications service providers and end users of the Company's products, and develops additional ideas through participation in industry organizations and international standards bodies such as the ITU and ATM Forum.

  During 1994, 1995, 1996 and the nine months ended September 30, 1997, total research and development expenditures were $40,000, $428,000, $3.8 million and $5.3 million, respectively. The Company expects its future research and development expenditures will grow commensurately with its revenue growth. Approximately 109 Company employees were engaged in research and development programs, including hardware and software development, test and engineering support personnel as of January 30, 1998. The majority of these employees currently are located in the Company's Landover, Maryland headquarters. The Company has recently opened a research and development facility in Alameda, California. Approximately two-thirds of the Company's research and development employees hold masters or higher degrees. The Company believes that recruiting and retaining qualified engineering personnel will be essential to its continuing success.

SALES, MARKETING AND DISTRIBUTION

  In order to pursue customers in the telecommunications service provider and corporate end user markets, the Company has expanded its direct sales force by hiring sales personnel who have all had experience in commercial sales of networking and/or telecommunications products. As of January 30, 1998, the Company had 23 sales personnel in its direct sales organization. Domestic sales offices are located in New York, Phoenix, San Francisco, Los Angeles, Hartford, Chicago, Dallas, Boston, Tampa,

Atlanta and Landover, MD. In 1997, sales offices were also opened in Aubrey, Texas; Wyndham, New Hampshire; Richardson, Texas; Buffalo Grove, Illinois; as well as Linden and Berkeley Heights, New Jersey. All of these offices, except the office in Landover, MD, are currently located in the homes of sales people. In 1997, the Company opened a marketing and technical support office in Korea and maintained a sales office in the United Kingdom.

 Direct Sales

  The Company continues to expand its direct sales force to market the Company's products and to ensure direct contact with its customers and private label partners. The primary roles of the Company's sales force are (i) to provide support to commercial customers and seek additional strategic partners, (ii) to support end users by addressing complex ATM access problems and (iii) to differentiate the features and capabilities of the Company's LDR products from competitive products. In addition, the Company believes that its investment in a direct sales force will help the Company to monitor changing customer requirements, competing products and the development of industry standards.

  Yurie's 23-person direct sales force includes both sales persons and sales engineers. Sales engineers provide support and services for the Company's sales persons and for existing customers. Most of the members of the direct sales force have had significant prior experience in sales with industry-leading networking companies. Members of Yurie's sales team have had an average of 10 years of sales experience, and many of the sales persons have had experience selling and managing end user, telecommunications service provider and strategic private label accounts.

 Marketing

  The Company has recently established a marketing program to support the sale and distribution of its products. The objective of this program is to inform potential strategic allies and end users about the capabilities and benefits of the Company's products. The marketing program includes participation in industry trade shows and technical conferences, technology seminars, publication of customer newsletters and technical and educational articles for the trade press and other industry journals. In addition, the Company communicates frequently with its installed base of end users regarding evolving applications for the Company's products.

MANUFACTURING AND SUPPLIERS

  The Company's manufacturing operations consist primarily of materials planning and procurement, test and manufacturing engineering, module testing and quality control. Yurie relies on three manufacturers, Sanmina Corporation, Teledyne Electronic Technologies and Kuchera Industries, Inc. to manufacture the majority of its common equipment circuit packs, backplanes, chassis and printed circuit board assemblies used in the Company's products. Yurie does not have a contract with these or any other manufacturer, and all of the Company's products are manufactured pursuant to individual purchase orders. The Company believes that its orders do not represent a significant portion of these subcontract manufacturers' total business. In the past, Yurie has also used several other manufacturers as supplemental sources for backplanes, chassis and printed circuit boards, and may use these manufacturers in the future as necessary. The Company believes that its strategy of using subcontract manufacturers has increased its flexibility and responsiveness to changes, as it is in a better position to reduce product costs, acquire additional capacity and reduce its capital investment. It is, however, currently relying on a limited number of manufacturers, and if one or more of these manufacturers should experience quality or other problems, such problems could result in delays in product shipments by the Company.

  Final testing of the Company's products is performed by the Company at its Landover, Maryland facility. All products are rigorously tested using automated test equipment prior to shipment to customers. All circuit boards are tested individually. As each customer's network requires different product features to provide the desired functionality, the products are not assembled into complete units prior to shipment. Each feature is packaged and shipped separately to the customers, who use instructions provided by Yurie to configure the products at their locations. Yurie warrants all of its products to be free from defects for a period of one year from the date of shipment.

  Generally, the Company uses industry standard components for its access products. It uses field programmable gate arrays with erasable programmable memory rather than custom integrated circuits in order to maximize its ability to customize products quickly for telecommunications service providers and add product features. Certain components used in the Company's products, including microprocessors and communications chips manufactured by PMC-Sierra, Inc., Hewlett-Packard Company, Integrated Device Technology, Inc., Xilinx, Inc., Texas Instruments, Analog Devices and Altera Corporation, are currently available from only one supplier In the past, there have been shortages of certain of these components because of vendor production problems and the inability of suppliers to increase delivery rates. In addition, the Company has experienced shortages of certain other key components. These component shortages and delays have resulted in delays in the shipment of the Company's products, and the component shortages have also resulted in higher component costs. When these components are in short supply, Yurie must compete for them with larger companies that often have longer established relationships with these vendors. Certain components that currently are readily available may become difficult to obtain in the future.

COMPETITION

  While the market for ATM access products is still evolving, the networking industry as a whole is intensely competitive. Among the companies who have already produced ATM access products are ADC Kentrox and 3Com. In addition, Ascend Communications has developed an ATM access product. Other companies, including Cisco Systems/StrataCom, Nortel, General DataComm, Digital Link, Fore Systems and Newbridge Networks, have already developed networking equipment that may be competitive with the Company's products. The Company expects that some of these companies and other networking and computer systems companies may in the future announce plans to develop ATM access products that are directly competitive with the Company's products.

  The Company does not intend to compete solely on the basis of price. Instead, it intends to compete by offering superior features, performance, reliability and flexibility at competitive prices. Yurie's management is adopting this strategy because equipment price is only one component in overall communications costs. WAN bandwidth and network operating expenses generally exceed the total cost of the network equipment for a typical customer.

  As competition in the ATM access market increases, the Company believes that the ATM access industry may be characterized by the intense price competition similar to that present in the broader networking market. In response to this, the Company has already implemented cost improvement measures and will continue to seek ways to improve upon the LDR products' price-to-performance ratio.

INTELLECTUAL PROPERTY, PROPRIETARY INFORMATION AND TECHNICAL KNOW HOW

  The Company believes that its future success depends, in part, upon its ability to develop and protect proprietary technology contained in its products. The Company currently relies upon a combination of trade secret, copyright, patent and trademark laws, as well as contractual restrictions, to establish and protect proprietary rights in its products. The Company also has entered into nondisclosure, noncompete and invention assignment agreements with substantially all of its employees and nondisclosure agreements with certain of its suppliers, distributors and customers so as to limit access to and disclosure of its proprietary information. There can be no assurance that these statutory and contractual arrangements will prove sufficient to deter misappropriation of the Company's technologies or independent third-party development of similar technologies. The Company also possesses and relies upon a valuable body of technical know how related to the design and operation of its products.

  The U.S. Patent and Trademark Office has issued U.S. Patent No. 5,568,482 to the Company for its LANET protocol. LANET is a significant technological invention that allows ATM to run over transmission media of any speed or quality. The Company intends to provide the technology covered by the LANET patent at no cost to the public because it believes that making the LANET technology freely available to the public would have greater benefits than licensing the technology to third parties or preserving the technology solely for its own use. The Company, however, retains its patent rights in the LANET technology, although third parties are free to use the technology in unmodified form for their own purposes. The Company anticipates that making LANET available at no cost to the public will create demand for and facilitate widespread use of LANET and increase name recognition for Yurie as the developer of LANET.

  Two additional patent applications have been filed for (i) the AQueMan algorithm developed by the Company to regulate and prioritize the flow of traffic in ATM access products and (ii) error-tolerant addressing to enhance the ability to transport ATM cells over noisy links (e.g., wireless circuits). The Company intends to file another patent application for a method to simplify authentication and key exchange in the establishment of secure links. The Company does not now intend to make any of the technologies described in these patent applications available to the public at no cost. There can be no assurance that the Company's patent applications will result in issued patents or that the Company's existing patent or future patents will be upheld as valid or prevent the development of competitive products. The failure of the Company to obtain a patent for AQueMan, or to be granted patents for any of its other Company-developed technologies, could have a material adverse effect on the Company's business and its growth prospects.

FACILITIES

  The Company's principal offices are located in a 137,000 square foot facility leased by the Company at 8301 Professional Place, Landover, MD 20785-2237 (a suburb of Washington, DC). Approximately 40% of the space in this facility is used or reserved for manufacturing, product development and testing; the balance is used or reserved for sales, marketing and other general and administrative activities.

  The Company also leases 6,000 square feet of space for a research and development facility at 2020 Challenger Drive, Suite 101, Alameda, California and approximately 5,443 square feet in Atlanta, Georgia. Yurie believes that its present facilities are well maintained and in good operating condition, although additional facilities may be needed to meet anticipated levels of operations in the foreseeable future.

EMPLOYEES

  On January 30, 1998, Yurie employed 238 individuals on a full-time equivalent basis. Of these, 86 were involved in engineering, 23 were working in applications engineering in the federal division, 48 were employed in sales, marketing and customer support, 48 were engaged in operations and manufacturing and the remaining 33 were devoted to administration, finance and strategic planning. The Company considers its relations with its employees to be good and has not experienced any interruption of operations as a result of labor disagreements, nor are there any collective bargaining agreements in place.

                                  MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

  The directors, executive officers and Key Employees of the Company are:

       NAME                         AGE                 POSITION
       ----                         ---                 --------
Jeong H. Kim.......................  37 Chief Executive Officer and Chairman of
                                         the Board of Directors
Harry J. Carr(1)...................  41 President, Chief Operating Officer and
                                         Director
Kwok L. Li.........................  40 Chief Technology Officer and Vice-
                                         Chairman of the Board of Directors
Barton Y. Shigemura................  38 Senior Vice President, Sales and
                                         Marketing and Director
Harry J. D'Andrea..................  41 Chief Financial Officer and Treasurer
Quon S. Chow(5)....................  57 Vice President, Engineering
Anthony J. DeMambro(5).............  55 Vice President, Operations
Joseph Miller(5)...................  40 Vice President, Marketing
John J. McDonnell..................  51 Corporate Counsel and Secretary
Kenneth D. Brody(2)................  54 Director
Herbert Rabin(2)...................  69 Director
R. James Woolsey(3)................  56 Director
William J. Perry(4)................  70 Director

--------
(1) Mr. Carr replaced Mr. Li as President and Chief Operating Officer of the Company effective June 30, 1997.
(2) Member of the Audit Committee and Compensation Committee.
(3) Member of the Audit Committee.
(4) Member of the Compensation Committee.
(5) Key Employee.

  Dr. Kim is the founder of Yurie and has served as Chief Executive Officer and Chairman of the Board of Directors of the Company since its inception in February 1992, as well as President from its inception until March 1996. From 1990 to 1993, Dr. Kim served as Senior Project Engineer with Allied-Signal Technical Services Corporation, a subsidiary of Allied-Signal Inc. Previously, he served as an Engineering Consultant with SFA, Inc., a U.S. Department of Defense contractor and as a Nuclear Submarine Officer in the U.S. Navy. Dr. Kim holds a Ph.D. in Reliability Engineering from the University of Maryland, and an M.S. in Technical Management and a B.E.S. in Electrical Engineering and Computer Science from The Johns Hopkins University.

  Mr. Li has served as Chief Technical Officer and Vice Chairman of the Board of Directors of the Company since July 1, 1997. Mr. Li served as President and Chief Operating Officer of the Company since March 1996, a Director since 1995, and Executive Vice President and Chief Technical Officer from August 1994 through March 1996. Mr. Li was employed by Yurie on a part-time basis from its inception in 1992 through August 1994. From 1991 to 1994, Mr. Li was Director of Strategic Planning at WilTel, Inc., an interexchange carrier, and from 1988 to 1991, he was Manager of Fiber Access Systems Development for Bell Northern Research, Inc., a subsidiary conducting technological research and development for Northern Telecom Limited. Mr. Li holds a B.E.S. in Electrical Engineering from The Johns Hopkins University.

  Mr. Carr has served as President, Chief Operating Officer and a Director of the Company since June 30, 1997. Prior to joining the Company, he spent five years with AT&T, the last 18 months of which was spent at AT&T Local Services where he was Market Development Vice President for the Atlantic States region. For six months of that period, he also acted as National Program Manager. Mr. Carr was also AT&T

Defense Markets Vice President from 1992 to 1996. From 1989 to 1992, Mr. Carr practiced law, most recently as a partner at Veneble, Baetjer, Howard & Civiletti. Prior to that, he was with AT&T for over 11 years, holding a variety of positions in finance, marketing, operations and law. Mr. Carr holds a B.S. in Finance from Fairfield University and a J.D. from the University of Connecticut School of Law.

  Mr. Shigemura has served as Senior Vice President, Sales and Marketing and a Director of the Company since May 1996. From 1993 to 1996, Mr. Shigemura was Vice President, Marketing and Services and an executive officer for Premisys Communications, Inc., a manufacturer of integrated access products for telecommunications service providers, and from 1990 to 1993, he was Director, Product Line Management for Northern Telecom Limited, a telecommunications equipment manufacturer. Prior to that, he served as an Area Vice President, Sales for General DataComm Industries, Inc., a provider of wide area network and telecommunication products. Mr. Shigemura holds a B.S. in Marketing and Finance from the University of Southern California.

  Mr. D'Andrea has served as Chief Financial Officer and Treasurer of the Company since June 1997. During 1996, he was Chief Financial Officer for American Communications Services, Inc., a company specializing in fiber optic network development and local telecommunications services. From 1993 to 1995, he was Executive Vice President, Chief Financial Officer and Treasurer for Caterair International Corporation, an in-flight catering company. From 1989 to 1993, he was Vice President, Finance and Treasurer for Caterair. Prior to joining Caterair, he held various financial positions with Marriott Corporation and Xerox Corporation. Mr. D'Andrea holds an M.B.A. from Drexel University and a B.A. in Foreign Service from The Pennsylvania State University.

  Mr. McDonnell has served as Corporate Counsel and Secretary of the Company since June 1996 and is presently employed on a part-time basis. He founded Coagulation Diagnostics, Inc., a medical diagnostics device company, in 1995, and serves as its Chief Executive Officer. From 1990 to 1995, he was Counsel with Reed Smith Shaw & McClay, a law firm. He previously served as Executive Vice President and General Counsel for Fairchild Space and Defense Corporation, Senior Vice President and General Counsel for Fairchild Industries, Inc. and Principal Deputy General Counsel of the Department of the Navy. Mr. McDonnell serves on the Boards of Directors of Geraghty and Miller, Inc., an environmental engineering firm, PHP Healthcare Corporation and Sequoia National Bank. Mr. McDonnell holds an A.B. from Boston College and a J.D. from Fordham Law School.

  Mr. Chow has served as Vice President, Engineering of the Company since June 1996. Prior to joining the Company, he spent 30 years with Bell Northern Research, Inc. a subsidiary conducting technological research and development for Northern Telecom Limited, where his last position was Director, Broadband Systems Development. Mr. Chow holds an M.S. and a B.S. in Electrical Engineering from the University of New Brunswick and the University of British Columbia, respectively.

  Mr. DeMambro has served as Vice President, Operations of the Company since October 1996. From 1993 until to joining the Company, he was Vice President of Operations for Steinbrecher Corporation, now Tellabs Wireless, Inc. From 1991 to 1993, he was Director of Operations for Aviv Corporation, a manufacturer of data storage products. From 1989 to 1991 he was Vice President of Manufacturing for EMC/2/ Corporation, also a manufacturer of data storage products.

  Mr. Miller has served as Vice President, Marketing since May 1996. From 1993 to 1996, he was Director of Marketing for Premisys Communications, Inc., a manufacturer of Integrated access products for telecommunications service providers. From 1986 to 1993, he held various management positions at Network Equipment Technologies, a network equipment company. Mr. Miller holds a B.S. in Business from Golden Gate University.

  Mr. Brody has served as a Director of the Company since June 1996. Mr. Brody is the founding partner of Winslow Partners LLC, a private equity investment firm in Washington, D.C. From 1993 to early 1996,

Mr. Brody served as President and Chairman of the Export-Import Bank of the United States. Prior thereto, he was a Partner at Goldman, Sachs & Co., where he served as a member of the firm's Management Committee and founded and headed the high technology investment banking group. Mr. Brody holds an M.B.A. from the Harvard Business School and a B.S. in Electrical Engineering from the University of Maryland.

  Dr. Rabin has served as a Director of the Company since 1995. Dr. Rabin is Director of the Engineering Research Center and Associate Dean of the College of Engineering at the University of Maryland, where he has been Professor of Electrical Engineering since 1983. He was Deputy Assistant Secretary of the Navy (Research, Applied and Space Technology) from 1979 through 1983 and Associate Director of Research at the Naval Research Laboratory from 1971 through 1979. He currently serves as a Director of General Research Corporation International and the National Technological University. Mr. Rabin holds a Ph.D., an M.S. and a B.S. in Physics from the University of Maryland, the University of Illinois and the University of Wisconsin, respectively.

  Mr. Woolsey has served as a Director of the Company since April 1996. Mr. Woolsey served the United States as the Director of Central Intelligence from 1993 to 1995, after which he returned to the law firm of Shea & Gardner, in Washington, DC, where he became a partner in 1979. Mr. Woolsey is a Director of United States Fidelity & Guaranty Company and Sun Healthcare Group, Inc. Mr. Woolsey holds an L.L.B. from Yale Law School, an M.A. from Oxford University and a B.A. from Stanford University.

  Dr. Perry has served as a Director of the Company since January 1997. He served as the Secretary of Defense from 1994 to 1997, and served as Deputy Secretary of Defense from 1993 to 1994. From 1989 to 1993, Dr. Perry was a professor in the School of Engineering at Stanford University, and also served as the Chairman of Technology Strategies Alliances and as a Co-Director of Stanford's Center for International Security and Arms Control. Dr. Perry holds a Ph.D. in Mathematics from Penn State University and an M.S. and B.S. in Mathematics from Stanford University.

BOARD OF DIRECTORS AND COMMITTEES

  The Certificate divides the Board of Directors of the Company into three classes, each class to be as nearly equal in number of directors as possible. Messrs. Shigemura and Brody and Dr. Perry are Class I directors with their terms of office expiring in 1999, Messrs. Li, Woolsey and Carr are Class II directors whose terms will expire in 1998, and Drs. Kim and Rabin are Class III directors whose terms will expire in 2000.

  The Board of Directors has created an Audit Committee and a Compensation Committee. The Audit Committee is responsible for nominating the Company's independent auditors for approval by the Board of Directors; reviewing the scope, results and costs of the audit with the Company's independent auditors; and reviewing the financial statements and audit practices of the Company. The members of the Audit Committee are Dr. Rabin and Messrs. Brody and Woolsey (Chairman).

  The Compensation Committee is responsible for administering the Company's Stock Option Plan (described below) with respect to executive officers and directors of the Company and for recommending other compensation decisions to the Board of Directors. The members of the Compensation Committee are Mr. Brody, Dr. Perry and Dr. Rabin (Chairman).

  The Stock Option Committee is responsible for administering the Stock Option Plan with respect to employees that are not executive officers of the Company. The Stock Option Committee was formed in order to provide timely option grants to new employees. The current members of the Stock Option Committee are Dr. Kim, Mr. Li, Mr. Carr, Mr. Shigemura and Mr. Brody.

EXECUTIVE COMPENSATION

  Summary Compensation. The following table sets forth information concerning compensation for services rendered in all capacities to the Company by the Chief Executive Officer and the four most highly compensated officers of the Company other than the Chief Executive Officer for the fiscal years ended December 31, 1997, 1996 and 1995:

                          SUMMARY COMPENSATION TABLE

                                   ANNUAL COMPENSATION              LONG-TERM COMPENSATION
                          ---------------------------------------- -------------------------
                                                                                 SECURITIES
        NAME AND                                      OTHER ANNUAL  RESTRICTED   UNDERLYING   ALL OTHER
  PRINCIPAL POSITIONS*    YEAR SALARY ($) BONUS ($)   COMPENSATION STOCK AWARDS  OPTIONS (#) COMPENSATION
  --------------------    ---- ---------- ---------   ------------ ------------  ----------- ------------
Jeong H. Kim(3).........  1997  200,010        -- (8)    13,666(9)       --             --         --
 Chief Executive Officer  1996  200,000        --        16,616(1)       --             --         --
                          1995  206,112    656,865       41,346(2)       --             --         --
Harry J. Carr(7)........  1997  100,758        -- (8)     2,256(9)       --       1,000,000     22,038(5)
 President and Chief      1996      --         --           --           --             --         --
 Operating Officer        1995      --         --           --           --             --         --
Kwok L. Li(3)...........  1997  150,008        -- (8)    13,562(9)       --             --         --
 Chief Technical Officer  1996  150,000        --        11,407(1)       --             --         --
                          1995  140,851    250,077       25,962(2)   154,000(4)         --      15,940(5)
Barton Y. Shigemura(6)..  1997  135,007        -- (8)     1,525(9)       --             --       7,229(5)
 Senior Vice President,   1996   89,559      5,000          308(1)       --       1,000,000      4,680(5)
 Sales & Marketing        1995      --         --           --           --             --         --
Harry D'Andrea(7).......  1997   65,492        -- (8)       --           --         150,000        --
 Chief Financial Officer  1996      --         --           --           --             --         --
 and Treasurer            1995      --         --           --           --             --         --

--------
(1) For Dr. Kim and Mr. Li, includes the Company's contribution to their 401(k) plan of $10,000 and $7,500, respectively. For Dr. Kim and Messrs. Li and Shigemura, also includes compensation related to their use of Company-leased vehicles in the amount of $6,616, $1,846 and $308, respectively.
(2) Includes payments for unused vacation and sick leave and the Company's contribution to pension plans.
(3) The Company has employment agreements with Dr. Kim, Mr. Li and Mr. Carr. See "--Employment Agreements."
(4)Represents 4,000,000 shares of common stock granted to Mr. Li in March
1995.
(5)Represents reimbursed relocation expenses and, for Messrs. Li and Carr, applicable associated taxes.
(6)Mr. Shigemura joined the Company in July 1996.
(7) Mr. Carr replaced Mr. Li as President and Chief Operating Officer in July 1997, and Harry J. D'Andrea joined the Company in July 1997 as its Chief Financial Officer. Both are included in the Fiscal 1997 Summary Compensation Table for the first time.
(8) The Company has accrued approximately $1.4 million for bonuses to its employees for 1997 but has not yet allocated these amounts to individual employees. None of the executive officers listed in this table had been awarded a bonus for 1997 as of January 30, 1998.
(9) For Dr. Kim and Mr. Li, includes the Company's contribution to their 401(k) plan of 313 and 277 shares, respectively, of the Company's Common Stock. For Dr. Kim and Messrs. Carr, Li and Shigemura, also includes compensation related to their use of Company leased or owned vehicles in the amount of $8,750, $2,286, $8,750 and $1,525, respectively.

           OPTION GRANTS IN THE FISCAL YEAR ENDED DECEMBER 31, 1997

                                     INDIVIDUAL GRANTS(1)
                         --------------------------------------------  POTENTIAL REALIZABLE
                                     % OF TOTAL                          VALUE AT ASSUMED
                          NUMBER OF   OPTIONS                         ANNUAL RATES OF STOCK
                         SECURITIES  GRANTED TO                       PRICE APPRECIATION FOR
                         UNDERLYING  EMPLOYEES  EXERCISE/                 OPTION TERM(2)
                           OPTIONS   IN FISCAL  BASE PRICE EXPIRATION ----------------------
       NAME              GRANTED (#)    YEAR      ($/SH)      DATE        5%         10%
       ----              ----------- ---------- ---------- ---------- ---------- -----------
Jeong H. Kim(3).........          0        0%        --         --          --          --
Harry J. Carr(4)........  1,000,000     35.8%    $ 9.625    4/30/07    6,053,111  15,349,771
Kwok L. Li(3)...........          0        0         --         --          --          --
Barton Y. Shigemura.....       --        --          --         --          --          --
Harry D'Andrea(4).......    150,000      5.4%    17.0625    6/30/07    1,609,577   4,078,985

--------
(1) All awards listed on table were in the form of option grants made pursuant to the Company's Stock Option Plan.
(2) Sets forth potential option gains based on assumed annualized rates of stock price appreciation from the market price at the date of grant of 5% and 10% (compounded annually) over the full term of the grant with appreciation determined as of the expiration date. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission, and do not represent the Company's estimate or projection of future common stock prices.
(3) To date, neither Dr. Kim nor Mr. Li has been granted options to purchase common stock of the Company.

(4) Of the 1,000,000 options granted to Mr. Carr, 250,000 vest on May 1, 1998, and the remaining number vest at a rate of 20,834 per month on the first day of each month beginning June 1, 1998 until May 1, 2001 when the final 20,810 options vest. Of the 150,000 options granted to Mr. D'Andrea, 37,500 vest on July 1, 1998, and the remaining number vest at a rate of 3,125 per month on the first day of each month beginning August 1, 1998 and running through July 1, 2001.

  Aggregated Option Values. The following table sets forth the stock option values as of December 31, 1997 for each of the named executive officers. One of the named executive officers, Mr. Shigemura, exercised 10,000 of his stock options in the fiscal year ended December 31, 1997.

               AGGREGATED OPTION VALUES AS OF DECEMBER 31, 1997

                              NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                             UNDERLYING UNEXERCISED         IN-THE-MONEY
                                   OPTIONS AT                OPTIONS AT
                                 FISCAL YEAR-END           FISCAL YEAR-END
                                       (#)                     ($)(1)
                            ------------------------- -------------------------
      NAME                  EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
      ----                  ----------- ------------- ----------- -------------
Jeong H. Kim...............       --            --           --            --
Harry J. Carr..............       --      1,000,000          --    $10,562,500
Kwok L. Li.................       --            --           --            --
Barton Y. Shigemura........   427,500       562,500    8,407,856    11,062,969
Harry D'Andrea.............       --        150,000          --        468,750

--------
(1) Sets forth values for "in the money" options that represent the positive spread between the respective exercise/base prices of outstanding stock options and the fair value of $20.1875 per share of common stock at December 31, 1997, as determined by the Board of Directors.

                               STOCK OPTION PLAN

  Under the Company's Stock Option Plan, stock option awards may be made to employees, consultants, directors and officers of the Company. The purposes of the Stock Option Plan are to attract, retain and motivate the best available officers (executive or otherwise), other employees and consultants for positions of substantial responsibility, to give such officers, employees and consultants a greater personal stake in the success of the Company's business, to provide additional incentive to the Company's officers and employees to continue and advance in their employment and service to the Company and to promote the success of the Company's business.

  The Stock Option Plan was adopted by the Company's Board of Directors on January 31, 1996 and amended and restated on May 14, 1997 to increase the maximum number of shares issuable under the Stock Option Plan. The Company's shareholders approved the amended and restated Stock Option Plan on June 26, 1997. A total of 7.0 million shares have been reserved for issuance under the Stock Option Plan, 27,233 of which may be issued under the Data Labs Plan described below. The Stock Option Plan will remain effective until all shares available for issuance under the Plan have been issued, unless sooner terminated by action of the Board of Directors. The number and kind of shares subject to the Stock Option Plan may be adjusted by the Board to prevent dilution or enlargement of rights in the event of a merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, reclassification, stock dividend, stock split, reverse stock split or other similar distribution with respect to the outstanding shares of common stock. No individual may be granted options to purchase more than 1,500,000 shares of common stock in any year under the Stock Option Plan. An additional amendment to the Stock Option Plan, adopted by the Board of Directors on July 30, 1997, provides that stock options granted pursuant to the Stock Option Plan are transferable to members of the option holder's "immediate family" (as defined in the Stock Option Plan), subject to the terms and conditions of the Stock Option Plan.

  The Stock Option Plan is administered by the Board of Directors, although the Board is in some cases authorized (and in some cases required) to delegate the administration of the Stock Option Plan to a committee. The Board (or the committee) is authorized to modify or amend the Stock Option Plan at any time. The Board (or the committee) is further authorized to select the optionees and determine the terms of the options granted, including: (i) the number of shares subject to each option; (ii) when the option becomes exercisable; (iii) the duration of the option and (iv) any other appropriate term of the option agreement. The Board (or the committee) also may accelerate or extend the time at which any option may be exercised. The Stock Option Plan requires that the exercise price of each option be set at the fair market value of the common stock on the effective date of the grant.

  The Stock Option Plan provides for automatic annual grants to independent directors of 5,000 stock options on June 30 of each year beginning on June 30, 1997. In addition, the Board (or the committee) may grant options to incoming directors upon their agreement to serve on the Board. The Stock Option Plan also provides that in the event of a transaction that constitutes a Change of Control (as defined in the Plan) of the Company, each outstanding option will automatically become exercisable as to all of the option shares immediately prior to the effective date of such transaction, subject to certain exceptions.

  As of December 31, 1997, options to acquire an aggregate of 5,622,229 shares of common stock were outstanding pursuant to the Stock Option Plan (net of canceled options) and 992,171 shares remained for future grants. In general, these options vest over a four-year period from their grant date and expire after a specified period not to exceed ten years. Neither Dr. Kim nor Mr. Li hold any options to purchase shares of common stock under the Stock Option Plan. Other executive officers and directors have been granted options to purchase shares under the Stock Option Plan as of December 31, 1997 as follows: Harry J. Carr--1,000,000 shares, Barton Y. Shigemura--1,000,000 shares; Harry J. D'Andrea--150,000 shares; John J. McDonnell--30,000 shares; Herbert Rabin--126,000 shares; R. James Woolsey--105,000 shares; Kenneth D. Brody--80,000 shares; and William J. Perry--80,000 shares. These options have exercise prices ranging from $.52 to $17.06 per share and a weighted average exercise price of $4.84. All of these options vest periodically through June 2001.

  The options granted under the Stock Option Plan are not incentive stock options within the meaning of Section 422 of the Internal Revenue Code.

                                DATA LABS PLAN

  Pursuant to the Data Labs Merger Agreement, all of the outstanding stock options awarded under the Data Labs Plan as of the date of the Data Labs Merger (the "Data Labs Options") were converted into options to purchase common stock of Yurie, with appropriate adjustments to the exercise price and number of shares subject to each option to reflect the ratio at which the shares of Data Labs common stock, par value $.01, were converted to shares of Yurie common stock pursuant to the Data Labs Merger. Each Data Labs Option outstanding under the Data Labs Plan as of the effective date of the Data Labs Merger, December 1, 1997, continues to be governed by and subject to the terms of the Data Labs Plan, although no more options will be granted under the Data Labs Plan.

  As of December 31, 1997, options to purchase a total of 27,233 shares of Yurie common stock had been issued under the Data Labs Plan. All of the Data Labs Options expire in July, 2006, except for those granted to Mr. Wenli Yu which expire on July 2, 2001. All options granted under the Data Labs Plan have vested and have exercise prices of $3.41 per share, except for those awarded to Mr. Wenli Yu which have an exercise price of $3.75 per share.

                              STOCK PURCHASE PLAN

  In December 1996, the Board of Directors and the stockholders of the Company approved the adoption of the Yurie Systems, Inc. Employee Stock Purchase Plan (the "Stock Purchase Plan"). A total of 200,000 shares of common stock have been reserved for issuance under the Stock Purchase Plan. Employees of the Company will be eligible to participate in the Stock Purchase Plan if they have been employed by the Company for at least 90 consecutive days. Employees who own 5% or more of the outstanding capital stock of the Company will not be eligible to participate. The Stock Purchase Plan permits eligible employees to purchase common stock through payroll deductions, at a price equal to 85% of the fair market value of the common stock at the time of purchase.

  The Stock Purchase Plan is administered by the Board of Directors or by a committee appointed by the Board of Directors, which shall establish such rules and procedures as are necessary or advisable to administer the Stock Purchase Plan. The Stock Purchase Plan became effective on February 18, 1997, the date on which a registration statement on Form S-8 filed by the Company with respect thereto became effective. The Stock Purchase Plan will remain effective until all the shares available for issuance under the Plan have been issued, unless sooner terminated by action of the Board of Directors.

                                  401(K) PLAN

  Effective January 1, 1996, the Company adopted a 401(k) Plan (the "401(k) Plan"). Pursuant to the 401(k) Plan, participants may contribute up to 10% (12% as of April 1997) of their compensation, not to exceed a statutorily prescribed annual maximum, to the 401(k) Plan. The 401(k) Plan provides for the Company to make dollar-for-dollar matching contributions to the Plan on behalf of each participant up to a maximum of 5% of the participant's base salary and discretionary profit-sharing contributions. An employee must have completed one year of service (as defined in the 401(k) Plan) in order to participate in the 401(k) Plan.

  Under the 401(k) Plan, each participant vests immediately in his or her salary contributions and vests in the Company's contributions at the rate of 20% per year of service beginning with two years of service. Distributions may be made from a participant's account in the form of a lump-sum, installments or direct rollover upon termination of employment, retirement, disability, death or attainment of the age 59 1/2, or in the form of a lump-sum distribution in the event of financial hardship. The 401(k) Plan is intended to qualify under Section 401 of the Code so that contributions by employees or by the Company to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made.

  The 401(k) Plan has been amended to provide that the Company's matching contributions will take the form of common stock and to provide that employees may become participants in the 401(k) Plan for the purpose of making salary contributions as of the first day of the quarter following their date of hire. The Board has reserved a total of 200,000 shares of common stock for issuance in connection with the 401(k) Plan.

                                 STOCK GRANTS

  The Company has granted shares of stock as compensation to certain of its officers and employees. On May 22, 1995, the Company issued (i) 4,000,000 shares of common stock to Kwok L. Li; (ii) 200,000 shares of common stock to Yung-Lung Ho and 2,400 shares of common stock to several employees; and (iii) on June 14, 1995, the Company issued 6,000 shares of common stock to several employees. See "--Summary Compensation Table."

                             EMPLOYMENT AGREEMENTS

  The Company has employment agreements with Dr. Kim, its Chief Executive Officer, Mr. Li, its Chief Technical Officer, and Mr. Carr, its President and Chief Operating Officer. Pursuant to the Company's employment agreement with Dr. Kim, dated July 31, 1996 (the "Kim Employment Agreement"), Dr. Kim will receive an annual salary of $200,000 and bonus of $40,000 or such other amount as the Board of Directors may determine. Dr. Kim's employment is for a one-year term that renews automatically unless terminated by either party. If the Kim Employment Agreement is terminated by the Company for any reason other than "disability" or "cause" or by Dr. Kim for "good reason" (as those terms are defined in the Kim Employment Agreement), the Company must make a cash lump sum severance payment equal to Dr. Kim's base salary (as defined in the Kim Employment Agreement) and a "bonus amount" for the then-current year, and continue his benefits for up to one year. Throughout his employment, Dr. Kim is bound by a covenant not to compete, which prevents him from engaging in any business in the United States in which the Company is then involved. Dr. Kim will continue to be bound by this covenant not to compete for one year after his termination. The Kim Employment Agreement also provides for certain registration rights with respect to Dr. Kim's shares of common stock pursuant to a registration rights agreement (the "Kim Registration Rights Agreement"). Dr. Kim has waived his registration rights with respect to this offering. See "Shares Eligible for Future Sale."

  The employment agreement between the Company and Mr. Li, dated July 31, 1996, as amended on June 24, 1997 (the "Li Employment Agreement"), provides for Mr. Li to receive an annual salary of $150,000 and bonus of $30,000 or such other amount as the Board of Directors may determine. Mr. Li's employment is for a one-year term that renews automatically unless terminated by either party. If the Li Employment Agreement is terminated by the Company for any reason other than "disability" or "cause" or by Mr. Li for "good reason" (as those terms are defined in the Li Employment Agreement), the Company must make a cash lump sum severance payment equal to Mr. Li's base salary for the then-current year and a "bonus amount" (as defined in the Li Employment Agreement), and continue his benefits for up to one year. Throughout his employment, Mr. Li is bound by a covenant not to compete, which prevents him from engaging in any business in the United States in which the Company is then involved. Mr. Li will continue to be bound by this covenant not to compete for one year after his termination. The Li Employment Agreement, as amended, reflects Mr. Li's new position as Chief Technology Officer and Vice Chairman of the Board of Directors and allows him, to a material extent, to participate in other business activities relating to Splitrock. The Li Employment Agreement provides for certain registration rights with respect to Mr. Li's shares of common stock pursuant to a registration rights agreement (the "Li Registration Rights Agreement"). Mr. Li has waived his registration rights with respect to this offering. See "Shares Eligible for Future Sale."

  Pursuant to the Company's employment agreement with Mr. Carr dated April 30, 1997 (the "Carr Employment Agreement"), Mr. Carr will receive an annual salary of $200,000 and a bonus of 20% of his annual base salary or such other amount as the Board of Directors may determine. Mr. Carr's employment is for a three-year term that renews automatically for a one-year term unless terminated by either party. If the Carr Employment Agreement is terminated by the Company for any reason other than "disability" or "cause" or by Mr. Carr for "good reason" (as those terms are defined in the Carr Employment Agreement), the Company must make a cash lump sum severance payment equal to Mr. Carr's base salary for the then-current year and a "bonus amount" (as defined in the Carr Employment Agreement), and continue his benefits for up to one year. Throughout his employment, Mr. Carr is bound by a covenant not to compete, which prevents him from engaging in any business in the United States in which the Company is then involved. Unless terminated by the Company other than for "disability" or cause, or by Mr. Carr for "good reason," Mr. Carr will continue to be bound by this covenant not to compete for one year after his termination. In connection with the Carr Employment Agreement, the Company also granted Mr. Carr stock options to purchase 1,000,000 shares of the Company common stock (the "Carr Options"). The vesting schedule of the Carr Options follows the Stock Option Plan, including such provisions relating to Change in Control. If Mr. Carr's employment is terminated by the Company without "cause" or for "disability" or by Mr. Carr for "good reason," the Carr Options will automatically become fully exercisable. In the case of any voluntary termination by Mr. Carr or termination for "cause" by the Company, the then vested Carr Options will not terminate until the expiration of their term.

                           COMPENSATION OF DIRECTORS

  During 1995, 1996 and 1997, each of the Company's independent directors received $5,000 per year for serving as members of the Board of Directors, and the same amount is expected to be paid for service in 1998. During 1996, Dr. Rabin and Messrs. Woolsey and Brody received options to purchase 121,000, 100,000 and 75,000 shares of common stock, respectively. During 1997, Dr. Perry received options to purchase 80,000 shares of common stock and each of Dr. Rabin and Messrs. Woolsey and Brody received options to purchase 5,000 shares of common stock . These options have a weighted average exercise price of $2.99 and vest periodically over 4 years. The Company's Stock Option Plan provides for annual automatic option grants of 5,000 options to its independent directors, and on June 30, 1997, each director received options to purchase 5,000 shares of common stock. The Stock Option Plan also allows the Board (or a committee thereof) to grant options to incoming directors upon their agreement to serve on the Board. Directors also are reimbursed for travel and other expenses of attendance at meetings of the Board of Directors or committees thereof.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee, which is responsible for administering the Company's Stock Option Plan with respect to executive officers and directors and for recommending other compensation decisions to the Board of Directors, was formed in June 1996. The members of the Compensation Committee are Dr. Herbert Rabin (Chairman), Dr. William J. Perry and Kenneth D. Brody. Mr. Brody, Dr. Kim and the Company are parties to an agreement under which Mr. Brody purchased an option to purchase 1,000,000 shares of common stock from Dr. Kim at an exercise price of $4.00 per share. Mr. Brody also has a registration rights agreement with the Company. See "Certain Transactions."

            LIMITATION OF DIRECTORS' LIABILITY AND INDEMNIFICATION

  The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The Company's Certificate limits the liability of directors of the Company to the Company or its stockholders to the fullest extent permitted by Delaware law. See "Description of Capital Stock--Certain Provisions of the Company's Certificate of Incorporation and Bylaws."

  The Certificate provides mandatory indemnification rights to any officer or director of the Company who, by reason of the fact that he or she is an officer or director of the Company, is involved in a legal proceeding of any nature. Such indemnification rights include reimbursement for expenses incurred by such officer in advance of the final disposition of such proceeding in accordance with the applicable provisions of the DGCL.

                             CERTAIN TRANSACTIONS

  On July 1, 1996, Dr. Jeong H. Kim and Kenneth D. Brody entered into an option purchase agreement (the "Option Purchase Agreement"), pursuant to which Mr. Brody paid $500,000 to buy an option (the "Brody Option") to purchase 1,000,000 shares of the common stock from Dr. Kim at an exercise price of $4.00 per share. The Brody Option became fully vested on June 3, 1997. To secure Dr. Kim's obligations to deliver shares of common stock to Mr. Brody upon exercise of the Brody Option, Dr. Kim granted Mr. Brody a security interest in all of the shares of common stock subject to the Brody Option. Mr. Brody may assign the Brody Option, in whole or in part, subject to the limitation that each assignee (with the exception of affiliates and family members) must be assigned a portion of the Brody Option covering at least 200,000 shares of common stock. The Brody Option is exercisable for a term of 20 years. As of December 31, 1997, Mr. Brody had exercised and sold 201,600 shares of common stock pursuant to the Brody Option.

  Certain executive officers and directors of the Company have been granted options to purchase shares of the common stock of the Company as follows:
Harry J. Carr, 1,000,000 shares; Barton Y. Shigemura--1,000,000 shares; Harry
J. D'Andrea--150,000 shares; John J. McDonnell--30,000; Herbert Rabin--121,000 shares; R. James Woolsey--100,000 shares, Kenneth D. Brody--75,000 shares, and William J. Perry--75,000 shares. These options have exercise prices ranging from $.52 to $17.06 per share.

  On January 14, 1997, the Company entered into a consulting agreement with In
Y. Chung, under which Mr. Chung performed consulting and business development activities for the Company in the Pacific Rim area. Pursuant to this consulting agreement, the Company granted options to purchase 50,000 shares of common stock at an exercise price of $9.00 per share to Mr. Chung. These options vested upon their grant. Mr. Chung exercised these options in June 1997 and the Company issued 50,000 shares of common stock to Mr. Chung. Mr. Chung is currently employed as a Special Assistant to President Harry Carr, for which he was paid $17,502 in 1997. Mr. Chung is the father-in-law of Dr. Jeong H. Kim.

  The Company has a significant customer relationship with Splitrock, a Texas corporation that provides communications services specifically configured to meet the needs of large network users. Splitrock purchased the Prodigy Network in 1997. During the nine months ended September 30, 1997, Splitrock purchased $11.5 million of LDR products from the Company. In July 1997, Yurie and Splitrock entered into the Splitrock Agreement, which requires Splitrock to purchase a minimum of $20.0 million of LDR products in the period from July 1997 to December 1998. Through September 30, 1997 Splitrock had purchased $6.6 million of LDR products pursuant to this agreement. Under the Splitrock Agreement, Yurie provides services to support deployment and implementation of Yurie's products in Splitrock's network on a time and materials basis. The Company's sales to Splitrock in the fourth quarter of 1997 totaled approximately $5.9 million, including product that Splitrock is expected to purchase or lease from Ericsson. Splitrock's purchases and/or leases from Ericsson will be credited against its minimum purchase guarantee in the Splitrock Agreement. On February 2, 1998, the Company announced that Ericsson and Splitrock had signed a letter of intent in which Ericsson agreed to provide Splitrock with certain services as well as LDR products that Ericsson has purchased or will purchase from Yurie.

  Kwok L. Li, Chief Technology Officer and Vice Chairman of the Board of Directors of Yurie, is the majority shareholder in Splitrock. Mr. Li also serves as the Chairman of the Board of Splitrock and, in that capacity, is responsible for the strategic initiatives and direction of Splitrock. It is anticipated that Mr. Li will devote a significant amount of his time to Splitrock.

  On June 16, 1997, the Board formed an independent committee (the "Splitrock Committee") to oversee and provide guidance to the Company in its relationship with Splitrock. The Splitrock Committee is responsible for reviewing, authorizing and approving all transactions between Yurie and Splitrock, and for ratifying and recommending contracts, policies and other matters in connection with Yurie's relationship with Splitrock. The current members of the Splitrock Committee are Kenneth D. Brody, Dr. William J. Perry, Dr. Herbert Rabin, Barton Y. Shigemura and Harry J. Carr.

CERTAIN RELATIONSHIPS

  R. James Woolsey, a director of the Company, is a partner in the law firm of Shea & Gardner, which is one of several firms that performs legal work for the Company.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth information known to the Company with respect to the beneficial ownership of common stock as of December 31, 1997, (i) by each person who is known by the Company to beneficially own 5% or more of outstanding common stock, (ii) by each of the Company's directors, (iii) by each executive officer named in the Summary Compensation Table, and (iv) by all directors and executive officers of the Company as a group; and (vi) by the Selling Stockholders. The table also sets forth the number of shares of common stock owned by each Selling Stockholder, the number of shares offered for sale in this offering and the number of shares each Selling Shareholder will beneficially own after the offering, assuming the sale of all shares being offered hereby. Unless otherwise indicated, the person or persons named have sole voting and investment power.

                          SHARES BENEFICIALLY                   SHARES TO BE
                            OWNED PRIOR TO                   BENEFICIALLY OWNED
                              OFFERING(1)                     AFTER OFFERING(3)
                         --------------------- SHARES TO BE ---------------------
       NAME                NUMBER   PERCENT(2)   OFFERED      NUMBER   PERCENT(2)
       ----              ---------- ---------- ------------ ---------- ----------
Jeong H. Kim(4)......... 13,398,713    52.9%          --    12,600,313    52.9%
Kwok L. Li(5)...........  3,470,277    13.7           --     3,470,277    13.7
Harry J. Carr...........        --      --            --           --      --
Kenneth D. Brody(4).....    822,150     3.2       798,400       23,750     *
Barton Y. Shigemura.....    434,163     1.7           --       434,163     1.7
R. James Woolsey(6).....    100,000     *             --       100,000     *
Herbert Rabin...........     38,500     *             --        38,500     *
Harry J. D'Andrea.......        --      --            --           --      --
John J. McDonnell.......      5,979     *             --         5,979     *
William J. Perry........        --      --            --           --      --
Amerindo Technology
 Growth
 Fund, Inc.(7)..........  2,926,100    11.5     1,000,000    1,926,100     8.3
Oneline Management,
 Inc.(8)................     20,000     *          20,000          --      --
Bessemer Venture
 Partners IV L.P. ......    101,706     *         101,706          --      --
Edision Venture Fund
 III, L.P. .............     96,686     *          96,686          --      --
Wenli Yu................     87,824     *          87,824          --      --
Raul Montalvo...........      5,855     *           5,855          --      --
Christopher Gabrieli....      4,124     *           4,124          --      --
G. Felda Hardymon.......      3,866     *           3,866          --      --
BVP IV Special
 Situations, L.P. ......      3,428     *           3,428          --      --
Thomas H. Jones.........      3,174     *           3,174          --      --
Jack L. Lewis...........      2,442     *           2,442          --      --
William T. Burgin.......      1,933     *           1,933          --      --
Brimstone Island Co.
 L.P. ..................      1,933     *           1,933          --      --
Michael I. Barach.......      1,933     *           1,933          --      --
Bradford Mills..........      1,933     *           1,933          --      --
G&H Partners............      1,933     *           1,933          --      --
John R. Peeler..........      1,744     *           1,744          --      --
Jenny Zhou..............      1,463     *           1,463          --      --
Ken Lee.................      1,394     *           1,394          --      --
David J. Cowan..........      1,160     *           1,160          --      --
Gautam A. Prakash.......      1,160     *           1,160          --      --
Richard R. Davis........      1,160     *           1,160          --      --
Quentin Corporation.....      1,160     *           1,160          --      --
Mark Jung...............      1,160     *           1,160          --      --
Igor Sill...............      1,160     *           1,160          --      --
John F. Imber...........      1,046     *           1,046          --      --
Neil H. Brownstein......        773     *             773          --      --

                           SHARES BENEFICIALLY                   SHARES TO BE
                             OWNED PRIOR TO                   BENEFICIALLY OWNED
                               OFFERING(1)                     AFTER OFFERING(3)
                          --------------------- SHARES TO BE ---------------------
       NAME                 NUMBER   PERCENT(2)   OFFERED      NUMBER   PERCENT(2)
       ----               ---------- ---------- ------------ ---------- ----------
Robert H. Buescher......         773     *             773          --      --
Belisarous Corporation..         773     *             773          --      --
Robi Soni...............         695     *             695          --      --
Barbara M. Henagan......         617     *             617          --      --
Gabrielli Family
 Foundation.............         457     *             457          --      --
Joanna A. Strober.......         386     *             386          --      --
Ravi B. Mhatre..........         308     *             308          --      --
Diane N. McPartlin......         154     *             154          --      --
Rodney A. Cohen.........         154     *             154          --      --
Adam P. Godfrey.........         154     *             154          --      --
Russell D. Sternlicht...         154     *             154          --      --
Robert J.S. Roriston....         115     *             115          --      --
Thomas F. Ruhm..........          76     *              76          --      --
All executive officers
 and directors
 as a group (10
 persons)...............  17,471,382    69.0%    2,155,366   16,672,982    65.8%

--------
 * Less than 1%.
(1) Includes shares issuable pursuant to options exercisable currently or within 60 days of the date of this Prospectus.
(2) Applicable percentage is based on 25,316,468 shares of common stock outstanding on December 31, 1997 and 25,336,468 shares of common stock outstanding after the Offering.
(3) Assumes the sale of all shares being offered hereby by each Selling Stockholder. There can be no assurances that such sales will be made.
(4) Includes 798,400 shares subject to an option held by Mr. Brody to purchase 798,400 shares of common stock from Dr. Kim. The option originally covered 1,000,000 shares of common stock; however, as of December 31, 1997, Mr. Brody had exercised the option as to 201,600 shares of common stock. See "Certain Transactions." For purposes of this table, and until Mr. Brody exercises his option to purchase the remaining 798,400 shares, Dr. Kim and Mr. Brody share beneficial ownership of these shares of common stock.
(5) Includes 2,500,000 shares held by Linsang Partners, LLC, of which Mr. Li holds a controlling interest. Also includes 950,000 shares owned by Mr. Li's spouse, as to which he disclaims beneficial ownership.
(6)Mr. Woolsey holds 75,000 shares jointly with his spouse.

(7) On November 7, 1996, Amerindo Technology Growth Fund ("Amerindo"), Inc. purchased an aggregate of 1,000,000 shares of common stock of the Company from the Company (400,000 shares), Dr. Kim (500,000 shares) and Mr. Li (100,000 shares). Amerindo received registration rights in connection with the stock it purchased in these transactions.
(8) Represents shares to be issued upon the exercise of the Oneline Option. The Oneline Option was granted by the Company to Oneline in April 1997 and expires in April 1998. In January 1996, Oneline and the Company entered into a Distributorship and Marketing Agreement with respect to the Company's products pursuant to which Oneline has exclusive marketing rights with respect to certain Latin American countries and Spain. The agreement has a one-year term that renews annually unless terminated by either party.

                             PLAN OF DISTRIBUTION

  The purpose of this Prospectus is to permit the Selling Stockholders, if they desire, to dispose of some or all of their shares of common stock, on a delayed or continuous basis. Whether offers and sales will be made pursuant to this Prospectus, and the timing and amount of any offers or sales that are made, is and will be within the sole discretion of the Selling Stockholders. Most of the Selling Stockholders are currently not eligible to dispose of their shares pursuant to Rule 144 under the Securities Act and will not be eligible to make such sales until they have satisfied the one-year holding period under Rule 144. Amerindo's one-year holding period expired on November 6, 1997. Each of Mr. Brody's and Oneline's holding periods will expire one year after they exercise their options. The one-year holding period for each of the Data Labs Holders (defined herein below) will expire on December 1, 1998.

  If the Selling Stockholders determine, in their discretion, to make sales pursuant to this Prospectus, they may sell the shares being offered hereby from time to time (i) through dealers or in ordinary broker transactions, in the over-the-counter market or otherwise, (ii) "at the market" to or through marketmakers or into an existing market for the shares, (iii) in other ways not involving marketmakers or established trading markets, including direct sales to purchasers or effected through agents, or (iv) in combinations of any such methods of sale, subject to applicable state and federal securities laws. One or more of the Selling Stockholders may coordinate sales of stock pursuant to this registration statement with sales pursuant to Rule 144 by other stockholders of the Company. The shares will be sold at market prices prevailing at the time of sale or negotiated prices. In connection with the distributions of the common stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of common stock in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders may also sell common stock short and redeliver the shares to close out such short positions. The Selling Stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or financial institutions of the common stock offered hereby, which common stock such broker-dealer or other financial institutions may resell pursuant to this Prospectus (as supplemented or amended to reflect this transaction). The Selling Stockholders may also pledge the shares registered hereunder to a broker-dealer or other financial institution may effect sales of the pledged common stock pursuant to this Prospectus (as supplemented or amended to reflect such transaction). In addition, any shares covered by this Prospectus which qualify for sale pursuant to Section 4(1) of the Securities Act or Rule 144 thereunder may be sold under such provisions rather than pursuant to this Prospectus.

  If a dealer is utilized in the sale of the shares in respect of which the Prospectus is delivered, sales will be made by the Selling Stockholders to or through a marketmaker, acting as principal or as agent. Other sales may be made, directly or through an agent, to purchasers outside existing trading markets. A selling broker may act as agent or may acquire the shares, warrants or interests therein, as principal or pledgee and may, from time to time, effect distributions of such sales.

  In connection with this offering, the Company will pay all expenses of preparing and filing the registration statement, including, without limitation, registration and filing fees, printing expenses, fees and disbursements of legal counsel and accountants for the Company, transfer agents' and registrars' fees, fees and disbursements of experts used by the Company in connection with such registration, expenses of any special audits of the Company incidental to or required by such registration, and expenses incidental to any post-effective amendment to any such registration statement. The Company is also required to pay legal expenses, if any, of one of the Selling Stockholders not to exceed $10,000.

  All dealers', brokers', or agents' commissions, concessions, discounts, fees or other compensation will be paid by the Selling Stockholders.

  The Company has advised the Selling Stockholders that during such time as they may be engaged in a distribution of the Shares included herein they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes any Selling Stockholder, any affiliated purchasers and any broker-dealer or other person who participates is such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the common stock.

  No sales or distributions other than as described herein may be effected until after this Prospectus shall have been appropriately amended or supplemented.

                         DESCRIPTION OF CAPITAL STOCK

  The Certificate provides that the authorized capital of the Company consists of 50,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of undesignated preferred stock, par value $.01 per share. As of December 31, 1997, there were 25,316,468 shares of common stock outstanding and no shares of preferred stock outstanding. In addition, there were outstanding options to acquire 5,622,229 shares of common stock.

COMMON STOCK

  The holders of common stock of the Company are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of preferred stock, if any, then outstanding. The common stock has no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions available to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

PREFERRED STOCK

  The Board of Directors has the authority to issue the undesignated preferred stock in one or more series and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of undesignated preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company and may adversely affect the voting and other rights of the holders of common stock. The Company has no present plans to issue any shares of preferred stock.

REGISTRATION RIGHTS

  The holders of approximately 18,385,366 shares of common stock held by or issuable to certain holders of options, and certain of their transferees, have rights to have those shares of common stock registered by the Company under the Securities Act. The 2,155,366 shares of Common Stock being sold by the Selling Stockholders in this offering are being sold pursuant to the exercise of these registration rights.

  The Company and Mr. Brody are parties to a registration rights agreement (the "Brody Registration Rights Agreement") with respect to 1,000,000 shares of common stock issuable upon exercise of the Brody Option (the "Brody Shares"). Under the Brody Registration Rights Agreement, Mr. Brody and his assignees (the "Holders") may, beginning August 4, 1997 (April 4, 1998 with respect to assignees) and subject to certain limitations, require the Company to file up to three registration statements under the Securities Act ("registration demands") covering the public sale of all or any portion of the Brody Shares, one of which may be for the sale of Brody Shares in an underwritten offering, and two of which must be shelf registration statements. In addition, the Holders have been granted "piggyback" registration rights with respect to certain registration statements filed by the Company. The shares offered by Mr. Brody as a Selling Stockholder in this offering are being sold pursuant to the exercise of these registration rights. In any registration, the Company must pay the registration expenses of the Holders, including the legal fees of the Holders of up to $10,000, other than underwriting commissions or discounts. The Company has agreed to indemnify the Holders against certain liabilities, including liabilities under the Securities Act, in connection with the registration of the Brody Shares. Mr. Brody has exercised his demand registration rights with respect to this offering.

  Pursuant to the Kim Registration Rights Agreement and the Li Registration Rights Agreement (collectively, the "Registration Rights Agreements"), Dr. Kim and Mr. Li were granted registration rights for 15,000,000 shares of common stock (the "Kim Shares") and 4,000,000 shares of common stock (the "Li Shares"), respectively. The Registration Rights Agreements provide that each of Dr. Kim and his assignees and Mr. Li and his assignees, as the case may be, may, beginning August 4, 1997 (April 4, 1998 with respect to assignees) and subject to certain limitations, make up to five registration demands with respect to the sale of all or any portion of the Kim Shares or the Li Shares, respectively, three of which may be shelf registration statements. Dr. Kim and Mr. Li and their assignees have also been granted "piggyback" registration rights with respect to certain registration statements filed by the Company or other selling stockholders. In any registration, the Company must pay the registration expenses of Dr. Kim and Mr. Li and their assignees, including legal fees of up to $10,000, other than underwriting commissions or discounts. The Company has agreed to indemnify Dr. Kim and Mr. Li against certain liabilities, including liabilities under the Securities Act, in connection with the registration of the Kim Shares and the Li Shares. Dr. Kim and Mr. Li have waived their "piggyback" registration rights in connection with this offering.

  Pursuant to a Stock Purchase Agreement between the Company and Amerindo, the Company granted registration rights to Amerindo with respect to 1,000,000 shares of common stock (the "Amerindo Shares"). Amerindo acquired the shares in a private placement on November 7, 1996 from the Company (400,000 shares), Dr. Kim (500,000 shares) and Mr. Li (100,000 shares). The Stock Purchase Agreement provides that Amerindo may, beginning one year after February 4, 1997 and subject to certain limitations, make one registration demand for a shelf registration for all, but not less than all, of the Amerindo Shares. Amerindo also has "piggyback" registration rights with respect to certain registration statements filed by the Company. In any registration, the Company must pay the registration expenses of Amerindo, excluding Amerindo's legal fees, underwriting commissions and discounts. The Company has agreed to indemnify Amerindo against certain liabilities, including liabilities under the Securities Act, in connection with the registration of the Amerindo Shares. Amerindo has exercised its "piggyback" registration rights with respect to this offering.

  In April 1997, the Company granted "piggyback" registration rights to Oneline with respect to 20,000 shares of common stock subject to the Oneline Option. Oneline has exercised its "piggyback" registration rights with respect to this offering.

  Pursuant to a registration rights agreement between the Company and the remaining Selling Stockholders (the "Data Labs Holders"), all of whom were former shareholders of Data Labs (the "Data Labs Registration Rights Agreement"), the Company granted registration rights to the Data Labs Holders with respect to a total of 336,966 shares of common stock (the "Data Labs Shares"). The Data Labs Holders acquired the Data Labs Shares in the Data Labs Merger on December 1, 1997. This Registration Statement, and the Prospectus thereof a part, are being filed pursuant to the Company's obligations under the Data Labs Merger Agreement. In addition, the Data Labs Holders have been granted "piggyback" registration rights with respect to certain registration statements filed by the Company. In any registration, the Company must pay the registration expenses of the Data Labs Holders other than underwriting commissions or discounts. The Company has agreed to indemnify the Data Labs Holders against certain liabilities, including liabilities under the Securities Act, in connection with the registration of the Data Labs Shares.

CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

  The Certificate of Incorporation provides that the liability of directors of the Company is eliminated to the fullest extent permitted under Section 102(b)(7) of the Delaware General Corporation Law. As a result, no director of the Company will be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any willful or negligent payment of an unlawful dividend, stock purchase or redemption or
(iv) for any transaction from which the director derived an improper personal benefit.

  The Certificate divides the Board of Directors of the Company into three classes, each class to be as nearly equal in number of directors as possible. Messrs. Shigemura and Brody and Dr. Perry are Class I directors with their terms of office expiring in 1999, Messrs. Li and Woolsey are Class II directors whose terms will expire in 1998, and Drs. Kim and Rabin are Class III directors whose terms will expire in 2000. At each annual meeting of stockholders, directors in each class will be elected for terms of three years to succeed the directors of that class whose terms are expiring. In accordance with the DGCL, directors serving on classified boards of directors may only be removed from office for cause. The Certificate provides that stockholders may take action by the written consent of 66 2/3% of the stockholders, and that a special meeting of stockholders may be called only by the Board of Directors. The Bylaws of the Company provide that stockholders must follow an advance notification procedure for certain stockholder nominations of candidates for the Board of Directors and for certain other stockholder business to be conducted at an annual meeting. These provisions could, under certain circumstances, operate to delay, defer or prevent a change in control of the Company.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Company's common stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

  As of December 31, 1997, there were 25,316,468 shares of common stock outstanding, and upon the exercise of the Oneline Option, there will be 25,336,468 shares of common stock outstanding. Of these shares, approximately 17,471,382 shares are held by "affiliates" of the Company (as that term is defined in Rule 144 under the Securities Act) and are eligible for sale in accordance with the volume and manner of sale restrictions under Rule 144.

  In general, under Rule 144 as presently in effect, if a period of at least one year has elapsed since the later of the date shares of common stock that are "restricted securities" (as that term is defined in Rule 144) were acquired from the Company or the date they were acquired from an affiliate of the Company, as applicable, the holder of such restricted shares (including an affiliate) is entitled to sell a number of shares within any three-month period that does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements pertaining to the manner of such sales, notices of such sales and the availability of current public information concerning the Company. Affiliates may sell shares not constituting restricted securities in accordance with the foregoing volume limitations and other requirements but without regard to the one-year holding period requirement.

  Assuming the sale by the Selling Stockholders of all the shares offered hereby, the Company and its executive officers, directors and certain stockholders will beneficially own an aggregate of 17,471,382 outstanding shares immediately following this offering.

  The 2,155,366 shares of Common Stock being sold by the Selling Stockholders in this offering are being sold pursuant to the exercise of certain registration rights to have those shares of common stock registered by the Company under the Securities Act.

  The Company has registered on Form S-8 under the Securities Act 7,000,000 shares of common stock issued or reserved for issuance under the Stock Option Plan and the Data Labs Plan, 200,000 shares of common stock issued or reserved for issuance under the Stock Purchase Plan and 200,000 shares of common stock issued or reserved for issuance under the 401(k) Plan. See "Management--Stock Option Plan," "--Data Labs Plan," "--Stock Purchase Plan" and "--401(k) Plan." Shares registered and issued pursuant to such registration statements will be freely tradable unless held by affiliates of the Company, for whom resale of the shares will be subject to the volume limitations of Rule 144.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Selling Stockholders by Fried, Frank, Harris, Shriver & Jacobson, Washington, DC.

                                    EXPERTS

  The financial statements of the Company as of December 31, 1995, 1996 and for each of the three years ended December 31, 1994, 1995 and 1996 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The financial statements and schedules of Data Labs as of December 31, 1995 and 1996 and for each of the years ended 1995 and 1996 included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 7th Floor, New York, New York 10048. Copies of such materials may be obtained from the Web site that the Commission maintains at http://www.sec.gov.

  The Company has filed with the Commission a registration statement on Form S-1 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Any person to whom this Prospectus is delivered may obtain a copy of the Registration Statement, including the exhibits thereto, without charge upon written or oral request to the Secretary of the Company at 8301 Professional Place, Landover, MD 20785-2237, Telephone: (301) 352-4600.

  The common stock of the Company is listed on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company can be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006-1506.

                         INDEX TO FINANCIAL STATEMENTS

FINANCIAL STATEMENTS FOR YURIE SYSTEMS, INC. AS OF DECEMBER 31, 1995 AND1996 AND FOR THE THREE YEARS ENDED DECEMBER 31, 1996:

Independent Auditors' Report..............................................  F-2
Balance Sheets as of December 31, 1995 and 1996...........................  F-3
Statements of Operations for the Three Years Ended December 31, 1994, 1995
 and 1996.................................................................  F-4
Statements of Stockholders' Equity (Deficit) for the Three Years Ended De-
 cember 31, 1994, 1995 and 1996...........................................  F-5
Statements of Cash Flows for the Three Years Ended December 31, 1994, 1995
 and 1996.................................................................  F-6
Notes to Financial Statements.............................................  F-7

FINANCIAL STATEMENTS FOR YURIE SYSTEMS, INC. AS OF SEPTEMBER 30, 1997 AND DECEMBER 31, 1996 (UNAUDITED) AND FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 (UNAUDITED):

Balance Sheets as of September 30, 1997 and December 31, 1996 (Unau-
 dited).................................................................. F-14
Statements of Operations for the Three and Nine Months Ended September
 30, 1997 and 1996 (Unaudited)........................................... F-15
Statements of Cash Flows for the Three and Nine Months Ended September
 30, 1997 and 1996 (Unaudited)........................................... F-16
Notes to Financial Statements (Unaudited)................................ F-17

FINANCIAL STATEMENTS FOR DATA LABS, INC. AS OF DECEMBER 31, 1995 AND 1996 AND FOR THE TWO YEARS ENDED DECEMBER 31, 1996:

Report of Independent Public Accounts.................................... F-20
Balance Sheets as of December 31, 1995 and 1996.......................... F-21
Statements of Operations for the Two Years Ended December 31, 1995 and
 1996 ................................................................... F-22
Statements of Stockholder's Equity for the Two Years Ended December 31,
 1995 and 1996 .......................................................... F-23
Statements of Cash Flows for the Two Years Ended December 31, 1995 and
 1996 ................................................................... F-24
Notes to Financial Statements............................................ F-25

FINANCIAL STATEMENTS FOR DATA LABS, INC. AS OF SEPTEMBER 30, 1997 AND
DECEMBER 31, 1996 (UNAUDITED) AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 (UNAUDITED):

Balance Sheets as of September 30, 1997 and December 31, 1996 (unau-
 dited)..................................................................  F-30
Statements of Operations for the Nine Months Ended September 30, 1997 and
 1996 (unaudited) .......................................................  F-31
Statements of Cash Flows for the Nine Months Ended September 30, 1997 and
 1996 (unaudited)........................................................  F-32

SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS FOR YURIE SYSTEMS, INC. AND SUBSIDIARIES AS OF DECEMBER 31, 1995 AND 1996 AND FOR THE THREE YEARS ENDED DECEMBER 31, 1996:

Independent Auditors' Report..............................................  F-33
Supplemental Consolidated Balance Sheets as of December 31, 1995 and
 1996.....................................................................  F-34
Supplemental Consolidated Statements of Operations for the Two Years Ended
 December 31, 1994, 1995 and 1996.........................................  F-35
Supplemental Consolidated Statements of Stockholders' Equity (Deficit) for
 the Two Years Ended December 31, 1994, 1995 and 1996.....................  F-36
Supplemental Consolidated Statements of Cash Flows for the Two Years Ended
 December 31, 1994, 1995 and 1996.........................................  F-37
Notes to Supplemental Consolidated Financial Statements...................  F-38

SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS FOR YURIE SYSTEMS, INC. AND SUBSIDIARIES AS OF SEPTEMBER 30, 1997 (UNAUDITED) AND DECEMBER 31, 1996 (UNAUDITED) AND FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 (UNAUDITED):

Supplemental Consolidated Balance Sheets as of September 30, 1997 and
 December 31, 1996 (Unaudited) ........................................... F-45
Supplemental Consolidated Statements of Operations for the Three and Nine
 Months Ended September 30, 1997 and 1996 (Unaudited)..................... F-46
Supplemental Consolidated Statements of Cash Flows for the Three and Nine
 Months Ended September 30, 1997 and 1996 (Unaudited)..................... F-47
Notes to Supplemental Consolidated Financial Statements................... F-48

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
 Yurie Systems, Inc.:

  We have audited the accompanying balance sheets of Yurie Systems, Inc. as of December 31, 1995 and 1996, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Yurie Systems, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

  As discussed in Note 1 to the financial statements, in 1996, the Company adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation."

/s/ Deloitte & Touche LLP
Washington, DC
March 7, 1997

                              YURIE SYSTEMS, INC.

                                 BALANCE SHEETS

                                                            DECEMBER 31,
                                                       -----------------------
                                                          1995        1996
                                                       ----------  -----------
                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents........................... $3,779,800  $ 3,229,069
  Accounts receivable--trade..........................  1,172,394    4,931,012
  Accounts receivable--other..........................      2,828       54,154
  Inventory...........................................    654,447    2,599,915
  Deferred offering costs.............................        --       910,442
  Deferred income taxes...............................        --         9,301
  Prepaid expenses....................................      5,164      392,881
                                                       ----------  -----------
    Total current assets..............................  5,614,633   12,126,774
                                                       ----------  -----------
PROPERTY AND EQUIPMENT:
  Furniture and equipment.............................     90,250      206,522
  Software............................................     50,622      355,168
  Computer and office equipment.......................    504,481    1,803,362
                                                       ----------  -----------
    Total property and equipment......................    645,353    2,365,052
  Less accumulated depreciation and amortization......    (89,257)    (333,751)
                                                       ----------  -----------
    Net property and equipment........................    556,096    2,031,301
                                                       ----------  -----------
OTHER ASSETS..........................................     20,938       57,756
                                                       ----------  -----------
    TOTAL ASSETS...................................... $6,191,667  $14,215,831
                                                       ==========  ===========
         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.................................... $  295,591  $ 1,969,714
  Accrued liabilities.................................    270,279    3,156,385
  Unearned revenue....................................  4,000,000          --
  Deferred income taxes...............................     64,995          --
  Income taxes payable................................    432,059          --
                                                       ----------  -----------
    Total current liabilities.........................  5,062,924    5,126,099
ACCRUED RENT..........................................     25,661       14,932
DEFERRED INCOME TAXES.................................        --        19,310
STOCKHOLDERS' EQUITY:
  Preferred Stock, par value $.01, authorized
   10,000,000 shares, none issued.....................        --           --
  Common Stock, par value $.01 per share; authorized
   30,000,000 shares in 1995 and 50,000,000 in 1996;
   issued and outstanding, 20,208,400 shares at
   December 31, 1995 and 20,608,400 shares at December
   31, 1996...........................................    202,084      206,084
 Additional paid-in capital...........................    119,939    4,915,939
 Retained earnings....................................    781,059    3,933,467
                                                       ----------  -----------
    Total stockholder's equity........................  1,103,082    9,055,490
                                                       ----------  -----------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........ $6,191,667  $14,215,831
                                                       ==========  ===========

                       See notes to financial statements.

                              YURIE SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS

                                                   YEAR ENDED DECEMBER 31,
                                              ---------------------------------
                                                 1994       1995       1996
                                              ---------- ---------- -----------
REVENUE:
  Product revenue............................ $      --  $2,869,937 $18,728,525
  Service revenue............................  1,143,520  1,992,669   2,490,563
  Other revenue..............................        --   1,108,333     391,667
                                              ---------- ---------- -----------
    Total revenue............................  1,143,520  5,970,939  21,610,755
COSTS OF REVENUE:
  Cost of product revenue....................        --   1,326,702   6,783,520
  Cost of service revenue....................    723,481  1,184,093   1,635,427
                                              ---------- ---------- -----------
    Total cost of revenue....................    723,481  2,510,795   8,418,947
                                              ---------- ---------- -----------
GROSS PROFIT.................................    420,039  3,460,144  13,191,808
OPERATING EXPENSES:
  Research and development...................     39,875    427,815   3,846,654
  Sales and marketing........................        --         --    1,547,120
  General and administrative.................    219,344  1,588,154   2,699,606
                                              ---------- ---------- -----------
    Total operating expenses.................    259,219  2,015,969   8,093,380
                                              ---------- ---------- -----------
INCOME FROM OPERATIONS.......................    160,820  1,444,175   5,098,428
  Other income...............................      1,583     13,341      83,375
                                              ---------- ---------- -----------
INCOME BEFORE INCOME TAXES...................    162,403  1,457,516   5,181,803
  Provision for income taxes.................     41,535    560,661   2,029,395
                                              ---------- ---------- -----------
    NET INCOME............................... $  120,868 $  896,855 $ 3,152,408
                                              ========== ========== ===========
NET INCOME PER COMMON SHARE.................. $     0.01 $     0.04 $      0.14
                                              ========== ========== ===========
WEIGHTED AVERAGE SHARES OUTSTANDING.......... 17,542,408 21,710,064  21,811,082
                                              ========== ========== ===========


                       See notes to financial statements.

                              YURIE SYSTEMS, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                            COMMON STOCK     ADDITIONAL  RETAINED
                         -------------------  PAID-IN    EARNINGS
                           SHARES    AMOUNT   CAPITAL   (DEFICIT)     TOTAL
                         ---------- -------- ---------- ----------  ----------
BALANCE, JANUARY 1,
 1994................... 16,000,000 $160,000 $      --  $ (236,664) $  (76,664)
  Net income............        --       --         --     120,868     120,868
                         ---------- -------- ---------- ----------  ----------
BALANCE, DECEMBER 31,
 1994................... 16,000,000  160,000        --    (115,796)     44,204
  Common stock
   issuance.............  4,208,400   42,084    119,939        --      162,023
  Net income............        --       --         --     896,855     896,855
                         ---------- -------- ---------- ----------  ----------
BALANCE, DECEMBER 31,
 1995................... 20,208,400  202,084    119,939    781,059   1,103,082
  Common stock
   issuance.............    400,000    4,000  4,796,000        --    4,800,000
  Net income............        --       --         --   3,152,408   3,152,408
                         ---------- -------- ---------- ----------  ----------
BALANCE, DECEMBER 31,
 1996................... 20,608,400 $206,084 $4,915,939 $3,933,467  $9,055,490
                         ========== ======== ========== ==========  ==========



                       See notes to financial statements.

                              YURIE SYSTEMS, INC.

                           STATEMENTS OF CASH FLOWS

                                                YEAR ENDED DECEMBER 31,
                                           -----------------------------------
                                             1994        1995         1996
                                           ---------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income............................... $ 120,868  $   896,855  $ 3,152,408
 Adjustments to reconcile net income to
  net cash provided by (used in) operating
  activities:
   Depreciation...........................    11,220       76,249      244,494
   Compensation due to stock issuance.....       --       162,023          --
   Deferred income taxes..................    22,315       42,680      (54,986)
 Changes in assets and liabilities:
   Accounts receivable....................  (137,943)  (1,000,316)  (3,809,944)
   Inventory..............................       --      (654,447)  (1,945,468)
   Prepaid expenses.......................   (10,665)       5,851     (387,717)
   Other assets...........................   (15,220)      (5,718)     (36,818)
   Accounts payable and other accrued
    expenses..............................    73,368      318,695    3,907,229
   Income taxes payable...................    19,220      412,839     (432,059)
   Due to/from stockholder................    50,601         (583)         --
   Unearned revenue.......................   275,437    3,724,563   (4,000,000)
   Accrued rent...........................    18,511        7,150      (10,729)
                                           ---------  -----------  -----------
 Net cash provided by (used in) operating
  activities..............................   427,712    3,985,841   (3,373,590)
                                           ---------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property and equipment.....  (202,250)    (436,229)  (1,719,699)
                                           ---------  -----------  -----------
 Net cash used in investing activities....  (202,250)    (436,229)  (1,719,699)
                                           ---------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Deferred offering costs................       --           --      (257,442)
   Proceeds from issuance of common
    stock.................................       --           --     4,800,000
                                           ---------  -----------  -----------
 Net cash provided by financing
  activities..............................       --           --     4,542,558
                                           ---------  -----------  -----------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS..............................   225,462    3,549,612     (550,731)
CASH AND CASH EQUIVALENTS, BEGINNING OF
 YEAR.....................................     4,726      230,188    3,779,800
                                           ---------  -----------  -----------
CASH AND CASH EQUIVALENTS, END OF YEAR.... $ 230,188  $ 3,779,800  $ 3,229,069
                                           =========  ===========  ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
   Cash paid for income taxes............. $     --   $   105,142  $ 2,699,000
                                           =========  ===========  ===========

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:

  During 1995, the Company issued 4,208,400 shares of Common Stock that was recorded as compensation expense in the amount of $162,023.

  The Company has accrued deferred offering costs of $653,000.

                      See notes to financial statements.

                              YURIE SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Yurie Systems, Inc. (formerly Integrated Systems Technology, Inc.) is a Delaware corporation that was incorporated in February 1992. The Company designs, manufactures, markets and services asynchronous transfer mode ("ATM") access products for telecommunications service providers, corporate end users and government end users. ATM is a standard for packaging and switching digital information that facilitates high speed information transmission with a high degree of efficiency.

  Revenue Recognition--For financial reporting purposes, the Company records revenue from product sales on the ship and bill method. Contract service revenue is primarily generated from cost-reimbursable contracts, including cost-plus-fixed-fee contracts, and is recorded on the basis of reimbursable costs plus a pro rata portion of the fee. A portion of the Company's service revenue is derived from various fixed-price contracts and is accounted for using the percentage-of-completion method. Losses on contracts, if any, are recorded when they become known. Contract costs for services supplied to the U.S. government, including indirect expenses, are subject to audit by the government's representatives. All revenue is recorded in amounts that are expected to be realized upon final settlement.

  Cash and Cash Equivalents--The Company considers all highly liquid temporary investments including those with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consist primarily of interest bearing accounts.

  Unbilled Receivables--Unbilled receivables include certain costs and a portion of the fee and expected profit which is billable upon completion of the contracts or the completion of certain tasks under terms of the contracts.

  Inventories--Inventory is stated at the lower of cost or market using the first-in, first-out method.

  Depreciation and Amortization--Property and equipment is recorded at cost. The cost of furniture and computer and office equipment is depreciated from the date of installation using the straight-line method over the estimated useful lives of the various classes of property, which range from three to seven years. The costs of software are amortized using the straight-line method over three years.

  Warranty Reserve--Estimated warranty costs are accrued at the time revenue is recognized and are charged to cost of revenues.

  Software Development Costs--Software development costs incurred for products to be sold are capitalized after technological feasibility has been established, which is consistent with the guidance under SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." As of December 31, 1996, all costs related to software development have been expensed as incurred.

  Deferred Offering Costs--Legal and other incremental costs associated with raising capital through an initial public offering are capitalized on the balance sheet. Such costs are subsequently netted against the proceeds of the stock offering to which they relate. Such costs would be written off to operations in the period in which the related offering is abandoned. There are no deferred costs included in the balance sheets at December 31, 1994 and 1995. Deferred offering cost at December 31, 1996 was $910,442.

  Income Taxes--The provision for income taxes includes Federal and state income taxes currently payable plus the net change during the year in the deferred tax liability or asset. The current or deferred tax consequences of all events that have been recognized in the financial statements are measured based on provisions of enacted tax law to determine the amount of taxes payable or refundable in future periods.

                              YURIE SYSTEMS, INC.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses in the financial statements and in the disclosures of contingent assets and liabilities. Actual results could differ from those estimates.

  Concentration of Credit Risk--Financial instruments that potentially subject the Company to concentration of credit risk principally consist of trade accounts receivable. The Company's largest commercial customer accounted for approximately 66% and 63% of gross accounts receivable at December 31, 1995 and 1996, respectively. In addition, other customers with balances in excess of 10% accounted for approximately 23% of gross accounts receivable as of December 31, 1995. There were no other customers with a balance in excess of 10% as of December 31, 1996. The Company performs ongoing credit evaluations of its customers, but generally does not require collateral to support customer receivables. Losses on uncollectible accounts have consistently been within management's expectations and have historically been minimal.

  Net Income (Loss) Per Share--Net income per common and common share equivalents at December 31, 1994, 1995 and 1996 were computed based upon the weighted average number of common and common share equivalents, outstanding during the period. Common share equivalents consist of stock options calculated using the treasury stock method. Retroactive restatement has been made for the forty-to-one stock split on January 3, 1995 and the two-to-one stock split on April 3, 1996. Primary and fully diluted earnings per share are the same. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock and options to purchase common stock issued within one year prior to the initial filing of the Registration Statement at prices below the assumed initial public offering price will be included as outstanding for all periods presented, using the treasury stock method.

  New Accounting Pronouncements--As of January 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for Impairment of Long-Lived Assets to be Disposed Of. The adoption had no effect on the financial position or the results of operations of the Company. SFAS No. 123, Accounting for Stock-Based Compensation, has been adopted by the Company as of December 31, 1996. However, the Company has not adopted the recognition and measurement provisions of SFAS No. 123 and therefore, will provide only the applicable disclosures. (See Note 11).

  Reclasssifications--Certain prior year amounts have been reclassified to conform to the current year financial statement presentation.

2. LINE OF CREDIT

  From January 1, 1995 to June 28, 1996, the Company had a credit agreement with Commerce Bank, which provided for maximum borrowings of $100,000. At December 31, 1995, there were no borrowings under this agreement.

  On June 28, 1996, the Company entered into a revolving loan agreement with Commerce Bank, which provides for maximum borrowings of $3,000,000, based upon certain percentages of accounts receivable and inventory as borrowing bases. The interest varies from prime to prime plus 1% depending upon the amounts borrowed. At December 31, 1996, the prime rate was 8.25%. The agreement expires on May 31, 1997. At December 31, 1996, there were no borrowings under this agreement.

                              YURIE SYSTEMS, INC.

3. ACCOUNTS RECEIVABLE--TRADE

  Trade accounts receivable consisted of the following:

                                                              DECEMBER 31,
                                                          ---------------------
                                                             1995       1996
                                                          ---------- ----------
     Billed.............................................. $  748,372 $4,166,149
     Unbilled............................................    424,022    764,863
                                                          ---------- ----------
       Total accounts receivable--trade.................. $1,172,394 $4,931,012
                                                          ========== ==========

4. INVENTORY

  Inventory consisted of the following:

                                                              DECEMBER 31,
                                                          ---------------------
                                                             1995       1996
                                                          ---------- ----------
     Raw materials....................................... $  246,291 $1,836,581
     Work-in-process.....................................    325,101    688,686
     Finished goods......................................     83,055     74,648
                                                          ---------- ----------
       Total inventory................................... $  654,447 $2,599,915
                                                          ========== ==========

5. ACCRUED LIABILITIES

  Accrued liabilities consisted of the following:

                                                              DECEMBER 31,
                                                          ---------------------
                                                             1995       1996
                                                          ---------- ----------
     Accrued salaries and employee benefits.............. $  269,386 $1,563,704
     Accrued sales and use tax...........................        --     272,784
     Warranty accrued....................................        --     544,306
     Deferred offering costs.............................        --     653,000
     Other accrued liabilities...........................        893    122,591
                                                          ---------- ----------
       Total accrued liabilities......................... $  270,279 $3,156,385
                                                          ========== ==========

6. UNEARNED REVENUE

  Unearned revenue at December 31, 1995 represents prepayment from AT&T for purchases of products which had not been delivered as of the end of the reporting period. All products had been delivered as of December 31, 1996.

7. INCOME TAXES

  The provision for income taxes is comprised of the following:

                                                      YEAR ENDED DECEMBER 31,
                                                    ---------------------------
                                                     1994     1995      1996
                                                    ------- -------- ----------
     Current....................................... $19,220 $519,700 $2,084,381
     Deferred......................................  22,315   40,961    (54,986)
                                                    ------- -------- ----------
        Total...................................... $41,535 $560,661 $2,029,395
                                                    ======= ======== ==========

                              YURIE SYSTEMS, INC.

  The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate as follows:

                                                      YEAR ENDED DECEMBER 31,
                                                      -------------------------
                                                       1994     1995     1996
                                                      -------  -------  -------
   Expected statutory amount.........................    34.0%    34.0%    34.0%
   Utilization of NOL carryforward...................    (6.3)     --       --
   Benefit of lower tax bracket......................    (6.3)     --       --
   State income taxes, net of federal tax............     4.6      4.6      4.6
   Other.............................................     --      (0.1)     0.6
                                                      -------  -------  -------
     Effective tax rate..............................    26.0%    38.5%    39.2%
                                                      =======  =======  =======

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes and the impact of available net operating loss carryforwards.

  The tax effect of significant temporary differences, which comprise the deferred tax assets and liabilities are as follows:

                                                         DECEMBER 31,
                                                  ----------------------------
                                                    1994      1995      1996
                                                  --------  --------  --------
   Deferred tax assets:
     Accrued salaries and employee benefits...... $ 28,621  $    --   $    --
     Warranty reserve............................      --        --    210,210
     Uniform capitalization......................      --        --     19,310
     Deferred rent...............................    7,149     9,987     5,767
                                                  --------  --------  --------
       Total deferred tax assets.................   35,770     9,987   235,287
   Deferred tax liabilities:
     Depreciation................................   18,768    25,685    19,310
     Unbilled receivables........................   39,317    49,297   225,986
                                                  --------  --------  --------
       Total gross deferred tax liabilities......   58,085    74,982   245,296
                                                  --------  --------  --------
       Net deferred tax liabilities.............. $(22,315) $(64,995) $(10,009)
                                                  ========  ========  ========

8. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

    Cash and Cash Equivalents--The carrying amounts reported in the balance sheets for cash and cash equivalents approximates fair value.

    Accounts Receivable and Accounts Payable--The carrying amounts reported in the balance sheets for accounts receivable and accounts payable approximate fair value.

9. COMMITMENTS

  Lease Obligations--The Company currently leases two facilities in Lanham, Maryland, which leases expire in 1998 and 1999. The Company is accounting for the costs of these leases by recognizing rent expense on a straight-line basis over the lease term. Each lease contains an escalation clause, one related

                              YURIE SYSTEMS, INC.

to increases in the Consumer Price Index and one providing a fixed 3% annual increase. Both provide options for extension and one provides an option for expansion. The following is a composite schedule, by year, of minimum rental payments as of December 31, 1996:

     YEAR ENDING DECEMBER 31,                                            AMOUNT
     ------------------------                                           --------
       1997............................................................ $398,941
       1998............................................................  271,212
       1999............................................................  167,463
                                                                        --------
         Total minimum lease payments.................................. $837,616
                                                                        ========

  Rental expense for the years ended December 31, 1994, 1995 and 1996, was $38,500, $112,615, and $265,285, respectively.

  Employment Agreements--The Company has employment agreements with two of its executive officers. The agreements provide for a minimum salary level as well as for bonuses which are determined by the Board of Directors. Each of the employment agreements is for a one-year term that renews automatically unless terminated by either party.

10. PENSION PLAN

  Until December 31, 1995, the Company had an employee pension plan, which was administered as a self-employment plan under Internal Revenue Service regulations. It was Company policy to contribute annually an amount equal to 15% of qualified employees' salaries. Pension expense for the years ended December 31, 1994, and 1995 was $38,119 and $93,557, respectively. The investment options were employee directed. All employees are fully vested at the end of one year of consecutive service.

  Effective January 1, 1996, the plan is administered as a 401(k) profit sharing plan that covers substantially all full time employees. Employees are eligible to participate upon completion of one year of service and may contribute up to 10% of their annual compensation not to exceed certain statutory limitations. Eligible employees vest in employer contributions and investment earnings thereon in 20% increments over a five year period. Pension expense for the year ended December 31, 1996 totaled $37,661.

11. STOCKHOLDERS' EQUITY

  On January 3, 1995, the Board of Directors approved a stock split in the ratio of forty-to-one that increased the number of shares, all held at that time by the President of the Company, from 200,000 to 8,000,000.

  On May 22, 1995, the Company issued 4,000,000 shares of Common Stock to Kwok Li as compensation for his services in connection with the development of the LDR100. Also on May 22, 1995, and June 14, 1995 the Company issued 202,400 and 6,000 shares of Common Stock, respectively, to several employees as compensation for their services to the Company. The Company recorded these grants at $.077 per share, the then current fair value of the Common Stock based on an independent appraisal conducted as of May 22, 1995.

  On April 3, 1996, the Board of Directors recommended, and the shareholders approved, a two-for-one stock split on outstanding shares of common stock as well as options outstanding. At the same time, the option price per share was reduced by 50%.

                              YURIE SYSTEMS, INC.

  The Company's Board of Directors approved a nonstatutory stock option plan effective January 31, 1996, for which 395,800 shares of stock were approved to be issued. On April 2, 1996, the Board of Directors recommended the stock option plan be amended to increase the number of shares available under the Plan to 1,250,000. This increase and the two-for-one stock split approved by the shareholders on April 3, 1996, increased the number of shares available under the plan to 2,500,000. Subsequently, on July 17, 1996, the Board of Directors recommended and the shareholders approved another increase of 700,000 shares, bringing the total number of shares available under the plan to 3,200,000. The exercise price per share was determined based upon estimated fair value on the date of grant. Options are generally exercisable over a four year period and expire ten years after the date of the grant.

  A summary of stock option activity, described above, under the stock option plan is as follows:

                                                                       NUMBER OF
                                                                        SHARES
                                                                       ---------
     Outstanding, January 1, 1996.....................................       --
     Granted:
       At exercise price of $.52 per share............................ 2,103,442
       At exercise price of $2.70 per share...........................   841,100
       At exercise price of $9.00 per share...........................   251,380
       At exercise price of $12.00 per share..........................    17,000
                                                                       ---------
     Total Granted.................................................... 3,212,922
     Exercised........................................................       --
                                                                       ---------
     Outstanding, December 31, 1996................................... 3,212,922
                                                                       =========
     Exercisable options at December 31, 1996.........................   271,500
                                                                       =========

  The Company accounts for its stock-based compensation plans under APB No.
25. No compensation expense has been recognized in connection with the options, as all options have been granted with an exercise price equal to the fair value of the Company's common stock on the date of grant. The Company adopted SFAS No. 123 for disclosure purposes in 1996. For SFAS No. 123 purposes, the fair value of each option grant has been estimated as of the date of grant using the Black Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 5.96%, expected life of three years, dividend rate of zero percent, and expected volatility of 68.30%. Using these assumptions, the fair value of the stock options granted in 1996 is $2,919,254, which would be amortized as compensation expense over the vesting period of the options. The options generally vest equally over four years. Had compensation expense been determined consistent with SFAS No. 123, utilizing the assumptions detailed above, the Company's net income and earnings per share for the year ended December 31, 1996 would have been reduced to the following pro forma amounts:

                                                                        1996
                                                                     ----------
     Net Income:
       As Reported.................................................. $3,152,408
       Pro forma.................................................... $2,993,026
     Net income per common share:
       As Reported..................................................      $0.14
       Pro forma....................................................      $0.14

  The resulting pro forma compensation cost may not be representative of that expected in future years.

                              YURIE SYSTEMS, INC.

  On November 7, 1996, the Amerindo Technology Growth Fund Inc. (Amerindo) acquired 400,000 shares of common stock of the Company for a purchase price of $12.00 per share. In addition, Amerindo acquired 600,000 shares from officers of the Company for $12.00 per share. Pursuant to the stock purchase agreement, the Company granted Amerindo certain registration rights that begin one year after the date of the effective date of a registration statement relating to an initial public offering effected by the Company (or February 5, 1998).

12. SIGNIFICANT CUSTOMER

  For the years ended December 31, 1994, 1995 and 1996, approximately 53%, 72% and 87%, respectively, of total revenues were generated from sales through or to one customer, AT&T. Included in Other Revenue in the Statement of Operations for the years ended December 31, 1995 and 1996 are fees of $1,108,333 and $391,667, respectively, earned under an agreement entered into in August 1995 that granted AT&T certain rights to market and sell products of the Company.

  Under an amendment to this agreement, AT&T committed to purchase at least $6,500,000, $10,000,000 and $10,000,000 of product in 1996, 1997 and 1998, respectively.

13. SUBSEQUENT EVENT

  On February 5, 1997, the Company completed its initial public offering and sold an aggregate of 4,000,000 shares of Common Stock at $12.00 per share, resulting in net proceeds of $44,640,000, after deducting underwriting discounts.

                              YURIE SYSTEMS, INC.

         BALANCE SHEETS AS OF SEPTEMBER 30, 1997 AND DECEMBER 31, 1996
                                  (UNAUDITED)

  The following pages F-14 through F-19 set forth the information contained in the Quarterly Report on Form 10-Q of Yurie Systems, Inc. for the quarter ended September 30, 1997.

                                                     SEPTEMBER 30, DECEMBER 31,
                                                         1997          1996
                                                     ------------- ------------
                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.........................  $22,766,548  $ 3,229,069
  Restricted cash...................................    1,000,000          --
  Short term investments............................   21,833,297          --
  Accounts receivable(1)............................   10,071,495    4,985,166
  Interest receivable...............................      302,483          --
  Inventory.........................................    4,687,665    2,599,915
  Deferred offering costs...........................          --       910,442
  Deferred income taxes.............................      950,988        9,301
  Prepaid expenses..................................      414,407      392,881
                                                      -----------  -----------
    Total current assets............................   62,076,883   12,126,774
PROPERTY AND EQUIPMENT, net.........................    6,075,448    2,031,301
OTHER ASSETS........................................      141,372       57,756
                                                      -----------  -----------
    TOTAL ASSETS....................................  $68,293,703  $14,215,831
                                                      ===========  ===========
        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..................................  $ 2,511,666  $ 1,969,714
  Accrued liabilities...............................    5,225,022    3,156,385
  Unearned revenue..................................       41,250          --
                                                      -----------  -----------
    Total current liabilities.......................    7,777,438    5,126,099
ACCRUED RENT........................................      390,621       14,932
DEFERRED INCOME TAXES...............................      326,463       19,310
STOCKHOLDERS' EQUITY:
  Preferred Stock, par value $.01, authorized
   10,000,000 shares, none issued...................          --           --
  Common Stock, par value $.01; 50,000,000 shares
   authorized; issued and outstanding, 24,909,976
   shares at September 30, 1997 and 20,608,400
   shares at December 31, 1996......................      249,100      206,084
  Treasury Stock, 15,950 shares outstanding at
   September 30, 1997...............................     (461,166)         --
  Additional paid-in capital........................   51,097,181    4,915,939
  Retained earnings.................................    8,914,066    3,933,467
                                                      -----------  -----------
    Total stockholders' equity......................   59,799,181    9,055,490
                                                      -----------  -----------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY......  $68,293,703  $14,215,831
                                                      ===========  ===========

--------
(1) Accounts receivable includes amounts from related parties of $1,051,460 at September 30, 1997 (unaudited).

                      See notes to financial statements.

                              YURIE SYSTEMS, INC.

          STATEMENTS OF OPERATIONS FOR THE THREE AND NINE MONTHS ENDED

                          SEPTEMBER 30, 1997 AND 1996
                                  (UNAUDITED)

                                 THREE MONTHS ENDED       NINE MONTHS ENDED
                                    SEPTEMBER 30,           SEPTEMBER 30,
                               ----------------------- -----------------------
                                  1997        1996        1997        1996
                               ----------- ----------- ----------- -----------
REVENUE:
  Product revenue............. $13,037,809 $ 5,631,692 $30,436,798 $13,023,251
  Service revenue.............   1,034,844     601,093   2,913,927   1,622,614
  Other revenue...............         --          --          --      391,667
                               ----------- ----------- ----------- -----------
    Total revenue(1)..........  14,072,653   6,232,785  33,350,725  15,037,532
COSTS OF REVENUE:
  Cost of product revenue.....   4,626,156   2,178,989  11,023,160   4,536,284
  Cost of service revenue.....     783,547     365,628   2,152,620   1,094,741
                               ----------- ----------- ----------- -----------
    Total costs of revenue....   5,409,703   2,544,617  13,175,780   5,631,025
                               ----------- ----------- ----------- -----------
GROSS PROFIT..................   8,662,950   3,688,168  20,174,945   9,406,507
OPERATING EXPENSES:
  Research and development....   2,010,304   1,033,865   5,339,509   2,379,923
  Sales and marketing.........   1,389,582     504,238   3,686,102     790,256
  General and administrative..   1,793,229     896,798   4,121,988   1,733,013
                               ----------- ----------- ----------- -----------
    Total operating expenses..   5,193,115   2,434,901  13,147,599   4,903,192
                               ----------- ----------- ----------- -----------
INCOME FROM OPERATIONS........   3,469,835   1,253,267   7,027,346   4,503,315
  Other income................     401,354       7,540   1,130,253      62,064
                               ----------- ----------- ----------- -----------
INCOME BEFORE INCOME TAX
 PROVISION....................   3,871,189   1,260,807   8,157,599   4,565,379
  Provision for income taxes..   1,504,705     504,323   3,177,000   1,826,152
                               ----------- ----------- ----------- -----------
    NET INCOME................ $ 2,366,484 $   756,484 $ 4,980,599 $ 2,739,227
                               =========== =========== =========== ===========
NET INCOME PER COMMON SHARE... $      0.09 $      0.03 $      0.19 $      0.13
                               =========== =========== =========== ===========
WEIGHTED AVERAGE SHARES
 OUTSTANDING..................  27,294,972  21,750,808  26,346,737  21,750,808
                               =========== =========== =========== ===========

--------
(1) Revenue includes amounts from related parties of $7,172,832 and $11,991,002 for the three and nine months ended September 30, 1997, respectively (unaudited).

                       See notes to financial statements.

                              YURIE SYSTEMS, INC.

             STATEMENTS OF CASH FLOWS FOR THE THREE AND NINE MONTHS

                       ENDED SEPTEMBER 30, 1997 AND 1996
                                  (UNAUDITED)

                              THREE MONTHS ENDED         NINE MONTHS ENDED
                                 SEPTEMBER 30,             SEPTEMBER 30,
                            ------------------------  -------------------------
                                1997         1996         1997         1996
                            ------------  ----------  ------------  -----------
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net income...............  $  2,366,482  $  756,484  $  4,980,599  $ 2,739,227
 Adjustments to reconcile
  net income to net cash
  provided by operating
  activities:
   Depreciation...........       349,110      67,051       745,694      148,422
   Compensation due to
    stock issuance........           --          --        120,500          --
   Deferred income taxes..        93,939    (232,646)     (634,534)    (232,646)
 Changes in assets and
  liabilities:
   Accounts receivable....    (1,160,987)  1,902,248    (5,086,329)    (486,666)
   Restricted cash........    (1,000,000)        --     (1,000,000)         --
   Interest receivable....       103,132         --       (302,483)         --
   Advances...............       740,477         --            --           --
   Inventory..............      (689,115)   (657,861)   (2,087,750)    (621,890)
   Prepaid expenses.......       (12,262)   (132,931)      (21,526)    (193,683)
   Other assets...........        (4,910)     (5,644)      (83,616)     (31,784)
   Accounts payable.......       844,003   1,094,010       541,452    1,939,606
   Accrued expenses.......     1,931,202     969,968     2,068,637    1,568,640
   Income taxes payable...     1,116,256    (118,031)    1,857,783     (238,920)
   Unearned revenue.......        41,250   2,004,235        41,250   (1,153,765)
   Accrued rent...........       291,868      (3,576)      375,689       (8,047)
                            ------------  ----------  ------------  -----------
 Net cash provided by
  operating activities....     5,010,445   5,643,307     1,515,366    3,428,494
                            ------------  ----------  ------------  -----------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
   Short term
    investments...........    (9,002,185)        --    (21,883,297)         --
   Purchase of property
    and equipment.........    (1,855,764)   (280,632)   (4,789,841)    (859,940)
                            ------------  ----------  ------------  -----------
 Net cash used in
  investing activities....   (10,857,949)   (280,632)  (26,673,138)    (859,940)
                            ------------  ----------  ------------  -----------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
   Net proceeds from
    issuance of common
    stock.................      (127,625)   (146,815)   44,695,251     (146,815)
                            ------------  ----------  ------------  -----------
 Net cash provided by
  (used in) financing
  activities..............      (127,625)   (146,815)   44,695,251     (146,815)
                            ------------  ----------  ------------  -----------
NET INCREASE (DECREASE) IN
 CASH AND CASH
 EQUIVALENTS..............    (5,975,129)  5,215,860    19,537,479    2,421,739
CASH AND CASH EQUIVALENTS,
 BEGINNING OF PERIOD......    28,741,677     985,679     3,229,069    3,779,800
                            ------------  ----------  ------------  -----------
CASH AND CASH EQUIVALENTS,
 END OF PERIOD............  $ 22,766,548  $6,201,539  $ 22,766,548  $ 6,201,539
                            ============  ==========  ============  ===========
SUPPLEMENTAL DISCLOSURE OF
 CASH FLOW INFORMATION:
   Cash paid for income
    taxes.................  $    600,000  $  855,000  $  2,075,450  $ 2,296,000
                            ============  ==========  ============  ===========

                       See notes to financial statements.

                              YURIE SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1--DESCRIPTION OF BUSINESS

  Yurie Systems, Inc. (the "Company") is a Delaware corporation that was incorporated in February 1992. The Company designs, manufactures, markets and services asynchronous transfer mode ("ATM") access products for telecommunications service providers, Internet service providers, corporate end users and government end users. ATM is a standard for packaging and switching digital information that facilitates high speed information transmission with a high degree of efficiency.

NOTE 2--BASIS OF PRESENTATION

  The accompanying unaudited interim financial statements have been prepared in accordance with Regulation S-X pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information not misleading.

  In the opinion of management, the unaudited condensed financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the financial position as of September 30, 1997, the results of operations for the three and nine month periods ended September 30, 1997 and 1996, and the cash flows for the three and nine month periods ended September 30, 1997 and 1996. These financial statements should be read in conjunction with the financial statements and the notes thereto included herein for the year ended December 31, 1996.

NOTE 3--SHORT TERM INVESTMENTS

  The Company's short term investments at September 30, 1997 are classified as held-to-maturity because the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost, adjusted for amortization of premiums and accretion of discounts to maturity.

NOTE 4--ACCOUNTS RECEIVABLE

  Accounts receivable consisted of the following:

                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1997          1996
                                                      ------------- ------------
     Billed..........................................  $ 9,907,825   $4,166,149
     Unbilled........................................      407,331      764,863
     Other...........................................       13,239       54,154
     Allowance for doubtful accounts.................     (256,900)         --
                                                       -----------   ----------
       Total accounts receivable.....................  $10,071,495   $4,985,166
                                                       ===========   ==========

NOTE 5--INVENTORY

  Inventory consisted of the following:

                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1997          1996
                                                      ------------- ------------
     Raw materials...................................   $1,935,899   $1,836,581
     Work-in-process.................................    1,324,768      688,686
     Finished goods..................................    1,426,998       74,648
                                                       -----------   ----------
       Total inventory...............................   $4,687,665   $2,599,915
                                                       ===========   ==========

                              YURIE SYSTEMS, INC.

                                  (UNAUDITED)


NOTE 6--ACCRUED LIABILITIES

  Accrued liabilities consisted of the following:

                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1997          1996
                                                      ------------- ------------
     Accrued salaries and employee benefits..........  $2,481,178    $1,563,704
     Accrued sales and use tax.......................     418,747       272,784
     Warranty accrual................................   1,819,620       544,306
     Deferred offering costs.........................         --        653,000
     Other accrued liabilities.......................     505,477       122,591
                                                       ----------    ----------
       Total accrued liabilities.....................  $5,225,022    $3,156,385
                                                       ==========    ==========

NOTE 7--COMMITMENTS

  On May 1, 1997, the Company entered into a lease for approximately 137,000 rentable square feet. This facility is being used as the Company's principal offices. The lease commenced on June 1, 1997 and expires on November 30, 2004. Rental payments begin on December 1, 1997, with the monthly rent being recorded on a straight line basis over the life of the lease.

NOTE 8--RELATED PARTY TRANSACTIONS

  In March 1997, one of the Company's officers became a majority shareholder in and the acting Chairman of the Board of Splitrock Services, Inc. ("Splitrock") a corporation that provides communications services specifically configured to meet the needs of large network users. Yurie had product sales to this company totaling $6,645,840 and $11,464,010 during the three and nine months ended September 30, 1997, respectively. In addition, during the third quarter of this year, Yurie generated service revenue totaling $526,992 from this company. At September 30, 1997, accounts receivable from Splitrock totaled $1,051,460.

NOTE 9--EARNINGS PER SHARE

  In March 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (EPS) which simplifies the standards for computing EPS previously found in APB Opinion No. 15 and makes them comparable to international EPS standards. The Statement is effective for financial statements issued for periods ending after December 15, 1997. Had the following statement been effective for the three and nine months ended September 30, 1997 and 1996, earnings per share would have been presented as follows:

                              THREE MONTHS   NINE MONTHS
                                  ENDED         ENDED
                              SEPTEMBER 30, SEPTEMBER 30,
                              ------------- -------------
                               1997   1996   1997   1996
                              ------ ------ ------ ------
     Earnings per common
      share..................  $ .10  $ .04  $ .21  $ .14
                              ====== ====== ====== ======
     Earnings per common
      share--assuming dilu-
      tion...................  $ .09  $ .03  $ .19  $ .13
                              ====== ====== ====== ======

NOTE 10--INITIAL PUBLIC OFFERING

  On February 5, 1997, the Company completed its initial public offering and sold an aggregate of 4,000,000 shares of Common Stock at $12.00 per share, resulting in net proceeds of $44,640,000 after

                              YURIE SYSTEMS, INC.

                                  (UNAUDITED)

deducting underwriting discounts. Other deferred offering costs related to the initial public offering totaling $1,403,863 as of September 30, 1997 have been netted against paid-in capital.

NOTE 11--SUBSEQUENT EVENT

  On December 1, 1997, the Company issued 358,414 shares of its common stock for all of the outstanding common stock of Data Labs, Inc. The merger has been accounted for as a pooling of interests, and accordingly, the Company's financial statements have been restated to include the accounts and operations of Data Labs, Inc.

                     REPORT OF INDEPENDENT PUBLIC ACCOUNTS

To Data Labs, Inc.:

  We have audited the accompanying balance sheets of Data Labs, Inc., a Delaware Corporation, as of December 31, 1996 and 1995, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Data Labs, Inc., as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



                                                 /s/ Arthur Andersen LLP
                                          _____________________________________
                                                   Arthur Andersen LLP

Washington, D.C. March 10, 1997

                                DATA LABS, INC.

                                 BALANCE SHEETS
                        AS OF DECEMBER 31, 1996 AND 1995

                                                             1996        1995
                                                          -----------  --------
                         ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.............................. $ 2,016,252  $ 22,756
  Accounts receivable....................................      74,084    62,898
  Prepaid expenses and other assets......................      17,319     3,672
                                                          -----------  --------
    Total current assets.................................   2,107,655    89,326
FURNITURE AND EQUIPMENT..................................     209,970    47,372
                                                          -----------  --------
    Total assets......................................... $ 2,317,625  $136,698
                                                          ===========  ========
          LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable....................................... $   110,015  $    --
  Accrued expenses and other current liabilities.........      93,587    23,425
                                                          -----------  --------
    Total current liabilities............................     203,602    23,425
CAPITAL LEASE OBLIGATIONS, NET OF CURRENT PORTION........      38,210       --
                                                          -----------  --------
    Total liabilities....................................     241,812    23,425
COMMITMENTS AND CONTINGENCIES (Note 5)
STOCKHOLDERS' EQUITY:
  Series A--Preferred stock, $.001 par value, 3,200,000
   shares authorized, 3,130,000 and none issued or
   outstanding in 1996 and 1995, respectively, entitled
   to $1 per share liquidation preference ($3,130,000 in
   the aggregate)........................................   3,130,000       --
  Series A1--Preferred stock, $.001 par value, 3,200,000
   authorized, none issued or outstanding................         --        --
  Common stock, $.001 par value, 10,000,000 shares
   authorized, 3,257,534 and 3,249,200 issued and
   outstanding in 1996 and 1995, respectively............       3,258     3,249
  Additional paid-in capital.............................         824       --
  Accumulated deficit....................................  (1,058,269)  110,024
                                                          -----------  --------
                                                            2,075,813   113,273
                                                          -----------  --------
    Total liabilities and stockholders' equity........... $ 2,317,625  $136,698
                                                          ===========  ========

      The accompanying notes are an integral part of these balance sheets.

                                DATA LABS, INC.

                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                             1996        1995
                                                          -----------  --------
REVENUES:
  Product sales.......................................... $    75,058  $  9,945
  Contract...............................................      37,260   641,247
                                                          -----------  --------
    Total revenues.......................................     112,318   651,192
OPERATING EXPENSES:
  Costs of revenues......................................      93,101   148,273
  Sales and marketing....................................     332,899     4,701
  General and administrative.............................     280,714   282,485
  Research and development...............................     581,156   134,782
                                                          -----------  --------
    Total operating expenses.............................   1,287,870   570,241
OTHER (INCOME) EXPENSE...................................      (7,259)   15,117
                                                          -----------  --------
INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES..........  (1,168,293)   65,834
PROVISION FOR INCOME TAXES...............................         --     14,024
                                                          -----------  --------
NET INCOME (LOSS)........................................ $(1,168,293) $ 51,810
                                                          ===========  ========


        The accompanying notes are an integral part of these statements.

                                DATA LABS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                      COMMON STOCK   ADDITIONAL
                         PREFERRED  ----------------  PAID-IN   ACCUMULATED
                           STOCK     SHARES   AMOUNT  CAPITAL     DEFICIT       TOTAL
                         ---------- --------- ------ ---------- -----------  -----------
BALANCE, DECEMBER 31,
 1994................... $      --  3,249,200 $3,249    $--     $    58,214  $    61,463
  Net income............        --        --     --      --          51,810       51,810
                         ---------- --------- ------    ----    -----------  -----------
BALANCE, DECEMBER 31,
 1995...................        --  3,249,200  3,249     --         110,024      113,273
  Exercise of stock
   options..............        --      8,334      9     824            --           833
  Preferred stock
   issuance.............  3,130,000       --     --      --             --     3,130,000
  Net loss..............        --        --     --      --      (1,168,293)  (1,168,293)
                         ---------- --------- ------    ----    -----------  -----------
BALANCE, DECEMBER 31,
 1996................... $3,130,000 3,257,534 $3,258    $824    $(1,058,269) $ 2,075,813
                         ========== ========= ======    ====    ===========  ===========


        The accompanying notes are an integral part of these statements.

                                DATA LABS, INC.

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                             1996       1995
                                                          -----------  -------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net (loss) income....................................... $(1,168,293) $51,810
 Adjustments to reconcile net (loss) income to net cash
  flows provided by operating activities--
   Depreciation..........................................      37,015   15,833
   Changes in assets and liabilities:
     Accounts receivable.................................     (11,186) (62,898)
     Prepaid expenses and other assets...................     (13,647)  29,803
     Accounts payable....................................     110,015      --
     Accrued expenses and other current liabilities......      53,542   23,425
                                                          -----------  -------
                                                             (992,554)  57,973
                                                          -----------  -------
CASH FLOWS USED IN INVESTING ACTIVITIES:
   Purchase of furniture and equipment...................    (144,783) (36,886)
                                                          -----------  -------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Preferred stock issuance..............................   3,130,000      --
   Common stock issuance.................................         833      --
                                                          -----------  -------
                                                            3,130,833      --
                                                          -----------  -------
NET INCREASE IN CASH AND CASH EQUIVALENTS................   1,993,496   21,087
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR.............      22,756    1,669
                                                          -----------  -------
CASH AND CASH EQUIVALENTS, END OF YEAR................... $ 2,016,252  $22,756
                                                          ===========  =======
SUPPLEMENTAL DISCLOSURE:
  Cash paid during the year for income taxes.............         --   $14,024
                                                          -----------  =======

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
  In 1996, the Company entered into capital leases totaling $55,000 for equipment


        The accompanying notes are an integral part of these statements.

                                DATA LABS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                       AS OF DECEMBER 31, 1996 AND 1995

1. THE COMPANY:

 Business

  Data Labs, Inc. (the "Company") designs, manufactures and markets telecommunications and data communications networking products. These products enable network administrators to preserve existing network infrastructures and meet current technology needs while still allowing for future expansion. The Company currently markets and sells their products to network service providers, equipment vendors and end users.

  The Company is in the early stages of developing the market for its products. Certain products proposed to be offered by the Company have not been fully developed and will require additional research and development. There can be no assurance that the Company's research and development activities will result in the development of additional products that can be marketed in a commercially successful manner, or that any such products will be able to compete with other products that may be marketed at the time the Company's products become available. The Company is dependent on the principal members of its technical and management staff, and the loss of any of their services may impede the achievement of certain of the Company's product development activities.

  The continued development of the Company's products and markets will require substantial additional capital. There can be no assurance that the Company will be able to obtain additional financing when needed, if at all, or on terms acceptable to the Company.

 Recapitalization of Common Stock

  The Company, a Maryland corporation, elected to change its capital structure in June 1996 and reincorporate into Data Labs, Inc., a Delaware corporation (the "Recapitalization"). Pursuant to the Recapitalization and amended certificate of incorporation, the Company exchanged existing outstanding common stock for 3,249,200 shares of $.001 par value common stock completing a 50 to 1 stock split. All amounts have been restated to reflect the 50 to 1 stock split and change in par value.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Revenue Recognition

  Revenue relating to product sales is generally recognized upon shipment. Revenue under product development contracts is recognized on a percentage-of-completion basis.

 Cash and Cash Equivalents

  The Company considers all short-term investments with an original maturity of 90 days or less as cash equivalents. Cash equivalents at December 31, 1996, consist primarily of U.S. Treasury bills and certificates of deposit. All investments are classified as held-to-maturity securities and, accordingly, are carried at cost.

 Concentrations of Credit Risk

  Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents. The Company had concentrations of cash in a single bank in the form of demand deposits and certificates of deposit totaling approximately $980,000 at December 31, 1996.

                                DATA LABS, INC.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

 Furniture and Equipment

  Furniture and fixtures, computers, and equipment are stated at cost, less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the assets, generally three to five years.

 Furniture and equipment consist of the following:

                                                            AS OF DECEMBER 31,
                                                            --------------------
                                                              1996       1995
                                                            ---------  ---------
     Furniture and fixtures................................ $  13,838  $  9,494
     Computers and equipment...............................   261,109    65,840
                                                            ---------  --------
                                                              274,947    75,334
     Less--Accumulated depreciation........................   (64,977)  (27,962)
                                                            ---------  --------
       Total............................................... $ 209,970  $ 47,372
                                                            =========  ========

  SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," was adopted by the Company for fiscal year ending December 31, 1996. The adoption did not have a material effect on the Company's financial position.

3. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES:

  Accrued expenses and other current liabilities consist of the following:

                                                            AS OF DECEMBER 31,
                                                            -------------------
                                                              1996      1995
                                                            --------- ---------
     Salaries.............................................. $  37,512 $   7,317
     Vacation..............................................    38,265    16,108
     Current portion of capital lease obligation...........    16,620       --
     Other.................................................     1,190       --
                                                            --------- ---------
       Total............................................... $  93,587 $  23,425
                                                            ========= =========

4. INCOME TAXES:

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109 "Accounting for Income Taxes." Under the provisions of SFAS No. 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences of temporary differences and income tax credits. Temporary differences are primarily the result of the differences between the tax basis of assets and liabilities and their financial reporting amounts. Deferred tax assets and liabilities are measured by applying enacted statutory tax rates applicable to the future years in which deferred tax assets or liabilities are expected to be settled or realized. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

                                DATA LABS, INC.

  At December 31, 1996, the Company had a net operating loss carryforward of approximately $1.1 million for Federal income tax reporting purposes. The amount of U.S. net operating loss carryforwards available to be issued in any given year may be limited in the event of significant changes in ownership of the Company.

  SFAS No. 109 requires that the tax benefit of financial reporting net operating losses and tax credits be recorded as an asset to the extent that management assesses the utilization of such net operating losses and tax credits to be "more likely than not." As of December 31, 1996, the Company's net deferred tax assets were approximately $400,000 and a valuation reserve was recorded against the entire amount.

5. COMMITMENTS AND CONTINGENCIES:

  The Company is obligated under an operating lease for space in its office building and capital lease obligations for equipment. The lease term expires in March 1999 and May 2000, respectively.

  Future minimum lease payments are as follows:

      YEAR ENDED
     DECEMBER 31,
     ------------
      1997............................................................. $110,535
      1998.............................................................  113,355
      1999.............................................................   41,346
      2000.............................................................    4,970
                                                                        --------
        Total.......................................................... $270,206
                                                                        ========

  Rent expense charged to operations during the years ended December 31, 1996 and 1995, was $55,612 and $36,589, respectively.

6. STOCK OPTION PLAN:

  During 1996, the Company adopted a stock option plan (the "Plan") and reserved 2,100,800 shares for issuance. The Board of Directors administers the Plan and determines the price, vesting, and other terms upon which awards shall be made. All options have been granted with an exercise price equal to the fair market value of the Company's common stock on date of grant as determined by the Board of Directors. Options granted under the Company's plan generally expire three months after termination of employment or five to ten years after date of grant. A summary of option transactions during 1996 is as follows.

                                                                       OPTION
                                                          WEIGHTED      PRICE
                                           NUMBER OF      AVERAGE        PER
                                         STOCK OPTIONS EXERCISE PRICE   SHARE
                                         ------------- -------------- ---------
     Outstanding at January 1, 1996....       --             --          --
       Options granted.................     837,000      $.10-$.11    $.10-$.11
       Options exercised...............      (8,334)        $.10        $.10
                                            -------      ---------    ---------
     Outstanding at December 31, 1996..     828,666      $.10-$.11    $.10-$.11
                                            =======      =========    =========
     Exercisable at December 31, 1996..     357,502         $.10      $.10-$.11
     Unexercisable at December 31,
      1996.............................     471,164         $.10      $.10-$.11

                                DATA LABS, INC.

  The Company accounts for the Plan under APB Opinion No. 25, under which no compensation cost has been recognized. Net loss, on a pro forma basis assuming that the Company had determined compensation cost consistent with SFAS No. 123, would have been increased by $55,000 to $1,223,293 in 1996.

  The fair value for options was estimated at the date of grant using the minimum value method with the following weighted-average assumptions for 1996: risk free interest rates of 6.33 percent during the period, no expected dividend yields, no volatility in the expected market price of the Company's common stock and the estimated life of the option is the contractual term of the option. The weighted average fair value of options granted during 1996 was $.05.

7. PREFERRED STOCK:

  In July 1996, the Company amended it's certificate of incorporation to authorize two new classes of Convertible, Redeemable, and Voting preferred stock ("Preferred Stock"). Preferred Stock can be issued in two series, A and A1. Dividends are not cumulative and are paid at the rate of $.10 per share, per annum, if declared by the Board of Directors. No series A1 Preferred Stock has been issued.

  In 1996, the Company issued 3,130,000 shares of Series A preferred stock for $1 per share. The Preferred Stock is redeemable any time after June 30, 2001, upon written request of not less than sixty-five percent of the outstanding preferred stockholders. The redemption shall be paid in cash equal to the original issue price per share ($1) plus any declared but unpaid dividends. The declared and unpaid dividends accrue interest at the rate of 10 percent compounded annually.

  Each share of the Preferred Stock is convertible into common stock at any time prior to the fifth day before redemption of the Preferred Stock at a 1 to 1 ratio. The Preferred Stock automatically converts to common stock upon a firm commitment of an underwritten public offering, at not less than $5.00 per share or $10,000,000 in aggregate proceeds. Conversion to common stock can also occur upon written request of 65 percent of the outstanding preferred stockholders.

  In the event of liquidation, dissolution, or winding up of the Company, the holders of each share of Preferred Stock are entitled to redeem their shares for $1 for each outstanding share of Preferred Stock.

  The Preferred Stock and other shareholder agreements provide for certain registration rights, preemptive rights with respect to future issuances of equity securities and rights of first refusal and co-sale in the event that the stockholders sell their shares.

 Warrants

  In connection with the issuance of the series A preferred stock the Company issued 900,000 warrants to purchase common stock at $.10 a share. The warrants have a 10 year term.

8. STOCK PURCHASE AGREEMENTS:

  The Company has in place several contingent stock purchase agreements whereby the Company reserves the right to repurchase shares of common stock from key employees upon termination of employment. The amount of shares that the Company can repurchase decreases ratably over a four year period. In the event of voluntary termination or termination for cause by the Company the purchase price is $.002 per share, the employee's original purchase price. If termination is for any other reason the purchase price will be the fair market value at the date of termination.

                                DATA LABS, INC.

9. LINE OF CREDIT:

  In October 1996, the Company entered into a line-of-credit agreement for $400,000 that matures on April 5, 1998. The line of credit accrues interest at a rate of prime plus 1 1/2 percent. There were no borrowings outstanding at December 31, 1996.

                                DATA LABS, INC.

                                 BALANCE SHEETS
                 AS OF SEPTEMBER 30, 1997 AND DECEMBER 31, 1996

                                                     SEPTEMBER 30, DECEMBER 31,
                                                         1997          1996
                                                     ------------- ------------
                                                      (UNAUDITED)
                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.........................  $  318,142    $2,016,252
  Accounts receivable...............................      41,696        74,084
  Inventory.........................................     291,027           --
  Prepaid expenses and other current assets.........         --         17,319
                                                      ----------    ----------
    Total current assets............................     650,865     2,107,655
FURNITURE AND EQUIPMENT.............................     211,289       209,970
DEPOSITS............................................       4,174           --
                                                      ----------    ----------
    TOTAL ASSETS....................................  $  866,328    $2,317,625
                                                      ==========    ==========
        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable..................................  $  140,000    $  110,015
  Accrued expenses and other current liabilities....     310,904        93,587
  Line of credit....................................     300,000           --
                                                      ----------    ----------
    Total current liabilities.......................     750,904       203,602
CAPITAL LEASE OBLIGATIONS, NET OF CURRENT PORTION...      25,745        38,210
                                                      ----------    ----------
    Total liabilities...............................     776,649       241,812
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Series A-Preferred stock $.001 par value,
   3,200,000 shares authorized, 3,130,000
   outstanding as of September 30, 1997 and December
   31, 1996.........................................   3,130,000     3,130,000
  Series A1-Preferred stock, $.001 par value,
   3,200,000 authorized, none issued or
   outstanding......................................         --            --
  Common stock, $.001 par value, 10,000,000 shares
   authorized, 3,270,035 and 3,257,534 issued and
   outstanding as of September 30, 1997 and December
   31, 1996, respectively...........................       3,270         3,258
  Additional paid-in capital........................       2,063           824
  Accumulated deficit...............................  (3,045,654)   (1,058,269)
                                                      ----------    ----------
                                                          89,679     2,075,813
                                                      ----------    ----------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY......  $  866,328    $2,317,625
                                                      ==========    ==========

                                DATA LABS, INC.

                            STATEMENTS OF OPERATIONS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
                                  (UNAUDITED)

                                                          1997         1996
                                                       -----------  -----------
                                                       (UNAUDITED)  (UNAUDITED)
REVENUES:
  Product sales....................................... $   265,918   $     995
  Contract............................................                  37,260
                                                       -----------   ---------
    Total revenues....................................     265,918      38,255
OPERATING EXPENSES
  Costs of revenues...................................     158,128      19,250
  Sales and marketing.................................     750,675     130,098
  General and administrative..........................     605,947     221,841
  Research and development............................     767,753     323,409
                                                       -----------   ---------
    Total operating expenses..........................   2,282,503     694,598
OTHER INCOME, NET.....................................     (29,200)     (4,677)
                                                       -----------   ---------
NET LOSS.............................................. $(1,987,385)  $(651,666)
                                                       ===========   =========

                                DATA LABS, INC.

                            STATEMENTS OF CASH FLOWS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
                                  (UNAUDITED)

                                                           1997         1996
                                                        -----------  -----------
                                                        (UNAUDITED)  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss.............................................  $(1,987,385) $ (592,957)
 Adjustments to reconcile net loss to net cash flows
  provided by operating activities-
   Depreciation.......................................       39,093      12,317
   Changes in assets and liabilities:
     Accounts receivable..............................       32,388      62,898
     Inventory........................................     (291,027)        --
     Prepaid expenses and other current assets........       17,319      (4,096)
     Deposits.........................................       (4,174)
     Accounts payable.................................       29,985      34,902
     Accrued expenses.................................      217,317      75,555
                                                        -----------  ----------
                                                         (1,946,484)   (411,381)
                                                        -----------  ----------
CASH FLOWS USED IN INVESTING ACTIVITIES:
   Purchase of furniture and equipment................      (40,412)    (51,539)
                                                        -----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Preferred stock issuance...........................          --    3,055,000
   Common stock issuance..............................        1,251         --
   Proceeds from line of credit.......................      300,000         --
   Payments of capital lease obligation...............      (12,465)        --
                                                        -----------  ----------
                                                            288,786   3,055,000
                                                        -----------  ----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..   (1,698,110)  2,592,080
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD........    2,016,252      22,756
                                                        -----------  ----------
CASH AND CASH EQUIVALENTS, END OF PERIOD..............  $   318,142  $2,614,836
                                                        ===========  ==========
SUPPLEMENTAL DISCLOSURE:
   Cash paid during the period for interest...........  $    11,200         --
                                                        ===========  ==========

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors of Yurie Systems, Inc.

  We have audited the accompanying supplemental consolidated balance sheets of Yurie Systems, Inc. and subsidiaries (the "Company") (formed as a result of the merger of Yurie Systems, Inc. and Data Labs, Inc.) as of December 31, 1995 and 1996, and the related supplemental consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits. The supplemental consolidated financial statements give retroactive effect to the merger of the Company and Data Labs, Inc., which has been accounted for as a pooling of interests as described in Note 13 to the supplemental consolidated financial statements. We did not audit the balance sheets of Data Labs, Inc. as of December 31, 1995 and 1996, or the related statements of operations, stockholders' equity and cash flows of Data Labs, Inc. for the years then ended, which statements reflect total assets of $136,698 and $2,317,625 as of December 31, 1995 and 1996, respectively, and total revenues of $651,192 and $112,318, for the years ended December 31, 1995 and 1996, respectively. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Data Labs, Inc. for 1995 and 1996, is based solely on the report of such other auditors.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

  In our opinion, based on our audits and the report of the other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the supplemental consolidated financial position of Yurie Systems, Inc. and subsidiaries as of December 31, 1995 and 1996, and the supplemental consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, after giving retroactive effect to the merger of Data Labs, Inc., as described in the notes to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles.

January 30, 1998

                      YURIE SYSTEMS, INC. AND SUBSIDIARIES

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                                                            DECEMBER 31,
                                                       -----------------------
                                                          1995        1996
                                                       ----------  -----------
                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents........................... $3,802,556  $ 5,245,321
  Accounts receivable--trade..........................  1,235,292    4,939,206
  Accounts receivable--other..........................      2,828       54,154
  Inventory...........................................    654,447    2,573,559
  Deferred offering costs.............................        --       910,442
  Deferred income taxes...............................        --       475,214
  Prepaid expenses....................................      8,836      410,200
                                                       ----------  -----------
    Total current assets..............................  5,703,959   14,608,096
                                                       ----------  -----------
PROPERTY AND EQUIPMENT:
  Furniture and equipment.............................     99,744      220,360
  Software............................................     50,622      355,168
  Computer and office equipment.......................    570,321    2,064,471
                                                       ----------  -----------
    Total property and equipment......................    720,687    2,639,999
  Less accumulated depreciation and amortization......   (117,219)    (398,728)
                                                       ----------  -----------
    Net property and equipment........................    603,468    2,241,271
                                                       ----------  -----------
OTHER ASSETS..........................................     20,938       57,756
                                                       ----------  -----------
    TOTAL ASSETS...................................... $6,328,365  $16,907,123
                                                       ==========  ===========
         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.................................... $  295,591  $ 2,013,839
  Accrued liabilities.................................    293,704    3,249,972
  Unearned revenue....................................  4,000,000          --
  Deferred income taxes...............................     64,995          --
  Income taxes payable................................    432,059          --
                                                       ----------  -----------
    Total current liabilities.........................  5,086,349    5,263,811
ACCRUED RENT..........................................     25,661       14,932
DEFERRED INCOME TAXES.................................        --        19,310
CAPITAL LEASE OBLIGATIONS.............................        --        38,210
STOCKHOLDERS' EQUITY:
  Preferred Stock, par value $.01, authorized
   10,000,000 shares, none issued.....................        --           --
  Common Stock, par value $.01 per share; authorized
   30,000,000 shares in 1995 and 50,000,000 in 1996;
   issued and outstanding, 20,566,814 shares at
   December 31, 1995 and 20,966,814 shares at December
   31, 1996...........................................    205,668      209,668
  Additional paid-in capital..........................    119,604    8,046,437
  Retained earnings...................................    891,083    3,314,755
                                                       ----------  -----------
    Total stockholder's equity........................  1,216,355   11,570,860
                                                       ----------  -----------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........ $6,328,365  $16,907,123
                                                       ==========  ===========

          See notes to supplemental consolidated financial statements.

                      YURIE SYSTEMS, INC. AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS

                                                  YEAR ENDED DECEMBER 31,
                                             ----------------------------------
                                                1994       1995        1996
                                             ---------- ----------  -----------
REVENUE:
  Product revenue........................... $    5,075 $2,879,882  $18,737,693
  Service revenue...........................  1,292,393  2,633,916    2,527,823
  Other revenue.............................        --   1,108,333      391,667
                                             ---------- ----------  -----------
    Total revenue...........................  1,297,468  6,622,131   21,657,183
COSTS OF REVENUE:
  Cost of product revenue...................      3,045  1,328,966    6,806,202
  Cost of service revenue...................    736,997  1,330,102    1,666,312
                                             ---------- ----------  -----------
    Total cost of revenue...................    740,042  2,659,068    8,472,514
                                             ---------- ----------  -----------
GROSS PROFIT................................    557,426  3,963,063   13,184,669
OPERATING EXPENSES:
  Research and development..................     49,383    562,597    4,427,810
  Sales and marketing.......................     22,302      4,701    1,880,019
  General and administrative................    314,114  1,870,639    2,980,320
                                             ---------- ----------  -----------
    Total operating expenses................    385,799  2,437,937    9,288,149
                                             ---------- ----------  -----------
INCOME FROM OPERATIONS......................    171,627  1,525,126    3,896,520
  Other income..............................      1,583     (1,776)      90,634
                                             ---------- ----------  -----------
INCOME BEFORE INCOME TAXES..................    173,210  1,523,350    3,987,154
  Provision for income taxes................     43,156    574,685    1,563,482
                                             ---------- ----------  -----------
    NET INCOME.............................. $  130,054 $  948,665  $ 2,423,672
                                             ========== ==========  ===========
NET INCOME PER COMMON SHARE................. $     0.01 $     0.04  $      0.11
                                             ========== ==========  ===========
WEIGHTED AVERAGE SHARES OUTSTANDING......... 17,879,393 22,047,049   22,157,786
                                             ========== ==========  ===========


          See notes to supplemental consolidated financial statements.

                      YURIE SYSTEMS, INC. AND SUBSIDIARIES

     SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                            COMMON STOCK     ADDITIONAL  RETAINED
                         -------------------  PAID-IN    EARNINGS
                           SHARES    AMOUNT   CAPITAL   (DEFICIT)      TOTAL
                         ---------- -------- ---------- ----------  -----------
BALANCE, JANUARY 1,
 1994................... 16,358,414 $163,584 $      --  $ (187,636) $   (24,052)
  Net income............        --       --         --     130,054      130,054
                         ---------- -------- ---------- ----------  -----------
BALANCE, DECEMBER 31,
 1994................... 16,358,414  163,584        --     (57,582)     106,002
  Common stock
   issuance.............  4,208,400   42,084    119,604        --       161,688
  Net income............        --       --         --     948,665      948,665
                         ---------- -------- ---------- ----------  -----------
BALANCE, DECEMBER 31,
 1995................... 20,566,814  205,668    119,604    891,083    1,216,355
  Common stock
   issuance.............    400,000    4,000  7,926,833        --     7,930,833
  Net income............        --       --         --   2,423,672    2,423,672
                         ---------- -------- ---------- ----------  -----------
BALANCE, DECEMBER 31,
 1996................... 20,966,814 $209,668 $8,046,437 $3,314,755  $11,570,860
                         ========== ======== ========== ==========  ===========



          See notes to supplemental consolidated financial statements.

                     YURIE SYSTEMS, INC. AND SUBSIDIARIES

              SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                YEAR ENDED DECEMBER 31,
                                           -----------------------------------
                                             1994        1995         1996
                                           ---------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income............................... $ 130,054  $   948,665  $ 2,423,672
 Adjustments to reconcile net income to
  net cash provided by (used in) operating
  activities:
   Depreciation...........................    43,436       71,995      281,509
   Compensation due to stock issuance.....       --       162,023          --
   Deferred income taxes..................    22,315       42,680     (520,899)
 Changes in assets and liabilities:
   Accounts receivable....................  (137,943)  (1,063,214)  (3,755,240)
   Inventory..............................       --      (654,447)  (1,919,112)
   Prepaid expenses.......................   (10,665)       2,179     (401,364)
   Other assets...........................   (15,220)      (5,718)     (36,818)
   Accounts payable and other accrued
    expenses..............................    77,316      342,120    4,674,516
   Income taxes payable...................    19,220      412,839     (432,059)
   Due to/from stockholder................    50,601         (583)         --
   Unearned revenue.......................   275,437    3,724,563   (4,000,000)
   Accrued rent...........................    18,511        7,150      (10,729)
                                           ---------  -----------  -----------
 Net cash provided by (used in) operating
  activities..............................   473,062    3,990,252   (3,696,524)
                                           ---------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property and equipment.....  (245,931)    (467,882)  (1,919,312)
                                           ---------  -----------  -----------
 Net cash used in investing activities....  (245,931)    (467,882)  (1,919,312)
                                           ---------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Deferred offering costs................       --           --      (910,442)
   Capital Lease Obligations..............       --           --        38,210
   Proceeds from issuance of Data Labs
    preferred stock.......................       --        48,329    3,130,833
   Proceeds from issuance of common
    stock.................................       --           --     4,800,000
                                           ---------  -----------  -----------
 Net cash provided by financing
  activities..............................       --        48,329    7,058,601
                                           ---------  -----------  -----------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS..............................   227,131    3,570,699    1,442,765
CASH AND CASH EQUIVALENTS, BEGINNING OF
 YEAR.....................................     4,726      231,857    3,802,556
                                           ---------  -----------  -----------
CASH AND CASH EQUIVALENTS, END OF YEAR.... $ 231,857  $ 3,802,556  $ 5,245,321
                                           =========  ===========  ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
   Cash paid for income taxes............. $     --   $   119,166  $ 2,699,000
                                           =========  ===========  ===========

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:

  During 1995, the Company issued 4,208,400 shares of Common Stock that was recorded as compensation expense in the amount of $162,023.

  The Company has accrued deferred offering costs of $653,000 as of December 31, 1996.

  In 1996, Data Labs, Inc. entered into capital leases totaling $55,000 for equipment.

         See notes to supplemental consolidated financial statements.

                     YURIE SYSTEMS, INC. AND SUBSIDIARIES

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Yurie Systems, Inc. (formerly Integrated Systems Technology, Inc.) is a Delaware corporation that was incorporated in February 1992. The Company designs, manufactures, markets and services asynchronous transfer mode ("ATM") access products for telecommunications service providers, corporate end users and government end users. ATM is a standard for packaging and switching digital information that facilitates high speed information transmission with a high degree of efficiency.

  Basis of Presentation--The accompanying supplemental consolidated financial statements include the accounts of Yurie Systems, Inc. and its subsidiaries, including Data Labs, Inc. (the "Company"). All significant intercompany transactions have been eliminated. These supplemental consolidated financial statements have been restated to give retroactive effect to the merger with Data Labs, Inc. on December 1, 1997, in a transaction accounted for as a pooling of interests as if the merger had occurred at the beginning of fiscal 1994. (See note 13). These supplemental consolidated financial statements will become the historical financial statements of the Company when financial results for the year ended December 31, 1997 are issued.

  Revenue Recognition--For financial reporting purposes, the Company records revenue from product sales on the ship and bill method. Contract service revenue is primarily generated from cost-reimbursable contracts, including cost-plus-fixed-fee contracts, and is recorded on the basis of reimbursable costs plus a pro rata portion of the fee. A portion of the Company's service revenue is derived from various fixed-price contracts and is accounted for using the percentage-of-completion method. Losses on contracts, if any, are recorded when they become known. Contract costs for services supplied to the U.S. government, including indirect expenses, are subject to audit by the government's representatives. All revenue is recorded in amounts that are expected to be realized upon final settlement.

  Cash and Cash Equivalents--The Company considers all highly liquid temporary investments including those with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consist primarily of interest bearing accounts.

  Unbilled Receivables--Unbilled receivables include certain costs and a portion of the fee and expected profit which is billable upon completion of the contracts or the completion of certain tasks under terms of the contracts.

  Inventories--Inventory is stated at the lower of cost or market using the first-in, first-out method.

  Depreciation and Amortization--Property and equipment is recorded at cost. The cost of furniture and computer and office equipment is depreciated from the date of installation using the straight-line method over the estimated useful lives of the various classes of property, which range from three to seven years. The costs of software are amortized using the straight-line method over three years.

  Warranty Reserve--Estimated warranty costs are accrued at the time revenue is recognized and are charged to cost of revenues.

  Software Development Costs--Software development costs incurred for products to be sold are capitalized after technological feasibility has been established, which is consistent with the guidance under SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." As of December 31, 1996, all costs related to software development have been expensed as incurred.

  Deferred Offering Costs--Legal and other incremental costs associated with raising capital through an initial public offering are capitalized on the balance sheet. Such costs are subsequently netted against the proceeds of the stock offering to which they relate. Such costs would be written off to operations in the period in which the related offering is abandoned. There are no deferred costs included in the balance sheets at December 31, 1994 and 1995. Deferred offering cost at December 31, 1996 was $910,442.

                     YURIE SYSTEMS, INC. AND SUBSIDIARIES

  Income Taxes--The provision for income taxes includes Federal and state income taxes currently payable plus the net change during the year in the deferred tax liability or asset. The current or deferred tax consequences of all events that have been recognized in the financial statements are measured based on provisions of enacted tax law to determine the amount of taxes payable or refundable in future periods.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses in the financial statements and in the disclosures of contingent assets and liabilities. Actual results could differ from those estimates.

  Concentration of Credit Risk--Financial instruments that potentially subject the Company to concentration of credit risk principally consist of trade accounts receivable. The Company's largest commercial customer accounted for approximately 66% and 63% of gross accounts receivable at December 31, 1995 and 1996, respectively. In addition, other customers with balances in excess of 10% accounted for approximately 23% of gross accounts receivable as of December 31, 1995. There were no other customers with a balance in excess of 10% as of December 31, 1996. The Company performs ongoing credit evaluations of its customers, but generally does not require collateral to support customer receivables. Losses on uncollectible accounts have consistently been within management's expectations and have historically been minimal.

  Net Income (Loss) Per Share--Net income per common and common share equivalents at December 31, 1994, 1995 and 1996 were computed based upon the weighted average number of common and common share equivalents, outstanding during the period. Common share equivalents consist of stock options calculated using the treasury stock method. Retroactive restatement has been made for the forty-to-one stock split on January 3, 1995 and the two-to-one stock split on April 3, 1996. Primary and fully diluted earnings per share are the same. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock and options to purchase common stock issued within one year prior to the initial filing of the Registration Statement at prices below the assumed initial public offering price will be included as outstanding for all periods presented, using the treasury stock method.

  New Accounting Pronouncements--As of January 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for Impairment of Long-Lived Assets to be Disposed Of. The adoption had no effect on the financial position or the results of operations of the Company. SFAS No. 123, Accounting for Stock-Based Compensation, has been adopted by the Company as of December 31, 1996. However, the Company has not adopted the recognition and measurement provisions of SFAS No. 123 and therefore, will provide only the applicable disclosures. (See Note 11).

  Reclassifications--Certain prior year amounts have been reclassified to conform to the current year financial statement presentation.

2. LINE OF CREDIT

  From January 1, 1995 to June 28, 1996, the Company had a credit agreement with Commerce Bank, which provided for maximum borrowings of $100,000. At December 31, 1995, there were no borrowings under this agreement.

  On June 28, 1996, the Company entered into a revolving loan agreement with Commerce Bank, which provides for maximum borrowings of $3,000,000, based upon certain percentages of accounts receivable and inventory as borrowing bases. The interest varies from prime to prime plus 1% depending upon the amounts borrowed. At December 31, 1996, the prime rate was 8.25%. The agreement expires on May 31, 1997. At December 31, 1996, there were no borrowings under this agreement.

  In October 1996, Data Labs entered into a line of credit agreement for $400,000 that matures on April 5, 1998. The line of credit accrues interest at a rate of prime plus 1 1/2 percent. There were no borrowings outstanding at December 31, 1996.

                     YURIE SYSTEMS, INC. AND SUBSIDIARIES

3. ACCOUNTS RECEIVABLE--TRADE

  Trade accounts receivable consisted of the following:

                                                              DECEMBER 31,
                                                          ---------------------
                                                             1995       1996
                                                          ---------- ----------
     Billed.............................................. $  811,270 $4,174,343
     Unbilled............................................    424,022    764,863
                                                          ---------- ----------
       Total accounts receivable--trade.................. $1,235,292 $4,939,206
                                                          ========== ==========

4. INVENTORY

  Inventory consisted of the following:

                                                              DECEMBER 31,
                                                          ---------------------
                                                             1995       1996
                                                          ---------- ----------
     Raw materials....................................... $  246,291 $1,836,581
     Work-in-process.....................................    325,101    688,686
     Finished goods......................................     83,055     48,292
                                                          ---------- ----------
       Total inventory................................... $  654,447 $2,573,559
                                                          ========== ==========

5. ACCRUED LIABILITIES

  Accrued liabilities consisted of the following:

                                                              DECEMBER 31,
                                                          ---------------------
                                                             1995       1996
                                                          ---------- ----------
     Accrued salaries and employee benefits.............. $  292,811 $1,639,481
     Accrued sales and use tax...........................        --     272,784
     Warranty accrued....................................        --     544,306
     Deferred offering costs.............................        --     653,000
     Other accrued liabilities...........................        893    140,401
                                                          ---------- ----------
       Total accrued liabilities......................... $  293,704 $3,249,972
                                                          ========== ==========

6. UNEARNED REVENUE

  Unearned revenue at December 31, 1995 represents prepayment from AT&T for purchases of products which had not been delivered as of the end of the reporting period. All products had been delivered as of December 31, 1996.

7. INCOME TAXES

  The provision for income taxes is comprised of the following:

                                                      YEAR ENDED DECEMBER 31,
                                                    ---------------------------
                                                     1994     1995      1996
                                                    ------- -------- ----------
     Current....................................... $20,841 $533,724 $1,618,468
     Deferred......................................  22,315   40,961    (54,986)
                                                    ------- -------- ----------
       Total....................................... $43,156 $574,685 $1,563,482
                                                    ======= ======== ==========

                     YURIE SYSTEMS, INC. AND SUBSIDIARIES

  The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate as follows:

                                                      YEAR ENDED DECEMBER 31,
                                                      -------------------------
                                                       1994     1995     1996
                                                      -------  -------  -------
   Expected statutory amount.........................    34.0%    34.0%    34.0%
   Utilization of NOL carryforward...................    (6.3)     --       --
   Benefit of lower tax bracket......................    (6.3)     --       --
   State income taxes, net of federal tax............     4.6      4.6      4.6
   Other.............................................    (1.0)    (0.9)     0.6
                                                      -------  -------  -------
     Effective tax rate..............................    25.0%    37.7%    39.2%
                                                      =======  =======  =======

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes and the impact of available net operating loss carryforwards.

  The tax effect of significant temporary differences, which comprise the deferred tax assets and liabilities are as follows:

                                                          DECEMBER 31,
                                                   ----------------------------
                                                     1994      1995      1996
                                                   --------  --------  --------
   Deferred tax assets:
     Accrued salaries and employee benefits....... $ 28,621  $    --   $    --
     Warranty reserve.............................      --        --    210,210
     Uniform capitalization.......................      --        --     19,310
     Deferred rent................................    7,149     9,987     5,767
     Valuation allowance reversal.................      --        --    465,913
                                                   --------  --------  --------
       Total deferred tax assets..................   35,770     9,987   701,200
   Deferred tax liabilities:
     Depreciation.................................   18,768    25,685    19,310
     Unbilled receivables.........................   39,317    49,297   225,986
                                                   --------  --------  --------
       Total gross deferred tax liabilities.......   58,085    74,982   245,296
                                                   --------  --------  --------
       Net deferred tax (liabilities)/assets...... $(22,315) $(64,995) $455,904
                                                   ========  ========  ========

8. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

    Cash and Cash Equivalents--The carrying amounts reported in the balance sheets for cash and cash equivalents approximates fair value.

    Accounts Receivable and Accounts Payable--The carrying amounts reported in the balance sheets for accounts receivable and accounts payable approximate fair value.

9. COMMITMENTS

  Lease Obligations--The Company currently leases two facilities in Lanham, Maryland, which leases expire in 1998 and 1999. The Company is accounting for the costs of these leases by recognizing rent expense on a straight-line basis over the lease term. Each lease contains an escalation clause, one related

                     YURIE SYSTEMS, INC. AND SUBSIDIARIES
to increases in the Consumer Price Index and one providing a fixed 3% annual increase. Both provide options for extension and one provides an option for expansion. Data Lab, Inc. is also obligated under an operating lease for space in Gaithersburg, Maryland and capital lease obligations for equipment. The lease terms expire in March 1999 and May 2000, respectively. The following is a composite schedule, by year, of minimum rental payments as of December 31, 1996:

     YEAR ENDING DECEMBER 31,                                          AMOUNT
     ------------------------                                        ----------
       1997......................................................... $  509,476
       1998.........................................................    384,567
       1999.........................................................    208,809
       2000.........................................................      4,970
                                                                     ----------
         Total minimum lease payments............................... $1,107,822
                                                                     ==========

  Rental expense for the years ended December 31, 1994, 1995 and 1996, was $49,800, $149,204, and $320,897, respectively.

  Employment Agreements--The Company has employment agreements with two of its executive officers. The agreements provide for a minimum salary level as well as for bonuses which are determined by the Board of Directors. Each of the employment agreements is for a one-year term that renews automatically unless terminated by either party.

10. PENSION PLAN

  Until December 31, 1995, the Company had an employee pension plan, which was administered as a self-employment plan under Internal Revenue Service regulations. It was Company policy to contribute annually an amount equal to 15% of qualified employees' salaries. Pension expense for the years ended December 31, 1994, and 1995 was $38,119 and $93,557, respectively. The investment options were employee directed. All employees are fully vested at the end of one year of consecutive service.

  Effective January 1, 1996, the plan is administered as a 401(k) profit sharing plan that covers substantially all full time employees. Employees are eligible to participate upon completion of one year of service and may contribute up to 10% of their annual compensation not to exceed certain statutory limitations. Eligible employees vest in employer contributions and investment earnings thereon in 20% increments over a five year period. Pension expense for the year ended December 31, 1996 totaled $37,661.

11. STOCKHOLDERS' EQUITY

  On January 3, 1995, the Board of Directors approved a stock split in the ratio of forty-to-one that increased the number of shares, all held at that time by the President of the Company, from 200,000 to 8,000,000.

  On May 22, 1995, the Company issued 4,000,000 shares of Common Stock to Kwok Li as compensation for his services in connection with the development of the LDR100. Also on May 22, 1995, and June 14, 1995 the Company issued 202,400 and 6,000 shares of Common Stock, respectively, to several employees as compensation for their services to the Company. The Company recorded these grants at $.077 per share, the then current fair value of the Common Stock based on an independent appraisal conducted as of May 22, 1995.

  On April 3, 1996, the Board of Directors recommended, and the shareholders approved, a two-for-one stock split on outstanding shares of common stock as well as options outstanding. At the same time, the option price per share was reduced by 50%.

                     YURIE SYSTEMS, INC. AND SUBSIDIARIES

  The Company's Board of Directors approved a nonstatutory stock option plan effective January 31, 1996, for which 395,800 shares of stock were approved to be issued. On April 2, 1996, the Board of Directors recommended the stock option plan be amended to increase the number of shares available under the Plan to 1,250,000. This increase and the two-for-one stock split approved by the shareholders on April 3, 1996, increased the number of shares available under the plan to 2,500,000. Subsequently, on July 17, 1996, the Board of Directors recommended and the shareholders approved another increase of 700,000 shares, bringing the total number of shares available under the plan to 3,200,000. The exercise price per share was determined based upon estimated fair value on the date of grant. Options are generally exercisable over a four year period and expire ten years after the date of the grant.

  A summary of stock option activity, described above, under the stock option plan is as follows:

                                                                      NUMBER OF
                                                                       SHARES
                                                                      ---------
     Outstanding, January 1, 1996....................................       --
     Granted:
       At exercise price of $.52 per share........................... 2,103,442
       At exercise price of $2.70 per share..........................   841,100
       At exercise price of $3.41 per share..........................    24,510
       At exercise price of $9.00 per share..........................   251,380
       At exercise price of $12.00 per share.........................    17,000
                                                                      ---------
     Total Granted................................................... 3,237,188
     Exercised.......................................................      (244)
                                                                      ---------
     Outstanding, December 31, 1996.................................. 3,237,188
                                                                      =========
     Exercisable options at December 31, 1996........................   281,969
                                                                      =========

  The Company accounts for its stock-based compensation plans under APB No.
25. No compensation expense has been recognized in connection with the options, as all options have been granted with an exercise price equal to the fair value of the Company's common stock on the date of grant. The Company adopted SFAS No. 123 for disclosure purposes in 1996. For SFAS No. 123 purposes, the fair value of each option grant has been estimated as of the date of grant using the Black Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 5.96%, expected life of three years, dividend rate of zero percent, and expected volatility of 68.30%. Using these assumptions, the fair value of the stock options granted in 1996 is $2,959,222, which would be amortized as compensation expense over the vesting period of the options. The options generally vest equally over four years. Had compensation expense been determined consistent with SFAS No. 123, utilizing the assumptions detailed above, the Company's net income and earnings per share for the year ended December 31, 1996 would have been reduced to the following pro forma amounts:

                                                                        1996
                                                                     ----------
     Net Income:
       As Reported.................................................. $2,423,672
       Pro forma.................................................... $2,260,792
     Net income per common share:
       As Reported..................................................      $0.11
       Pro forma....................................................      $0.10

  The resulting pro forma compensation cost may not be representative of that expected in future years.

                     YURIE SYSTEMS, INC. AND SUBSIDIARIES

  On November 7, 1996, the Amerindo Technology Growth Fund Inc. (Amerindo) acquired 400,000 shares of common stock of the Company for a purchase price of $12.00 per share. In addition, Amerindo acquired 600,000 shares from officers of the Company for $12.00 per share. Pursuant to the stock purchase agreement, the Company granted Amerindo certain registration rights that begin one year after the date of the effective date of a registration statement relating to an initial public offering effected by the Company (or February 5, 1998).

12. SIGNIFICANT CUSTOMER

  For the years ended December 31, 1994, 1995 and 1996, approximately 46.7%, 64.9% and 87%, respectively, of total revenues were generated from sales through or to one customer, AT&T. Included in Other Revenue in the Statement of Operations for the years ended December 31, 1995 and 1996 are fees of $1,108,333 and $391,667, respectively, earned under an agreement entered into in August 1995 that granted AT&T certain rights to market and sell products of the Company.

  Under an amendment to this agreement, AT&T committed to purchase at least $6,500,000, $10,000,000 and $10,000,000 of product in 1996, 1997 and 1998, respectively.

13. SUBSEQUENT EVENTS

  On February 5, 1997, the Company completed its initial public offering and sold an aggregate of 4,000,000 shares of Common Stock at $12.00 per share, resulting in net proceeds of $44,640,000, after deducting underwriting discounts.

  On December 1, 1997, the Company issued 358,414 shares of its common stock for all of the outstanding common stock of Data Lab, Inc. The merger has been accounted for as a pooling of interests, and accordingly, the Company's financial statements have been restated to include the accounts and operations of Data Lab, Inc.

                     YURIE SYSTEMS, INC. AND SUBSIDIARIES

SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS AS OF SEPTEMBER 30, 1997 AND DECEMBER
                                   31, 1996
                                  (UNAUDITED)

                                                     SEPTEMBER 30, DECEMBER 31,
                                                         1997          1996
                                                     ------------- ------------
                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.........................  $23,084,690  $ 5,245,321
  Restricted cash...................................    1,000,000          --
  Short term investments............................   21,883,297          --
  Accounts receivable(1)............................   10,099,691    4,993,360
  Interest receivable...............................      302,483          --
  Inventory.........................................    4,973,292    2,573,559
  Deferred offering costs...........................          --       910,442
  Deferred income taxes.............................    2,183,808      475,214
  Prepaid expenses..................................      414,407      410,200
                                                      -----------  -----------
    Total current assets............................   63,941,668   14,608,096
PROPERTY AND EQUIPMENT, net.........................    6,286,737    2,241,271
OTHER ASSETS........................................      145,546       57,756
                                                      -----------  -----------
  TOTAL ASSETS......................................  $70,373,951  $16,907,123
                                                      ===========  ===========
        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..................................  $ 2,637,666  $ 2,013,839
  Accrued liabilities...............................    5,535,926    3,249,972
  Unearned revenue..................................       41,250          --
  Income taxes payable..............................      300,000          --
                                                      -----------  -----------
    Total current liabilities.......................    8,514,842    5,263,811
ACCRUED RENT........................................      390,621       14,932
DEFERRED INCOME TAXES...............................      326,463       19,310
CAPITAL LEASE OBLIGATION............................       25,745       38,210
STOCKHOLDERS' EQUITY:
  Preferred Stock, par value $.01, authorized
   10,000,000 shares, none issued...................
  Common Stock, par value $.01; 50,000,000 shares
   authorized; issued and outstanding, 25,268,390
   shares at September 30, 1997 and 20,966,814
   shares at December 31, 1996......................      252,684      209,668
  Treasury Stock, 15,950 shares outstanding at
   September 30, 1997...............................     (461,166)         --
  Additional paid-in capital........................   54,228,930    8,046,437
  Retained earnings.................................    7,095,832    3,314,755
                                                      -----------  -----------
    Total stockholders' equity......................   61,116,280   11,570,860
                                                      -----------  -----------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY......  $70,373,951  $16,907,123
                                                      ===========  ===========

--------
(1) Accounts receivable includes amounts from related parties of $1,051,460 at September 30, 1997 (unaudited).

         See notes to supplemental consolidated financial statements.

                      YURIE SYSTEMS, INC. AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS
                      FOR THE THREE AND NINE MONTHS ENDED

                          SEPTEMBER 30, 1997 AND 1996
                                  (UNAUDITED)

                                  THREE MONTHS ENDED      NINE MONTHS ENDED
                                    SEPTEMBER 30,           SEPTEMBER 30,
                                ---------------------- -----------------------
                                   1997        1996       1997        1996
                                ----------- ---------- ----------- -----------
REVENUE:
  Product revenue.............. $13,083,829 $5,632,023 $30,532,134 $13,024,246
  Service revenue..............   1,034,844    613,513   2,913,927   1,659,874
  Other revenue................         --         --          --      391,667
                                ----------- ---------- ----------- -----------
    Total revenue(1)...........  14,118,673  6,245,536  33,446,061  15,075,787
COSTS OF REVENUE:
  Cost of product revenue......   4,651,165  2,178,989  10,989,750   4,536,284
  Cost of service revenue......     783,547    372,045   2,152,620   1,113,991
                                ----------- ---------- ----------- -----------
    Total costs of revenue.....   5,434,712  2,551,034  13,142,370   5,650,275
                                ----------- ---------- ----------- -----------
GROSS PROFIT...................   8,683,961  3,694,502  20,303,691   9,425,512
OPERATING EXPENSES:
  Research and development.....   2,317,243  1,141,668   6,107,262   2,703,332
  Sales and marketing..........   1,707,316    547,604   4,436,777     920,354
  General and administrative...   2,136,999    970,745   4,727,935   1,954,854
                                ----------- ---------- ----------- -----------
    Total operating expenses...   6,161,558  2,660,017  15,271,974   5,578,540
                                ----------- ---------- ----------- -----------
INCOME FROM OPERATIONS.........   2,522,403  1,034,485   5,031,717   3,846,972
  Other income.................     402,155      9,099   1,159,453      66,741
                                ----------- ---------- ----------- -----------
INCOME BEFORE INCOME TAX
 PROVISION.....................   2,924,558  1,043,584   6,191,170   3,913,713
  Provision for income taxes...   1,135,519    419,606   2,410,093   1,572,002
                                ----------- ---------- ----------- -----------
    NET INCOME................. $ 1,789,039 $  623,978 $ 3,781,077 $ 2,341,711
                                =========== ========== =========== ===========
NET INCOME PER COMMON SHARE.... $      0.06 $     0.03 $      0.14 $      0.11
                                =========== ========== =========== ===========
WEIGHTED AVERAGE SHARES
 OUTSTANDING...................  27,689,070 22,104,813  26,718,836  22,099,764
                                =========== ========== =========== ===========

--------
(1) Revenue includes amounts from related parties of $7,172,832 and $11,991,002 for the three and nine months ended September 30, 1997, respectively (unaudited).

          See notes to supplemental consolidated financial statements.

                      YURIE SYSTEMS, INC. AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                         FOR THE THREE AND NINE MONTHS

                       ENDED SEPTEMBER 30, 1997 AND 1996
                                  (UNAUDITED)

                              THREE MONTHS ENDED        NINE MONTHS ENDED
                                SEPTEMBER 30,             SEPTEMBER 30,
                            -----------------------  -------------------------
                               1997         1996         1997         1996
                            -----------  ----------  ------------  -----------
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net income................ $ 1,789,039  $  623,978  $  3,781,077  $ 2,341,711
 Adjustments to reconcile
  net income to net cash
  provided by (used in)
  operating activities:
   Depreciation............     376,695      76,305       784,787      176,183
   Compensation due to
    stock issuance.........         --          --        120,500          --
   Deferred income taxes...    (280,649)   (147,929)   (1,401,441)      21,504
 Changes in assets and
  liabilities:
   Accounts receivable.....  (1,189,183)  1,899,451    (5,106,331)    (495,056)
   Restricted cash.........  (1,000,000)        --     (1,000,000)         --
   Interest receivable.....     105,132         --       (302,483)         --
   Advances................     740,477         --            --           --
   Inventory...............    (723,742)   (657,861)   (2,399,733)    (621,890)
   Prepaid expenses........     (12,262)   (136,343)       (4,207)    (203,918)
   Other assets............      (9,084)     (5,644)      (87,790)     (31,784)
   Accounts payable........     780,503   1,121,514       623,827    2,022,117
   Accrued expenses........   2,162,106     983,354     2,285,954    1,608,797
   Income taxes payable....   1,116,256    (118,031)    1,857,784     (238,920)
   Unearned revenue........      41,250   2,004,235        41,250   (1,153,765)
   Accrued rent............     291,868      (3,576)      375,689       (8,047)
                            -----------  ----------  ------------  -----------
 Net cash provided by (used
  in) operating
  activities...............   4,188,400   5,639,453      (431,117)   3,416,932
                            -----------  ----------  ------------  -----------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
   Short term investments..  (9,002,185)        --    (21,883,297)         --
   Purchase of property and
    equipment..............  (1,856,056)   (280,632)    4,830,254     (859,940)
                            -----------  ----------  ------------  -----------
 Net cash used in investing
  activities...............  10,858,241    (280,632)  (26,713,551)    (859,940)
                            -----------  ----------  ------------  -----------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
   Loan for equipment......     100,000         --        (12,465)         --
   Capital lease
    obligations............      (4,155)        --        300,000          --
   Net proceeds from
    issuance of common
    stock..................    (126,791)   (146,815)   44,696,502    2,984,018
                            -----------  ----------  ------------  -----------
 Net cash provided by (used
  in) financing
  activities...............     (30,946)   (146,815)   44,984,037    2,984,018
                            -----------  ----------  ------------  -----------
NET INCREASE (DECREASE) IN
 CASH AND CASH
 EQUIVALENTS...............  (6,700,781)  5,212,006    17,839,369    5,541,010
CASH AND CASH EQUIVALENTS,
 BEGINNING OF PERIOD.......  29,785,471   4,131,560     5,245,321    3,802,556
                            -----------  ----------  ------------  -----------
CASH AND CASH EQUIVALENTS,
 END OF PERIOD............. $23,084,690  $9,343,566  $ 23,084,690  $ 9,343,566
                            ===========  ==========  ============  ===========
SUPPLEMENTAL DISCLOSURE OF
 CASH FLOW INFORMATION:
   Cash paid for income
    taxes.................. $   600,000  $  855,000  $  2,075,450  $ 2,296,000
                            ===========  ==========  ============  ===========

          See notes to supplemental consolidated financial statements.

                     YURIE SYSTEMS, INC. AND SUBSIDIARIES

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1--DESCRIPTION OF BUSINESS

  Yurie Systems, Inc. (the "Company") is a Delaware corporation that was incorporated in February 1992. The Company designs, manufactures, markets and services asynchronous transfer mode ("ATM") access products for telecommunications service providers, Internet service providers, corporate end users and government end users. ATM is a standard for packaging and switching digital information that facilitates high speed information transmission with a high degree of efficiency.

NOTE 2--BASIS OF PRESENTATION

  The accompanying unaudited interim financial statements have been prepared in accordance with Regulation S-X pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information not misleading.

  In the opinion of management, the unaudited condensed financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the financial position as of September 30, 1997, the results of operations for the three and nine month periods ended September 30, 1997 and 1996, and the cash flows for the three and nine month periods ended September 30, 1997 and 1996. These financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

NOTE 3--SHORT TERM INVESTMENTS

  The Company's short term investments at September 30, 1997 are classified as held-to-maturity because the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost, adjusted for amortization of premiums and accretion of discounts to maturity.

NOTE 4--ACCOUNTS RECEIVABLE

  Accounts receivable consisted of the following:

                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1997          1996
                                                      ------------- ------------
     Billed..........................................  $ 9,936,021   $4,174,343
     Unbilled........................................      407,331      764,863
     Other...........................................       13,239       54,154
     Allowance for doubtful accounts.................     (256,900)         --
                                                       -----------   ----------
       Total accounts receivable.....................  $10,099,691   $4,993,360
                                                       ===========   ==========

NOTE 5--INVENTORY

  Inventory consisted of the following:

                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1997          1996
                                                      ------------- ------------
     Raw materials...................................  $ 2,058,719   $1,836,581
     Work-in-process.................................    1,324,768      688,686
     Finished goods..................................    1,589,805       48,292
                                                       -----------   ----------
       Total inventory...............................  $ 4,973,292   $2,573,559
                                                       ===========   ==========

                     YURIE SYSTEMS, INC. AND SUBSIDIARIES

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 6--ACCRUED LIABILITIES

  Accrued liabilities consisted of the following:

                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1997          1996
                                                      ------------- ------------
     Accrued salaries and employee benefits..........  $2,607,379    $1,639,481
     Accrued sales and use tax.......................     418,747       272,784
     Warranty accrual................................   1,819,620       544,306
     Deferred offering costs.........................         --        653,000
     Other accrued liabilities.......................     690,180       140,401
                                                       ----------    ----------
       Total accrued liabilities.....................  $5,535,926    $3,249,972
                                                       ==========    ==========

NOTE 7--COMMITMENTS

  On May 1, 1997, the Company entered into a lease for approximately 137,000 rentable square feet. This facility is being used as the Company's principal offices. The lease commenced on June 1, 1997 and expires on November 30, 2004. Rental payments begin on December 1, 1997, with the monthly rent being recorded on a straight line basis over the life of the lease.

NOTE 8--RELATED PARTY TRANSACTIONS

  In March 1997, one of the Company's officers became a majority shareholder in and the acting Chairman of the Board of SplitRock Services, Inc. ("Splitrock"), a corporation that provides communications services specifically configured to meet the needs of large network users. Yurie had product sales to this company totaling $6,645,840 and $11,464,010 during the three and nine months ended September 30, 1997, respectively. In addition, during the third quarter of this year, Yurie generated service revenue totaling $526,992 from Splitrock. At September 30, 1997, accounts receivable from this company totaled $1,051,460.

NOTE 9--EARNINGS PER SHARE

  In March 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (EPS) which simplifies the standards for computing EPS previously found in APB Opinion No. 15 and makes them comparable to international EPS standards. The Statement is effective for financial statements issued for periods ending after December 15, 1997. Had the following statement been effective for the three and nine months ended September 30, 1997 and 1996, earnings per share would have been presented as follows:

                                                   THREE MONTHS   NINE MONTHS
                                                       ENDED         ENDED
                                                   SEPTEMBER 30, SEPTEMBER 30,
                                                   ------------- -------------
                                                    1997   1996   1997   1996
                                                   ------ ------ ------ ------
     Earnings per common share.................... $  .07 $  .03 $  .15 $  .11
                                                   ====== ====== ====== ======
     Earnings per common share--assuming
      dilution.................................... $  .07 $  .03 $  .14 $  .11
                                                   ====== ====== ====== ======

NOTE 10--INITIAL PUBLIC OFFERING

  On February 5, 1997, the Company completed its initial public offering and sold an aggregate of 4,000,000 shares of Common Stock at $12.00 per share, resulting in net proceeds of $44,640,000 after

                     YURIE SYSTEMS, INC. AND SUBSIDIARIES

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

deducting underwriting discounts. Other deferred offering costs related to the initial public offering totaling $1,403,863 as of September 30, 1997 have been netted against paid-in capital.

NOTE 11--SUBSEQUENT EVENT

  On December 1, 1997, the Company issued 358,414 shares of its common stock for all of the outstanding common stock of Data Lab, Inc. The merger has been accounted for as a pooling-of-interests, and accordingly, the Company's financial statements have been restated to include the accounts and operations of Data Labs, Inc.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PRO-SPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEI-THER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                 -------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   2
Risk Factors.............................................................   6
Use of Proceeds..........................................................  14
Price Range of Common Stock..............................................  14
Dividend Policy..........................................................  14
Capitalization...........................................................  15
Selected Financial Data..................................................  16
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  17
Business.................................................................  28
Management...............................................................  41
Certain Transactions.....................................................  50
Principal and Selling Stockholders.......................................  51
Plan of Distribution.....................................................  53
Description of Capital Stock.............................................  55
Shares Eligible For Future Sale..........................................  58
Legal Matters............................................................  58
Experts..................................................................  58
Available Information....................................................  59
Index to Financial Statements............................................ F-1

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                                2,155,366 Shares

                     [LOGO OF YURIE SYSTEMS APPEARS HERE]

                                  Common Stock

                               -----------------

                                   PROSPECTUS

                               -----------------

                             February 13, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  Estimated expenses payable by the Company in connection with the sale of the Common Stock offered hereby are as follows:

   Registration fee.................................................. $2,109.22
   Printing and engraving expenses...................................  7,000.00
   Legal fees and expenses........................................... 25,000.00
   Accounting fees and expenses......................................  9,500.00
   Transfer agent and registrar fees and expenses....................    500.00
   Miscellaneous.....................................................    390.78
                                                                      ---------
     Total........................................................... 44,500.00
                                                                      =========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company's Certificate and Bylaws provide that the Company shall indemnify to the fullest extent authorized by the DGCL, each person who is involved in any litigation or other proceeding because such person is or was a director or officer of the Company or is or was serving as an officer or director of another entity at the request of the Company, against all expense, loss or liability reasonably incurred or suffered in connection therewith. The Certificate and Bylaws provide that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition; provided, however, that such advance payment will only be made upon delivery to the Company of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification. If the Company does not pay a proper claim for indemnification in full within 60 days after a written claim for such indemnification is received by the Company, the Certificate of Incorporation and Bylaws authorize the claimant to bring an action against the Company and prescribe what constitutes a defense to such action.

  Section 145 of the DGCL permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reason to believe his conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be made only for expenses, actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

  Pursuant to Section 102(b)(7) of the DGCL, Article EIGHT of the Company's Certificate eliminates the liability of a director to the corporation or its stockholders for monetary damages for such breach of fiduciary duty as a director, except for liabilities arising (i) from any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) from any transaction from which the director derived an improper personal benefit.

  The Company has obtained primary and excess insurance policies insuring the directors and officers of the Company against certain liabilities that they may incur in their capacity as directors and officers. Under such policies, the insurers, on behalf of the Company, may also pay amounts for which the Company has granted indemnification to the directors or officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  In the three years preceding the filing of this registration statement, the Company has issued shares of common stock in the following transactions, each of which was intended to be exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereunder. The shares in each of the following transactions are presented as adjusted for a 2:1 stock split which the Company effected on April 3, 1996.

  On May 22, 1995, the Company issued 4,000,000 shares of common stock to Kwok Li as compensation.

  On May 22, 1995, the Company issued 200 shares of common stock to each of the following persons as compensation: Joseph Aviles, Jr., David Brooks, Kawaldeep Chadha, John Randy Crout, William Flynn, Lawrence Foster, Erin Holiday, Yvonne Julien, Cynthia Kim, William Marshall, Arthur Mobley and Patrick O'Connor.

  On May 22, 1995, the Company issued 200,000 shares of common stock to Yung Lung Ho as compensation.

  On June 14, 1995, the Company issued 4,000 shares of common stock to Arthur Mobley as compensation.

  On June 14, 1995, the Company issued 2,000 shares of common stock to David Brooks as compensation.

  In addition, on November 6, 1996, Amerindo acquired 400,000 shares of common stock from the Company for $4.8 million.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
  (a) Exhibits:

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
  2.1**  Agreement and Plan of Merger by and among Yurie Systems Inc., Nicole
         Acquisition Corporation and Data Labs, Inc., dated December 1, 1997
         (Schedules not included pursuant to Rule 601(b)(2) of Regulation S-K).
  3.1*   Amended and Restated Certificate of Incorporation of Yurie Systems,
         Inc. (filed as Exhibit 3.1 to the Company's Registration Statement on
         Form S-1, filed on November 7, 1996, as amended, No. 333-15759 (the
         "November 1996 Form S-1")).
  3.2*   Amended and Restated Bylaws of Yurie Systems, Inc. (filed as Exhibit
         3.2 to the Company's Quarterly Report on Form 10-Q for the Quarter
         Ended March 31, 1997 (the "March 31, 1997 Form 10-Q")).
  4.1*   Specimen Certificate representing the Common Stock (filed as Exhibit
         4.1 to the November 1996 Form S-1).
  4.2**  Registration Rights Agreement by and among Yurie Systems, Inc. and the shareholders of Data Labs, Inc., dated as of December 1, 1997.
  5.1**  Opinion of Fried, Frank, Harris, Shriver & Jacobson as to legality of the securities registered hereunder.
 10.1*   Yurie Systems, Inc. Amended and Restated 1996 Non Statutory Stock
         Option Plan, as amended June 30, 1997.
 10.2*   Jeong H. Kim Employment Agreement, dated as of July 31, 1996 (filed as
         Exhibit 10.3 to the November 1996 Form S-1).
 10.3*   Kwok Li Employment Agreement, dated as of July 31, 1996 (filed as
         Exhibit 10.4 to the November 1996 Form S-1).
 10.4*   Amendment to Kwok Li Employment Agreement, dated as of June 27, 1997.
 10.5*   Registration Rights Agreement between Yurie Systems, Inc. and Jeong H.
         Kim, dated as of July 31, 1996 (filed as Exhibit 10.5 to the November
         1996 Form S-1).
 10.6*   Registration Rights Agreement between Yurie Systems, Inc. and Kwok L.
         Li, dated as of July 31, 1996 (filed as Exhibit 10.6 to the November
         1996 Form S-1).
 10.7*   Registration Rights Agreement between Yurie Systems, Inc. and Kenneth
         D. Brody, dated as of July 1, 1996 (filed as Exhibit 10.7 to the
         November 1996 Form S-1).
 10.8*   Equity Incentive Agreement between Yurie Systems, Inc., Jeong H. Kim and Kenneth D. Brody, dated as of July 1, 1996 (filed as Exhibit 10.8 to the November 1996 Form S-1).
 10.9*   Agreement of Lease between Digital Equipment Corporation and Yurie
         Systems, Inc., dated as of April 18, 1997 (filed as Exhibit 10.9 to the March 31, 1997 Form 10-Q).
 10.10*  Amended and Restated Agreement between AT&T Corp. Government
         Markets/Defense Markets and Yurie Systems, Inc., dated as of December
         4, 1996, and as amended on November 3, 1997 (see Exhibit 10.17 for addendum) (filed as Exhibit 10.10 to the November 1996 Form S-1).
 10.11*  Stock Purchase Agreement between Yurie Systems, Inc. and Amerindo
         Technology Growth Fund, Inc., dated October 31, 1996 (filed as Exhibit
         10.11 to the November 1996 Form S-1).
 10.12*  Yurie Systems, Inc. Employee Stock Purchase Plan (filed as Exhibit
         10.12 to the November 1996 Form S-1).
 10.13*  Yurie Systems, Inc. 401(k) Savings Plan (filed as Exhibit 10.13 to the
         November 1996 Form S-1).
 10.14*  Harry J. Carr Employment Agreement, dated as of April 30, 1997 (filed as Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the
         Quarter Ended June 30, 1997 (the "June 30, 1997 Form 10-Q").
 10.15*  Harry J. Carr Stock Option Agreement, dated as of April 30, 1997
         (filed as Exhibit 10.2 to the June 30, 1997 Form 10-Q).
 10.16*  Purchase Agreement between Yurie Systems, Inc. and Splitrock Services,
         Inc., dated as of July 1, 1997 (filed as Exhibit 10.3 to the June 30,
         1997 Form 10-Q).
 10.17*  AT&T Yurie Addendum dated as of November 3, 1997.
 11.1*   Statement re computation of earnings per share (filed as Exhibit 11.1 to the September 30, 1997 Form 10-Q).

 EXHIBIT
 NUMBER                       DESCRIPTION
 -------                      -----------
 23.1    Consent of Deloitte & Touche, LLP.
 23.2    Consent of Arthur Andersen, LLP.
 23.3**  Consent of Fried, Frank, Harris, Shriver & Jacobson.
 24.1**  Power of Attorney (included on signature page).

--------
 * Incorporated herein by reference.

** Previously filed.

  (b) Financial Statement Schedules:

  All other schedules are omitted because they are not required, are not applicable or the information is included in the consolidated financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the established maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL THE REQUIREMENTS FOR FILINGS ON FORM S-1 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN LANDOVER, MARYLAND ON FEBRUARY 13, 1998.

                                          Yurie Systems, Inc.

                                                     /s/ Jeong H. Kim
                                          By: _________________________________
                                            JEONG H. KIM CHAIRMAN OF THE BOARD
                                                AND CHIEF EXECUTIVE OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THIS 13 DAY OF FEBRUARY, 1998.

              SIGNATURE                         TITLE                DATE

                                        Chairman of the
               *                         Board and Chief
-------------------------------------    Executive Officer
            JEONG H. KIM

                                        Vice Chairman of the
               *                         Board and Chief
-------------------------------------    Technical Officer
             KWOK L. LI

                                        President, Chief
               *                         Operating Officer,
-------------------------------------    and a Director
            HARRY J. CARR

                                        Senior Vice
               *                         President, Sales
-------------------------------------    and Marketing and a
         BARTON Y. SHIGEMURA             Director

                                        Chief Financial
               *                         Officer and
-------------------------------------    Treasurer (also
          HARRY J. D'ANDREA              serves as Chief
                                         Accounting Officer)

                                        Director
               *
-------------------------------------
          R. JAMES WOOLSEY

                                        Director
               *
-------------------------------------
            HERBERT RABIN

                                        Director
               *
-------------------------------------
          KENNETH D. BRODY

                                        Director
               *
-------------------------------------
          WILLIAM J. PERRY

*By:     /s/ Jeong H. Kim               Attorney-in-Fact